As filed with the U.S. Securities and Exchange Commission on October 23, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALLON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	82-4369909 (I.R.S. Employer Identification Number)

Two Logan Square
100 N. 18th Street
Suite 300
Philadelphia, PA 19103
(267) 207-3606
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Baker
Chief Executive Officer
Vallon Pharmaceuticals, Inc.
100 N. 18th Street, Suite 300
Philadelphia, PA 19103
(267) 207-3606
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Faith L. Charles, Esq. Jennifer A. Val, Esq. Kaoru C. Suzuki, Esq. Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, NY 10017-4611 (212) 344-5680	Barry I. Grossman, Esq. Sarah Williams, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(3)	Amount of Registration Fee
Common Stock, par value $0.0001 per share(2)	$17,250,000	$1,881.98

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the aggregate offering price of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER 23, 2020
         Shares
Common Stock
Vallon Pharmaceuticals, Inc.

This is a firm commitment initial public offering of shares of common stock of Vallon Pharmaceuticals, Inc. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be between $       and $       per share.
We intend to apply to list our common stock on                   under the symbol “     .”
We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)
Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 125 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to        additional shares of common stock solely to cover over-allotment, if any.
The underwriters expect to deliver the shares to purchasers on or about            , 2020.
ThinkEquity
a division of Fordham Financial Management, Inc.
The date of this prospectus is            , 2020

Vallon Pharma

Our first drug candidate, ADAIR, is an abuse-deterrent formulation of Adderall®
pursuing the **505(b)(2) Regulatory Pathway** for both ADHD and Narcolepsy indications

DEVELOPMENT ADVANTAGES

Low Risk
Patented reformulation of a drug used for over 50 years

Low Cost
Requires fewer studies; estimated $15 M to fund to ADAIR NDA filing

Fast to Market
NDA could be filed in <18 months

High Value
Targets a large segment of a $10 billion market w/limited competition

PERSCRIPTION STIMULANT ABUSE IS A LARGE, GROWING PROBLEM
5 Million
adolescents and adults misuse prescription stimulants annually
Immediate release stimulants are
2 - 4 Times More
likely to be abused or misused than extended release formulations
40% of People
who abuse or misuse stimulants, report snorting them

SIGNIFICANT MARKET OPPORTUNITY

1. There are no abuse-deterrent immediate release stimulants
2. ADAIR is designed to limit snorting and injecting, the most serious routes of abuse
3. Strong revenue potential assuming conservative market penetration
4. Abuse-deterrent technology is a platform technology for use with other drugs

OUR PIPELINE

PROGRAM	INDICATION	MARKETS	FORMULATION	PRE-CLINICAL	CLINICAL	NDA SUBMISSION
ADAIR Abuse-Deterrent Dextroamphetamine IR	ADHD	U.S.	Pursuing 505(b)(2) regulatory pathway[1]			
ADAIR Abuse-Deterrent Dextroamphetamine IR	Narcolepsy	U.S.	Pursuing 505(b)(2) regulatory pathway[1]			
ADAIR Abuse-Deterrent Dextroamphetamine IR	ADHD	EUROPE			MEDICE Partnered with MEDICE, #1 ADHD company in Europe	
ADMIR Abuse-Deterrent Methylphenidate IR	ADHD	GLOBAL				

[1] ADAIR is being developed using the 505(b)(2) regulatory pathway, as described in more detail in this prospectus. See "Business—Section 505(b)(2) Pathway." Only one additional clinical study, a definitive human abuse study, is expected to be required before filing the NDA. The NDA filing for ADAIR will cover both ADHD and Narcolepsy indications.

We are responsible for the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information other than that in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of, and the underwriters have not taken responsibility for and can provide no assurance as to the reliability of, any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.
This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. See “Market, Industry and Other Data” beginning on page 51 of this prospectus for a discussion of the market, industry and other data included in this prospectus.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made by and for the parties to such agreement as of specific dates. Those representations, warranties and covenants may be subject to exceptions and qualifications contained in separate disclosure schedules, may represent the parties' risk allocation in the particular transaction, or may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes.
Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

PROSPECTUS SUMMARY
This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read this entire prospectus carefully, especially the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Market, Industry and Other Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.
As used in this prospectus, unless the context otherwise requires, references to “Vallon Pharmaceuticals,” the “Company,” “we,” “us” and “our” refer to Vallon Pharmaceuticals, Inc.
Company Overview
We are a biopharmaceutical company primarily focused on the development and commercialization of proprietary biopharmaceutical products. We are developing prescription drugs for central nervous system (CNS) disorders and our current focus is the development of drugs with lower potential for abuse than currently available drugs. Our clinical-stage product currently under development is Abuse-Deterrent Amphetamine Immediate-Release, or ADAIR, a proprietary, abuse-deterrent oral formulation of immediate-release (short-acting) dextroamphetamine for the treatment of attention-deficit/hyperactivity disorder, or ADHD, and narcolepsy. We aim to be the first company to introduce a proprietary abuse-deterrent immediate-release dextroamphetamine drug to the market and leverage our agility, flexibility, and know-how to utilize such a position for the benefit of patients, physicians, and our community. It is estimated that over 5 million Americans abuse prescription ADHD stimulants annually.
We intend to develop ADAIR for registration through the Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, or FDCA, approval pathway, which obviates the need for large Phase 2 and Phase 3 efficacy and safety studies. See the section entitled “Business — Section 505(b)(2) Pathway” in this prospectus for more information regarding Section 505(b)(2) of the FDCA. Based on discussions held with the FDA at a pre-IND meeting in January 2017, we believe the Section 505(b)(2) regulatory pathway is appropriate and will be acceptable to the FDA. We expect to request additional labeling based on studies that demonstrate the abuse-deterrent characteristics of the product as they relate to snorting, and possibly intravenous, or IV, injection. While dextroamphetamine is approved by the FDA, our reformulation, ADAIR, is not. Prescription drug abuse is a large and growing problem in the United States and globally.
We filed our Investigational New Drug, or IND, application for ADAIR in June 2018 and the IND was cleared in July 2018. Subsequently, we successfully completed a Phase 1 pivotal bioequivalence study of ADAIR and a Phase 1 food effect study. The bioequivalence study enrolled 24 subjects and the food effect study enrolled 22 subjects. Both studies were conducted byAltasciences, a contract research organization, or CRO.
In 2019, we conducted a Phase 1 proof-of-concept intranasal human abuse potential study designed to compare ADAIR when insufflated (snorted) as compared to the reference comparator, crushed immediate release dextroamphetamine sulfate tablets. The study enrolled 16 subjects and was conducted at a single site by BioPharma Services, a CRO with experience conducting similar trials. The study measured the pharmacokinetic levels of dextroamphetamine of the two compounds when snorted, the subjective “drug-liking” of the two drugs, and the willingness of recreational drug users to take each product again. The results of this study demonstrated that as compared to standard dextroamphetamine, ADAIR, when snorted, demonstrated an attenuated pharmacokinetic profile and lower drug liking and other abuse liability scores, using standard measures for human abuse potential studies. We have used the results of this proof of concept abuse study to design a larger intranasal abuse study that we will conduct prior to seeking approval of ADAIR. We designed the study to follow the model used in intranasal abuse studies that have been conducted for abuse deterrent opioids and following guidance issued by the FDA for such studies. We are also currently conducting a preclinical embryofetal study for which we anticipate results in the fourth quarter of

2020, and planning to conduct a 13-week preclinical toxicology study on the final formulation of ADAIR and additional preclinical studies of unintended routes of administration such as IV and intranasal administration.
We plan to develop other abuse-deterrent products that have potential for abuse in their current forms, beginning with the development of an abuse deterrent formulation of Ritalin®, or ADMIR, for which we are conducting formulation development work.
The U.S. market for ADHD treatment was estimated to be approximately $9 billion annually, which accounted for over 80% of the global ADHD market in 2019, and the European Union, or EU, market for ADHD treatment was estimated to be approximately $700 million annually. We plan to target the U.S. ADHD market once we receive FDA approval of ADAIR, followed by the EU market for ADHD with our partner, MEDICE Arzneimittel Putter GmbH & Co. KG, or Medice, once regulatory approval has been granted in the EU. Medice currently markets several ADHD products in Europe and is the ADHD market leader in Europe based on branded prescription market share.
The ADAIR assets were acquired by us on June 22, 2018 pursuant to the terms and conditions of the Amended and Restated Asset Purchase Agreement with Arcturus Therapeutics Ltd. (formerly known as Alcobra, Ltd.), and its subsidiary, Arcturus Therapeutics, Inc., referred to herein collectively as Arcturus, and Amiservice Development Ltd., dated as of June 22, 2018, or the Asset Purchase Agreement. In exchange for the ADAIR assets, we issued 33,750,000 shares of our common stock to Arcturus Therapeutics, Ltd., which comprised 30% of our then-outstanding common stock on a fully diluted basis.
Our Strategy and Pipeline
Stimulant abuse is a large and growing public health challenge, yet the immediate-release segment of the ADHD market is entirely devoid of any abuse-deterrent products. We intend to address this need through our abuse-deterrent pharmaceutical products, such as ADAIR and other products we opt to pursue in the future, including ADMIR. The following table summarizes our current product candidate portfolio:
Our near-term strategic milestones include:
•
seeking the necessary regulatory approvals to complete the clinical development of ADAIR for the treatment of ADHD and, if successful, file for marketing approval in the United States and other territories;

•
preparing to commercialize ADAIR by establishing independent distribution capabilities or in conjunction with other biopharmaceutical companies in the United States and other key markets, such as the license agreement with Medice;

•
commencing development of other abuse-deterrent products such as ADMIR; and

•
continuing our business development activities and seek partnering, licensing, merger and acquisition opportunities or other transactions to further develop our pipeline and drug-development capabilities and take advantage of our financial resources for the benefit of increasing stockholder value.

Our Team
Our management team, board of directors and scientific advisors have significant experience in development and marketing of pharmaceutical product candidates from early stage discovery to clinical trials, regulatory approval and commercialization. We are led by David Baker, our President and Chief Executive Officer, Penny Toren, our Senior Vice President, Regulatory Affairs & Program Management, and certain key consultants such as Timothy Whitaker, M.D., our acting Chief Medical Officer.
COVID-19
The global COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. The COVID-19 pandemic caused some delays at our clinical trial sites, CROs, and third-party manufacturers, which in turn resulted in some delays in the FDA approval process; however, these delays have been largely remediated. However, the extent of the impact of the COVID-19 on our business, operations and clinical development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its future impact on our clinical trial enrollment, clinical trial sites, CROs, third-party manufacturers, and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and with many of our employees and consultants working remotely. We will continue to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the extent to which the COVID-19 pandemic may affect our business, operations and clinical development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain
Risks Associated with Our Business
Our ability to execute on our business strategy is subject to a number of risks, which are discussed more fully in the section of this prospectus entitled “Risk Factors.” You should carefully consider these risks before making an investment in our common stock. These risks include, among others, the following:
•
we are a clinical-stage company with no approved products and a lack of operating history, which makes it difficult to assess our future viability;

•
we do not currently have any drug products for sale, and only two products currently under development, ADAIR and ADMIR, neither of which has completed clinical trials or received regulatory approval;

•
we may not receive regulatory approval for ADAIR or any future product, such as ADMIR, or its or their approvals may be further delayed, which would have a material adverse effect on our business and financial condition;

•
how our prospects currently depend significantly on the success of ADAIR, which is still in clinical development, and we may not be able to generate revenues from ADAIR;

•
if serious adverse or unacceptable side effects are identified during the development of ADAIR or any potential future products, including ADMIR, we may need to abandon or limit our development of some of such product;

•
if ADAIR, or any other future product, such as ADMIR, does receive regulatory approval but we do not achieve broad market acceptance, the revenues that we generate from sales will be limited;

•
we have not generated any significant revenue, and will likely incur future losses and negative cash flow, and it is uncertain if or when we will become profitable;

•
we will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations;

•
if we are unable to establish sales, marketing, and distribution capabilities or to enter into agreements with third parties to market and sell ADAIR or any future product we may develop, such as ADMIR, we may not be successful in commercializing such products if and when they are approved;

•
we will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives;

•
even if ADAIR or any future product we may develop, such as ADMIR, receives marketing approval, we will continue to face extensive regulatory requirements and such products may still face future development and regulatory difficulties;

•
the potential effects of coronavirus disease 2019, or COVID-19, on our manufacturing activities, preclinical and clinical programs and business; and

•
although we intend to apply to list our common stock on                 , there is not now and there may not ever be an established trading market for our common stock, and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

Reverse Stock Split
We expect to effect a one-for-                 reverse stock split of our common stock immediately prior to the closing of the offering.
Corporate Information
Vallon Pharmaceuticals, Inc. was incorporated in Delaware on January 11, 2018, and completed its organization, formation and initial capitalization activities effective as of June 7, 2018. Our executive offices are located at 100 N. 18th Street, Suite 300, Philadelphia, PA 19103. Our telephone number is (267) 207-3606, and our email address is info@vallon-pharma.com. Our website address is https://www.vallon-pharma.com. The information contained on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference. We have included our website address herein solely as an inactive textual reference.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements. These provisions include, but are not limited to:
•
the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•
not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•
reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (ii) the last day of 2025; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus forms a part. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. We may also elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies on a case-by-case basis. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING
Common stock offered by us
               shares of our common stock (or          shares if the underwriters exercise their over-allotment option in full).
Option to purchase additional shares
We have granted a 45-day option to the underwriters to purchase up to an aggregate of          additional shares of common stock to cover over-allotments, if any.
Common stock to be outstanding immediately after this offering
          shares (or          shares if the underwriters exercise their option to purchase additional shares in full)
Use of proceeds
We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of approximately $      million, or $      million if the underwriters exercise their option to purchase additional shares in full, assuming an initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments, to fund expenses for our planned clinical trials of our product candidate, ADAIR, and development of other product candidates, such as ADMIR, and for working capital and general corporate purposes. For a more complete description of our intended use of the proceeds from this offering, see “Use of Proceeds.”
Risk factors
You should carefully read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.
Dividend policy
We do not currently pay dividends and we do not anticipate declaring or paying any dividends for the foreseeable future.
Proposed trading market symbol
We intend to apply to list our common stock for trading on               under the symbol “          .” We cannot assure you that our application will be approved.
The number of shares of our common stock to be outstanding after this offering of            is based on             shares of our common stock outstanding as of June 30, 2020, which excludes:
•
            shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2020 under the 2018 Equity Incentive Plan, or the 2018 Plan, at a weighted average exercise price of $0.074 per share;

•
           shares of common stock reserved for future issuance as of June 30, 2020 under the 2018 Plan;

•
           shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2020, issued outside of the 2018 Plan; and

•
600,000 shares of common stock issuable upon exercise of a stock option that is expected to be granted to a director following the completion of this offering.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:
•
the filing of our amended and restated certificate of incorporation effective immediately prior to the closing of this offering;

•
a one-for-           reverse stock split of our common stock to be effected immediately prior to the closing of this offering;

•
the adoption of our amended and restated bylaws, to be effective prior to the closing of this offering;

•
no exercise of the outstanding options described above; and

•
no exercise by the underwriters of their option to purchase up to                 additional shares of common stock in this offering.

SUMMARY FINANCIAL DATA
You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus. We have derived the following summary of our statements of operations data for the six months ended June 30, 2020 and 2019 and our balance sheet data as of June 30, 2020 from our unaudited financial statements appearing at the end of this prospectus. In our opinion, the unaudited financial statements have been prepared on a basis consistent with our audited financial statements and contains all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of such interim financial statements. We have derived the statements of operations data for the year ended December 31, 2019 and the period from January 11, 2018 (inception) through December 31, 2018 from our audited financial statements appearing at the end of this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and our operating results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2020 or any other interim periods.
	Period from January 11, 2018 (inception) through December 31 2018 and Year Ended December 31, 2019				Six Months Ended June 30,
	2019		2018		2020		2019
					(Unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
License revenue – from related party		$—		$—		$100		$—
Operating expenses:
Research and development		1,882		3,513		1,694		894
General and administrative		1,272		801		701		597
Total operating expenses		3,154		4,314		2,395		1,491
Loss from operations		(3,154)		(4,314)		(2,295)		(1,491)
Other income (expense):
Change in fair value of derivative liability		(113)		—		—		(85)
Interest income (expense), net		(197)		1		(13)		(68)
Net loss		$(3,464)		$(4,313)		$(2,308)		$(1,644)
Net loss per share attributable to common stockholders, basic and diluted	$		$		$		$
Weighted average shares of common stock outstanding, basic and diluted
Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	$				$
Pro forma weighted average shares of common stock outstanding, basic and diluted (unaudited)

	December 31,		June 30, 2020
	2019	2018
			(Unaudited)
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$3,821	$613	$1,999
Working capital(1)	$3,114	$151	$899
Total assets	$4,276	$639	$2,435
Total stockholders’ equity	$3,214	$153	$969

(1)
We define working capital as current assets, less current liabilities. Refer to our financial statements included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

The weighted average number of common shares used in computing the net loss per common share gives effect to the 1-for-                 reverse stock split of our common stock that will occur immediately prior to the closing of this offering. The pro forma weighted average number of common shares used in computing pro forma net loss per common share gives effect to the 1-for-                 reverse stock split of our common stock that will occur immediately prior to the closing of this offering.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes thereto and the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before you make an investment decision. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and prospects. As a result, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock. Many of the following risks and uncertainties are, and will be, exacerbated by the COVID-19, pandemic and any worsening of the global business and economic environment as a result.
Risks Related to Our Business and Industry
We anticipate future losses and negative cash flow, and it is uncertain if or when we will become profitable.
We do not expect to generate any significant revenues until we successfully complete development of our first product, including obtaining all required regulatory approvals, and we are able to successfully commercialize the product through sales and licensing. As of the date of this prospectus, our product candidates are still in development and have not been approved by the FDA.
We have not yet demonstrated our ability to generate revenue, and we may never be able to produce revenues or operate on a profitable basis. We have incurred losses since our inception (January 11, 2018) and expect to experience operating losses and negative cash flow for the foreseeable future. ADAIR or or any other future product, such as ADMIR, may never be approved or become commercially viable. Even if we and any collaborators are able to commercialize our technology, which may include licensing, we may never recover our research and development expenses.
We are a clinical-stage company with no approved products and a lack of operating history, which makes it difficult to assess our future viability.
We were incorporated on January 11, 2018, and our operations to date have been limited to organizing and staffing our company, acquiring rights to ADAIR, preparing and filing an IND application for ADAIR, conducting three Phase I studies and working on the commercial formulation and manufacturing of ADAIR. We have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. For example, to execute our business plan, we will need to successfully:
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obtain adequate financing on terms that are acceptable to us;

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execute product development activities;

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obtain required regulatory approvals for the development and commercialization of ADAIR or any other future product, such as ADMIR;

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maintain, leverage, and expand our intellectual property portfolio;

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build and maintain robust sales, distribution, and marketing capabilities, either on our own or in collaboration with strategic partners;

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gain market acceptance for ADAIR or any other future product, such as ADMIR;

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develop and maintain any strategic relationships we elect to enter into; and

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manage our spending as costs and expenses increase due to clinical trials, regulatory approvals, and commercialization.

If we are unsuccessful in accomplishing these objectives, we may not be able to develop ADAIR or any other future product, such as ADMIR, raise capital, expand our business, or continue our operations.
Further, our lack of operating history makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses, and difficulties frequently encountered by companies in their early stages of development, particularly companies in the biopharmaceutical industry. As a young business, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors. We will need to expand our capabilities to support commercial activities. We may not be successful in adding such capabilities. The historical information in this prospectus may not be indicative of our future financial condition and future performance. We expect our financial condition and operating results to continue to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, you should not rely upon our past results of as an indication of future operating performance.
As a result of our limited operating history, we may not be able to correctly estimate our future revenues, operating expenses, need for investment capital, or stability of operations, which could lead to cash shortfalls.
We have a limited operating history from which to evaluate our business. As a result, our historical financial data is of limited value in estimating future operating expenses. In addition, although we are a clinical-stage company, we have not yet completed all of the non-clinical safety studies for ADAIR or other pivotal clinical trials. We also have not obtained regulatory approvals for any of our products, manufactured a commercial scale product, arranged for a third party to do so on our behalf, or conducted sales and marketing activities necessary for successful product commercialization. Therefore, our budgeted operating expense levels are based in part on our expectations concerning the FDA approval process and expenses related to development of other product candidates. Failing to reach our short-term developmental milestones within anticipated timelines due to delays caused by the COVID-19 outbreak, serious adverse or unacceptable side effects caused by our product candidates, or other events, many of which may be beyond our control, may cause our financial condition and operating results to continue to fluctuate significantly from quarter to quarter and year to year.
We do not currently have any drug products for sale, and only one clinical stage product under development, ADAIR. Our prospects currently depend largely on the success of ADAIR, which is still in clinical development, and we may not be able to generate revenues from ADAIR.
We do not have any prescription drug products that have been approved by the FDA, or any similar regulatory authority. Our business success depends on our ability to obtain regulatory approval for and successfully commercialize our only product currently under development, ADAIR, which will require substantial investment, access to sufficient commercial manufacturing capacity, and significant marketing efforts before we can generate any revenue from sales of ADAIR, if it is ever approved for commercialization.
We have only one other prescription drug candidate in early development today and so our business prospects currently depend primarily on the successful development, regulatory approval, and commercialization of ADAIR, which may never occur. Even though ADAIR is in the clinical development stage, it has an uncertain chance of successfully completing clinical development and gaining regulatory approval. Any significant delays in obtaining approval for and commercializing ADAIR will have a substantial adverse impact on our business and financial condition.
Even if approved, we may be unable to successfully commercialize ADAIR and we may never generate meaningful revenues. Our ability to generate revenues from ADAIR will depend on our ability to:
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hire, train, deploy, and support our sales force, including any contract sales force engaged;

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create market demand for ADAIR through our own marketing and sales activities, and any other promotional arrangements we may later establish;

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obtain sufficient quantities of ADAIR from our third-party manufacturers as required to meet commercial demand at launch and thereafter;

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establish and maintain agreements with wholesalers, distributors and group purchasing organizations on commercially reasonable terms; and

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maintain patent protection and regulatory exclusivity for ADAIR.

In addition, if the market for ADAIR develops less rapidly than we anticipate, we may not have the ability to shift our resources to the development of alternative products.

If serious adverse or unacceptable side effects are identified during the development of ADAIR or any potential future products, such as ADMIR, we may need to abandon or limit our development of some of such products.
If ADAIR or potential future products, such as ADMIR, are associated with undesirable side effects in preclinical studies or clinical trials or have characteristics that are unexpected, we may need to abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective. In our industry, many compounds that initially showed promise in early stage testing have later been found to cause side effects that prevented further development of the compound. In the event that our clinical trials reveal a high and unacceptable severity and prevalence of side effects, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development or deny approval of ADAIR or potential future products for any or all targeted indications. The FDA could also issue a letter requesting additional data or information prior to making a final decision regarding whether or not to approve a product. The number of requests for additional data or information issued by the FDA in recent years has increased, and resulted in substantial delays in the approval of several new drugs. Undesirable side effects caused by ADAIR or potential future products could also result in the inclusion of unfavorable information in our product labeling, denial of regulatory approval by the FDA, or other regulatory authorities for any or all targeted indications, and in turn prevent us from commercializing and generating revenues from the sale of ADAIR or potential future products. Drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial and could result in potential product liability claims.
Additionally, if one or more of our current or potential future products, including ADAIR or ADMIR, receive marketing approval and we or others later identify undesirable side effects caused by this product, a number of potentially significant negative consequences could result, including:
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regulatory authorities may require the addition of unfavorable labeling statements, specific warnings, or a contraindication;

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regulatory authorities may suspend or withdraw their approval of the product, or require it to be removed from the market;

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we may be required to change the way the product is administered, conduct additional clinical trials, or change the labeling of the product; or

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our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of ADAIR or potential future products, such as ADMIR, or could substantially increase our commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from its sale.
If ADAIR does not achieve broad market acceptance, the revenues that we generate from its sales will be limited.
The commercial success of ADAIR, if approved by the FDA, will depend upon its acceptance by the medical community, our ability to ensure that the drug is included in hospital formularies, and coverage and reimbursement for ADAIR by third-party payors, including government payors. The degree of market acceptance of ADAIR or any other product we may license or acquire will depend on a number of factors, including, but not necessarily limited to:
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the efficacy and safety as demonstrated in clinical trials;

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the timing of market introduction of such proposed product as well as competitive products;

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the clinical indications for which the drug is approved;

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acceptance by physicians and patients of the drug as a safe and effective treatment;

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the safety of such proposed product seen in a broader patient group, including its use outside the approved indications;

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the availability, cost, and potential advantages of alternative treatments, including less expensive generic drugs;

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the availability of adequate reimbursement and pricing by third-party payors and government authorities;

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the relative convenience and ease of administration of the proposed product for clinical practices;

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the product labeling or product insert required by the FDA or regulatory authority in other countries;

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the approval, availability, market acceptance, and reimbursement for a companion diagnostic, if any;

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the prevalence and severity of adverse side effects;

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the effectiveness of our sales and marketing efforts;

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limitations or warnings contained in the product’s FDA-approved labeling;

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changes in the standard of care for the targeted indications for ADAIR or any future product, such as ADMIR, which could reduce the marketing impact of any superiority claims that we could make following FDA approval; and

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potential advantages over, and availability of, alternative treatments.

If any proposed product that we develop does not provide a treatment regimen that is as beneficial as, or is not perceived as being as beneficial as, the current standard of care or otherwise does not provide patient benefit, that proposed product, if approved for commercial sale by the FDA or other regulatory authorities, likely will not achieve market acceptance. Our ability to effectively promote and sell ADAIR and any other product we may license or acquire will also depend on pricing and cost effectiveness, including our ability to produce a product at a competitive price and achieve acceptance of the product onto hospital formularies, as well as our ability to obtain sufficient third-party coverage or reimbursement. Since many hospitals are members of group purchasing organizations, which leverage the purchasing power of a group of entities to obtain discounts based on the collective buying power of the group, our ability to attract customers will also depend on our ability to effectively promote ADAIR or any other future product to group purchasing organizations. We will also need to demonstrate acceptable evidence of safety and efficacy, as well as relative convenience and ease of administration. Market acceptance could be further limited depending on the prevalence and severity of any expected or unexpected adverse side effects associated with ADAIR or any other future product, such as ADMIR. If ADAIR or any other future product are approved but do not achieve an adequate level of acceptance by physicians, health care payors, and patients, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of ADAIR or any other future product may require significant resources and may never be successful.
If we obtain approval to commercialize ADAIR, or any other future product, such as ADMIR, outside of the U.S., a variety of risks associated with international operations could materially adversely affect our business.
If ADAIR, or any other future product, such as ADMIR, is approved for commercialization outside the U.S., such as pursuant to the license agreement with Medice, who is affiliated with one of our principal stockholders, Salmon Pharma, and represented by one member of our board of directors, we will likely enter into agreements with third parties to market such product outside the U.S. We expect that we will be subject to additional risks related to entering into or maintaining international business relationships, including:
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different regulatory requirements for drug approvals in foreign countries;

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differing U.S. and foreign drug import and export rules, particularly regarding controlled substances and scheduled products, such as ADAIR;

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reduced protection for intellectual property rights in foreign countries;

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unexpected changes in tariffs, trade barriers, and regulatory requirements;

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different reimbursement systems;

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economic weakness, including inflation, or political instability in particular foreign economies and markets;

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compliance with tax, employment, immigration, and labor laws for employees living or traveling abroad;

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foreign taxes, including withholding of payroll taxes;

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foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

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workforce uncertainty in countries where labor unrest is more common than in the United States;

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production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

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potential liability resulting from development work conducted by these distributors; and

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business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from ADAIR or any other future product, such as ADMIR. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.
If the government or third-party payors fail to provide adequate coverage and payment rates for ADAIR or any future products, such as ADMIR, we may develop, license or acquire, if any, our revenue and prospects for profitability will be limited.
In both domestic and foreign markets, our sales of any future products, such as ADMIR, will depend in part upon the availability of coverage and reimbursement from third-party payors. Such third-party payors include government health programs such as Medicare, Medicaid, managed care providers, private health insurers and other organizations. Accordingly, ADAIR or any other future product that we may develop, in-license or acquire, if approved, will face competition from other therapies and drugs for these limited payor financial resources. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to the satisfaction of insurers, hospitals, other target customers and their third-party payors. Such studies might require us to commit a significant amount of management time and financial and other resources. Any of our future products might not ultimately be considered cost-effective. Adequate third-party coverage and reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on investment in product development.
If we are unable to establish sales, marketing, and distribution capabilities or to enter into agreements with third parties to market and sell ADAIR or any other future product, such as ADMIR, we may not be successful in commercializing ADAIR or any other future product if and when they are approved.
Other than the license agreement with Medice, we currently do not have a marketing or sales organization for the marketing, sales and distribution of biopharmaceutical products. In order to commercialize any product that receives marketing approval, we would need to build marketing, sales, distribution, managerial, and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. In the event of successful development and regulatory approval of ADAIR or another future product, such as ADMIR, we expect to build a targeted specialist sales force to market or co-promote the product. There are risks involved with establishing our own sales, marketing, and distribution capabilities. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our products, if any, on our own include, but are not necessarily limited to:
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our inability to recruit, train, and retain adequate numbers of effective sales and marketing personnel;

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the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe any future products;

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the lack of complementary or other products to be offered by sales personnel, which may put us at a competitive disadvantage from the perspective of sales efficiency relative to companies with more extensive product lines; and

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unforeseen costs and expenses associated with creating an independent sales and marketing organization.

As an alternative to establishing our own sales force, we may choose to partner with third parties that have well-established direct sales forces to sell, market, and distribute our products.
We rely on a limited number of suppliers and manufacturers for ADAIR and expect to continue to do so for any future product that we may develop, including ADMIR, and for commercialization of our products. This reliance on a limited number of third parties increases the risk that we will not have sufficient quantities of ADAIR or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.
The manufacture of biopharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls and the use of specialized processing equipment. We have entered into an agreement to complete precommercial manufacturing development activities with one contract manufacturer and expect to contract with them for the commercial manufacture of ADAIR. However, we have not yet negotiated and signed a commercial supply agreement. The inability of a third-party manufacturer to successfully manufacture ADAIR may materially harm our business and financial condition, and frustrate future development and any commercialization efforts for this product.
We do not have any of our own manufacturing facilities or personnel. We rely, and expect to continue to rely, on third parties for the manufacture of ADAIR or any other future product, such as ADMIR, for clinical testing, as well as for commercial manufacture if any of ADAIR or any other future product receive marketing approval. This reliance on third parties increases the risk that we will not have sufficient quantities of ADAIR or any other future product or such quantities at an acceptable cost or quality, which could delay, prevent, or impair our development or commercialization efforts.
We also expect to rely on third-party manufacturers or third-party collaborators for the manufacture of commercial supply of any product for which our collaborators or we obtain marketing approval. We may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including, but not necessarily limited to:
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reliance on the third party for regulatory compliance and quality assurance;

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the possible breach of the manufacturing agreement by the third party;

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manufacturing delays if our third-party manufacturers give greater priority to the supply of other products over ADAIR or any other future product, such as ADMIR, or otherwise do not satisfactorily perform according to the terms of the agreement between us;

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the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

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the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

All of our contract manufacturers must comply with strictly enforced federal, state, and foreign regulations, including current Good Manufacturing Practice, or cGMP, requirements enforced by the FDA through its facilities inspection program. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturers for compliance with cGMP regulations for manufacture of ADAIR or any other future product, such as ADMIR. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations or similar regulatory requirements outside the U.S. could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, suspension of production, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products. Any manufacturing defect or error discovered after products have been produced and distributed could result in even more significant consequences, including costly recall procedures, re-stocking costs, damage to our reputation, and potential for product liability claims.
ADAIR and any products that we may develop may compete with other products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us. Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. We do not currently have arrangements in place for redundant supply or a second source for bulk drug substance. If our current contract manufacturers cannot perform as agreed, we may be required to replace such manufacturers. We may incur added costs and delays in identifying and qualifying any replacement manufacturers. The DEA restricts the importation of a controlled substance finished drug product when the same substance is commercially available in the United States, which could reduce the number of potential alternative manufacturers for ADAIR.
Our current and anticipated future dependence upon others for the manufacture of ADAIR or any other future products, such as ADMIR, may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.
We also expect to rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of ADAIR or any other future product, such as ADMIR, or commercialization of any of our products, producing additional losses and depriving us of potential product revenue.
Public health crises such as pandemics or similar outbreaks could materially and adversely affect our preclinical and clinical trials, business, financial condition and results of operations.
In March 2020, the World Health Organization declared COVID-19 a global pandemic and the United States declared a national emergency with respect to COVID-19. In response to the COVID-19 pandemic, “shelter in place” orders and other public health guidance measures have been implemented across much of the United States and Europe, including in the locations of our principal place of business, clinical trial sites, and locations of our key vendors and partners. Our clinical development program and preclinical study timelines may be negatively affected by COVID-19, which could materially and adversely affect our business, financial condition and results of operations. Further, due to “shelter in place” orders and other public health guidance measures, we have and our third party vendors and suppliers have implemented remote working policies. Our third-party vendors’ and suppliers’, and our increased reliance on personnel working from home may negatively impact productivity, or disrupt, delay or otherwise adversely impact our business. For example, the COVID-19 pandemic caused some delays at our clinical trial sites, contract research organizations, or CROs, and third-party manufacturers, which in turn resulted in some delays in the FDA approval process; however, these delays have been largely remediated.
As a result of the COVID-19 pandemic, or similar pandemics, and related “shelter in place” orders and other public health guidance measures, we have and may in the future experience disruptions that could materially and adversely impact our clinical trials, business, financial condition and results of operations. Potential disruptions include but are not limited to:
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delays or difficulties in enrolling patients in our clinical trials;

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delays or difficulties in initiating or expanding clinical trials, including delays or difficulties with clinical site initiation and recruiting clinical site investigators and clinical site staff;

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increased rates of patients withdrawing from our clinical trials following enrollment as a result of contracting COVID-19 or other health conditions or being forced to quarantine;

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interruption of key clinical trial activities, such as clinical trial site data monitoring and efficacy, safety and translational data collection, processing and analyses, due to limitations on travel imposed or recommended by federal, state or local governments, employers and others or interruption of clinical trial subject visits, which may impact the collection and integrity of subject data and clinical study endpoints;

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delays or disruptions in preclinical experiments and IND-enabling studies due to restrictions of on-site staff and unforeseen circumstances at CROs and vendors, including any delays caused by the COVID-19 outbreak;

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interruption or delays in the operations of the FDA and comparable foreign regulatory agencies;

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interruption of, or delays in receiving, supplies of our product candidates from our contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems;

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delays in receiving approval from local regulatory authorities to initiate our planned clinical trials;

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limitations on employee or other resources that would otherwise be focused on the conduct of our clinical trials and pre-clinical work, including because of sickness of employees or their families, the desire of employees to avoid travel or contact with large groups of people, an increased reliance on working from home, school closures or mass transit disruptions;

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changes in regulations as part of a response to the COVID-19 pandemic which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

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delays in necessary interactions with regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government or contractor personnel; and

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refusal of the FDA to accept data from clinical trials in affected geographies outside the United States.

These and other factors arising from the COVID-19 global pandemic could worsen in countries that are already afflicted with COVID-19, could continue to spread to additional countries or could return to countries where the pandemic has been partially contained, each of which could further adversely impact our ability to conduct clinical trials and our business generally, and could materially and adversely affect our business, financial condition and results of operations.
The COVID-19 global pandemic continues to rapidly evolve. The extent to which the outbreak may affect our clinical trials, business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and actions to contain the outbreak or treat its impact, such as social distancing and quarantines or lock-downs in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. Future developments in these and other areas present material uncertainty and risk with respect to our clinical trials, business, financial condition and results of operations.
Our future growth may depend on our ability to identify and acquire or in-license products and if we do not successfully identify and acquire or in-license related product candidates and products or integrate them into our operations, we may have limited growth opportunities.
An important part of our business strategy is to continue to develop a pipeline of product candidates and products by acquiring or in-licensing products, businesses or technologies that we believe are a strategic fit with our business. Future in-licenses or acquisitions, however, may entail numerous operational and financial risks, including:

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exposure to unknown liabilities;

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disruption of our business and diversion of our management’s time and attention to develop acquired products or technologies;

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difficulty or inability to secure financing to fund development activities for such acquired or in-licensed technologies in the current economic environment;

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incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;

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higher than expected acquisition and integration costs;

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increased amortization expenses;

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difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

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impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

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inability to retain key employees of any acquired businesses.

We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into our current infrastructure. In particular, we may compete with larger biopharmaceutical companies and other competitors in our efforts to establish new collaborations and in-licensing opportunities. These competitors likely will have access to greater financial resources than us and may have greater expertise in identifying and evaluating new opportunities. Moreover, we may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts.
Expanding our product offerings may not be profitable.
We may choose to develop new products to offer. We are currently developing an abuse deterrent formulation of Ritalin, ADMIR, another commonly prescribed product for the treatment of ADHD. Developing new products involves inherent risks, including our inability to estimate demand for the new offerings, competition from more established market participants, and a lack of market understanding. In addition, expanding into new geographic areas and/or expanding product offerings will be challenging and may require integrating new employees into our culture as well as assessing the demand in the applicable market.
We may expend our limited resources to pursue a particular proposed product or indication, and fail to capitalize on a different proposed product or indication that may have been more profitable or for which there would have been a greater likelihood of success.
Because we have limited financial and managerial resources, we focus on research programs and proposed products that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other proposed products, or for other indications, that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and proposed products for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular proposed product, we may relinquish valuable rights to that proposed product through collaboration, licensing, or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such proposed product.
If we fail to effectively manage our growth, our business and reputation, results of operations, and financial condition may be adversely affected.
We may experience a rapid growth in operations, which may place significant demands on our management team and our operational and financial infrastructure. As we continue to grow, we must effectively identify, integrate, develop and motivate new employees, and maintain the beneficial aspects of our corporate culture. To attract top talent, we believe we will have to offer attractive compensation packages. The risks of over-hiring or over compensating and the challenges of integrating a rapidly growing employee base may impact profitability.
Additionally, if we do not effectively manage our growth, the quality of our services could suffer, which could adversely affect our business and reputation, results of operations, and financial condition. If operational, technology, and infrastructure improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues. To effectively manage our growth, we will need to continue to improve our operational, financial, and management controls and our reporting systems and procedures. This will require that we refine our information technology systems to maintain effective online services and enhance information and communication systems to ensure that our employees effectively communicate with each other and our growing base of customers. These system enhancements and improvements will require significant incremental and ongoing capital expenditures and allocation of valuable management and employee resources. If we fail to implement these improvements and maintenance programs effectively, our ability to manage our expected growth and comply with the rules and regulations that are applicable to publicly reporting companies will be impaired and we may incur additional expenses.
We may not be able to manage our business effectively if we are unable to attract and retain key personnel.
Our key employees currently include David Baker, our President and Chief Executive Officer, and Ms. Penny Toren, our Senior Vice President, Regulatory Affairs & Program Management, who is responsible for regulatory affairs, and consulting arrangements with individuals such as our acting Chief Medical Officer, Dr. Timothy Whitaker, who is responsible for overseeing clinical development of our product candidates. Our future growth and success depend on our ability to recruit, retain, manage, and motivate our employees and key consultants. The loss of the services of our Chief Executive Officer, or any of our key employees or the inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results. Although we have employment agreements in place with management, these agreements are terminable at will with minimal notice.
Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific and technical consultants. We may not be able to attract or retain qualified management and commercial, scientific, and clinical personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical, and other businesses. In addition, the loss of one or more of our senior executive officers or key consultants could be detrimental to us if we cannot recruit suitable replacements in a timely manner.
We do not currently carry “key person” insurance on the lives of members of senior management. The competition for qualified personnel in the biopharmaceutical field is intense.
If we are not able to attract and retain necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.
Our directors, consultants and advisors are not obligated to commit their time and attention exclusively to our business and therefore they may encounter conflicts of interest with respect to the allocation of time and business opportunities between our operations and those of other businesses.
Our directors are not obligated to commit their time and attention exclusively to our business and, accordingly, they may encounter conflicts of interest in allocating their own time, or any business opportunities which they may encounter, between our operations and those of other businesses.
Currently, our full-time employees consist of David Baker, who is our President and Chief Executive Officer, and Penny Toren, who is Senior Vice President, Regulatory Affairs, and our key consultants consist of Dr. Timothy Whitaker, our acting Chief Medical Officer, as well as consultants for finance, bookkeeping, pre-clinical and formulation development, chemistry manufacturing and controls (CMC), and clinical operations. Currently, consulting arrangements with individuals, such as Dr. Whitaker, only require them to devote an average of approximately 10 to 20 hours per week to our business. In addition, our consultants and advisors may have other clients or projects that grow in scope or they may acquire new clients and projects that require more of their time that may come at our expense. We also currently rely on consultants for clinical operations, statistical support, and preclinical development. If the execution of our business plan demands more time than is currently committed by any of our officers, directors, consultants or advisors, they will be under no obligation to commit such additional time, and their failure to do so may adversely affect our ability to carry on our business and successfully execute our business plan.
Additionally, all of our officers and directors, in the course of their other business activities, may become aware of investments, business opportunities, or information which may be appropriate for presentation to us as well as to other entities to which they owe a fiduciary duty. They may also in the future become affiliated with entities that are engaged in business or other activities similar to those we intend to conduct. As a result, they may have conflicts of interest in determining to which entity particular opportunities or information should be presented. If, as a result of such conflict, we are deprived of investment, business or information, the execution of our business plan and our ability to effectively compete in the marketplace may be adversely affected.
Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.
We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with federal and state health-care fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us under the Federal Physician Payments Sunshine Act and similar state laws. In particular, sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing, making or contributing to the making of a false claim for reimbursement to federal, state or private payors, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. The precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.
Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.
Our Chief Executive Officer is responsible for the operations and reporting of our company. The requirements of operating as a small public company are new to our management. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. These compliance costs will make some activities significantly more time-consuming and costly. If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow, and financial condition after we commence operations.
Our market is subject to intense competition. If we are unable to compete effectively, ADAIR or any other proposed product that we develop may be rendered noncompetitive or obsolete.
There are a number of existing treatments for ADHD currently on the market, all of which are marketed by pharmaceutical companies that are far larger and more experienced than we are. Patients and doctors are often unwilling to change medications, and this factor will make it difficult for ADAIR or any other proposed product to penetrate the market. Further, our industry is highly competitive and subject to rapid and significant technological change. Our potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical and generic drug companies, academic institutions, government agencies and research institutions. All of these competitors currently engage in, have engaged in or may engage in the future in the development, manufacturing, marketing and commercialization of new pharmaceuticals, some of which may compete with ADAIR or other proposed product we may have in the future. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. These companies may have products in development that are superior to ADAIR or any other future product, such as ADMIR. Key competitive factors affecting the commercial success of ADAIR and any other proposed product that we may develop in the future are likely to be efficacy, time of onset, safety and tolerability profile, reliability, convenience of dosing, price, and reimbursement.
Many of our potential competitors have substantially greater financial, technical, and human resources than we do and significantly greater experience in the discovery and development of drug candidates, obtaining FDA and other regulatory approvals of products, and the commercialization of those products. Established competitors may invest heavily to quickly discover and develop novel compounds that could make ADAIR or other proposed product we may develop obsolete. Other companies may be developing abuse deterrent formulations of ADHD treatments that may be approved and marketed before ADAIR, limiting the commercial potential of ADAIR. Accordingly, our competitors may be more successful than us in obtaining FDA and other marketing approvals, or more favorable language in the prescription information, for their drugs, and achieving widespread market acceptance. Our competitors’ drugs may be more effective, or more effectively marketed and sold, than any drug we may commercialize and may render ADAIR or any other proposed product that we develop obsolete or non-competitive before we can recover the expenses of developing and commercializing the product. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available. Finally, the development of new treatment methods for the diseases we are targeting could render ADAIR or any other proposed product that we develop non-competitive or obsolete.
We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for ADAIR or other proposed product we may license or acquire and may have to limit their commercialization.
The use of ADAIR and any other proposed product we may license or acquire in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing, or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, or a breach of warranties. Product liability claims might be brought against us by consumers, health care providers, or others using, administering, or selling our products. If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
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withdrawal of clinical trial participants;

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termination of clinical trial sites or entire trial programs;

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decreased demand for any proposed product or products that we may develop;

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initiation of investigations by regulators;

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impairment of our business reputation;

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costs of related litigation;

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substantial monetary awards to patients or other claimants;

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loss of revenues;

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reduced resources of our management to pursue our business strategy; and

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the inability to commercialize ADAIR or any future product, such as ADMIR.

We will obtain limited product liability insurance coverage for any and all of our clinical trials. However, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. When needed, we intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for ADAIR or any other future product in development, such as ADMIR, but we may be unable to obtain commercially reasonable product liability insurance for any product approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.
Our internal computer systems, or those used by third-party CROs, manufacturers, or other contractors or consultants, may fail or suffer security breaches.
Despite the implementation of security measures, our internal computer systems and those of our future CROs, manufacturers, and other contractors and consultants are vulnerable to damage from computer viruses and unauthorized access. Although to our knowledge we have not experienced any such material system failure or security breach to date, if such an event were to occur, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information (such as individually identifiable health information), we could incur significant liabilities and the further development and commercialization of ADAIR or any other future product, including ADMIR, could be delayed.
Medice may not successfully develop or commercialize ADAIR in Europe.
On January 6, 2020, Vallon entered into a license agreement with Medice, who is affiliated with one of our principal stockholders, Salmon Pharma, and represented by one member of our board of directors, which grants Medice an exclusive license, with the right to grant sublicenses, to develop, use, manufacture, market and sell ADAIR throughout Europe. Medice may be unsuccessful with the development program for ADAIR as required to gain regulatory approval in European countries. The requirements for approval by European regulatory agencies may be deemed too onerous and expensive to continue the development of ADAIR in Europe. Even if Medice is successful in gaining approval of ADAIR in European countries, it may be unsuccessful in gaining favorable reimbursement of ADAIR by national payors of prescription medications in Europe. Medice may not generate sufficient sales of ADAIR in Europe to support continued commercialization. All of the commercial risks for ADAIR in the United States may also apply to Europe. In addition, Medice may not devote adequate marketing and sales efforts to generate meaningful sales of ADAIR in Europe. The ADHD market in Europe is substantially smaller than in the United States, estimated to be approximately $700 million annually as compared to $9 billion in the United States. Dextroamphetamine products as a class capture much lower market share in Europe as compared to the United States. If European regulatory authorities reject the approval of ADAIR in Europe, this may reflect poorly on ADAIR and diminish sales growth or overall sales in the United States.
Risks Relating to Finances and Capital Requirements
Even with the proceeds from this offering, we will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.
Our operations have consumed substantial amounts of cash since our inception. As of June 30, 2020, we had an accumulated deficit of $10.1 million and our net loss was $1.1 million and $2.3 million for the three and six months ended June 30, 2020, respectively. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. Our business will require additional capital for implementation of our long-term business plan and product development and commercialization. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic. As we require additional funds, we may seek to fund our operations through the sale of additional equity securities, debt financing and/or strategic collaboration agreements. We cannot be sure that additional financing from any of these sources will be available when needed or that, if available, the additional financing will be obtained on favorable terms.
Our future funding requirements will depend on many factors, including, but not limited to:
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the progress, timing, scope, and costs of our clinical trials, including the ability to timely enroll patients in our potential future clinical trials;

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the outcome, timing, and cost of regulatory approvals by the FDA and comparable regulatory authorities, including the potential that the FDA or comparable regulatory authorities may require that we perform more studies than those that we currently expect;

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the number and characteristics of ADAIR or any other future product, such as ADMIR, that we may in-license and develop;

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our ability to successfully commercialize ADAIR or any other future product, such as ADMIR;

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the amount of sales and other revenues from ADAIR or any other future product, such as ADMIR, that we may commercialize, if any, including the selling prices for such potential product and the availability of adequate third-party reimbursement;

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selling and marketing costs associated with our potential products, including the cost and timing of expanding our marketing and sales capabilities;

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the terms and timing of any potential future collaborations, licensing or other arrangements that we may establish;

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cash requirements of any future acquisitions and/or the development of other products;

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the costs of operating as a public company;

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the cost and timing of completion of commercial-scale, outsourced manufacturing activities;

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the time and cost necessary to respond to technological and market developments;

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any disputes which may occur between us and Arcturus, employees, collaborators or other prospective business partners; and

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the costs of filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights.

If we raise additional funds by selling shares of our common stock or other equity-linked securities, the ownership interest of our current stockholders will be diluted. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or products or to grant licenses on terms that may not be acceptable to us. If we raise additional funds through debt financing, we may have to grant a security interest on our assets to the future lenders, our debt service costs may be substantial, and the lenders may have a preferential position in connection with any future bankruptcy or liquidation involving the company.
If we are unable to raise additional capital when needed, we may be required to curtail the development of our technology or materially curtail or reduce our operations. We could be forced to sell or dispose of our rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on our business, results of operations, and financial condition, including the possibility that a lack of funds could cause our business to fail and our company to dissolve and liquidate with little or no return to investors.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting, and other expenses under the Exchange Act, the Sarbanes-Oxley Act, and other applicable securities rules and regulations. In addition, we may become subject to the requirements of                 , or any stock exchange on which we may become listed.
These rules impose various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and appropriate corporate governance practices. Our management and other personnel have devoted and will continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, the listing requirements of                 require that we satisfy certain corporate governance requirements relating to director independence, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.
The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. As a result, we are required to periodically perform an evaluation of our internal controls over financial reporting to allow management to report on the effectiveness of those controls, as required by Section 404 of the Sarbanes-Oxley Act. Additionally, our independent auditors may be required to perform a similar evaluation and report on the effectiveness of our internal controls over financial reporting. These efforts to comply with Section 404 and related regulations have required, and continue to require, the commitment of significant financial and managerial resources. While we anticipate maintaining the integrity of our internal controls over financial reporting and all other aspects of Section 404, we cannot be certain that a material weakness will not be identified when we test the effectiveness of our control systems in the future. If a material weakness is identified, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources, costly litigation or a loss of public confidence in our internal controls, which could have an adverse effect on the market price of our stock. See the risk factor entitled “Financial reporting obligations of being a public company in the United States require well defined disclosure and financial controls and procedures that we did not have as a private company and that are expensive and time-consuming requiring our management to devote substantial time to compliance matters.” in this prospectus for more information on our internal controls over financial reporting.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. As an emerging growth company, we are not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, we have reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and we are exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. We cannot predict if investors will find our stock less attractive because we may rely on these provisions. If some investors find our stock less attractive as a result, there may be a less active trading market for our shares and our stock price may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will not adopt the new or revised standard until the time private companies are required to adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
After we become a reporting company under the Exchange Act, we will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period, or (iv) the end of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement filed under the Securities Act.
Our ability to utilize our net operating loss, or NOL, carryforwards may be limited.
As of December 31, 2019, we had NOL carryforwards available to reduce future taxable income, if any, for federal and state income tax purposes of $7.1 million. If not utilized, the federal and state NOL carryforwards will begin expiring in 2028 and 2023 for federal and state tax purposes, respectively. Our ability to utilize NOL carryforward amounts to reduce taxable income in future years may be limited for various reasons, including if future taxable income is insufficient to recognize the full benefit of such NOL carryforward amounts prior to their expiration. Additionally, our ability to fully utilize these U.S. tax assets can also be adversely affected by “ownership changes” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, in a three-year period. Any ownership change is generally defined as a greater than 50% increase in equity ownership by “5% stockholders,” as that term is defined for purposes of Section 382 of the Code in any three-year period. Although we have not completed a full analysis under Section 382, this offering, combined with our private placements in June 2018 and July 2019, may result in an ownership change as defined in Section 382. Further, we may experience an ownership change in the future as a result of further shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.
The report of our independent registered public accounting firm included a “going concern” explanatory paragraph.
The report of our independent registered public accounting firm on our financial statements as of and for the year ended December 31, 2019 included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. If we are unable to raise sufficient capital in this offering or otherwise as and when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The inclusion of a going concern explanatory paragraph by our independent registered public accounting firm, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into critical contractual relations with third parties and otherwise execute our development strategy.

Risks Relating to Regulatory Matters
We may not receive regulatory approval for ADAIR or any future product, such as ADMIR, or its or their approvals may be delayed, which would have a material adverse effect on our business and financial condition.
ADAIR and any other future product, such as ADMIR, as well as the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by the European Medicines Agency, and similar regulatory authorities outside the U.S. Failure to obtain marketing approval for ADAIR or any future product will prevent us from commercializing such products. We have not received approval to market ADAIR from regulatory authorities in any jurisdiction. We have only limited experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third-party contract research organizations and regulatory consultants to assist us in this process. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the proposed product’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. ADAIR or any future product may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. If ADAIR or any future product receives marketing approval, the accompanying label may limit the approved use of our drug, which could limit sales of the product. We may never succeed in convincing regulatory agencies to allow us to promote the abuse deterrent properties of ADAIR, even if we are successful in demonstrating these characteristics in studies. The FDA and other regulatory agencies may never allow us to study ADAIR in human abuse liability studies, thereby limiting our ability to generate differentiating data and claims.
The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years if approval is granted at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the proposed product involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical studies and/or clinical trials. In addition, varying interpretations of the data obtained from preclinical studies and/or clinical testing could delay, limit, or prevent marketing approval of a proposed product. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.
If we experience delays in obtaining approval or if we fail to obtain approval of our proposed product or any future product, the commercial prospects for our proposed product may be harmed and our ability to generate revenue will be materially impaired.
In addition, even if we obtain approval, regulatory authorities may approve our proposed product or any future product for fewer or more limited indications than we request, may not approve the price we intend to charge for our product, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a proposed product with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product. Any of these scenarios could compromise the commercial prospects for our proposed product or any future product.
Separately, in response to the global pandemic of COVID-19, on March 10, 2020 the FDA announced its intention to postpone most foreign inspections of manufacturing facilities and products, and subsequently, on March 18, 2020, the FDA announced its intention to temporarily postpone routine surveillance inspections of domestic manufacturing facilities. The FDA reiterated its stance to Congress on June 2, 2020 stating, “only inspections deemed mission-critical will be considered on a case-by-case basis as this outbreak continues to unfold.”

Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business. If the FDA becomes unable to continue its current level of performance, we could experience delays and setbacks for our product candidates, including ADAIR and ADMIR, and for any approvals we may seek which could adversely affect our business.
Even if ADAIR or any other proposed product that we develop, such as ADMIR, receives marketing approval, we will continue to face extensive regulatory requirements and the product may still face future development and regulatory difficulties.
ADAIR and any other proposed product we may develop, such as ADMIR, or license or acquire, will also be subject to ongoing requirements and review of the FDA and other regulatory authorities. These requirements include labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, and requirements regarding the distribution of samples to physicians and recordkeeping of the drug.
The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we do not market ADAIR or any other future product for only their approved indications, we may be subject to enforcement action for off-label marketing. Violations of the FDCA, relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state health care fraud and abuse laws, false claims acts, as well as state consumer protection laws.
In addition, later discovery of previously unknown adverse events or other problems with ADAIR or any other future product, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:
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restrictions on such products, operations, manufacturers, or manufacturing processes;

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restrictions on the labeling or marketing of a product;

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restrictions on product distribution or use;

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requirements to conduct post-marketing studies or clinical trials;

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warning letters;

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withdrawal of the products from the market;

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refusal to approve pending applications or supplements to approved applications that we submit;

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recall of products;

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fines, restitution, or disgorgement of profits;

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suspension or withdrawal of marketing or regulatory approvals;

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suspension of any ongoing clinical trials;

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refusal to permit the import or export of ADAIR or any other future product, such as ADMIR;

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product seizure; or

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injunctions or the imposition of civil or criminal penalties.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP and other regulations.
The FDA’s policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our proposed product. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained.
The abuse, misuse or off-label use of our products may harm our image in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.
The products we market will be approved by the FDA for specific treatments. We will train our marketing and direct sales force to not promote our products for uses outside of the FDA-approved indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using our products off-label, when in the physician’s independent professional medical judgement, he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our products off-label. Furthermore, the use of our products for indications other than those approved by the FDA or approved by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients. In addition, although ADAIR is very difficult to manipulate into a form that can be snorted, it is not impossible to do so, as was shown by a third-party drug laboratory, hired by us in preparation for human abuse studies, that was able to develop a time-consuming and laborious process to convert ADAIR into a form that could be insufflated. In addition, although ADAIR is difficult to solubilize into a form that can be injected, sophisticated drug abusers may be able to develop methods to manipulate ADAIR into a form that can be injected. We cannot assure you that users of ADAIR or such other products we may develop in the future will not manipulate our products with the intention of abusing our products. Such abuse of our products may harm our image in the marketplace and damage our reputation.
If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs, and the curtailment of our operations.
In addition, physicians may misuse our products if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described elsewhere, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.
Our current and future relationships with customers and third-party payors in the United States and elsewhere may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, transparency, health information privacy and security, and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens, and diminished profits and future earnings.
Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any product for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act, which may constrain the business or financial arrangements and relationships through which we sell, market, and distribute any product for which we obtain marketing approval. In addition, we may be subject to transparency laws and patient privacy regulation by U.S. federal and state governments and by governments in foreign jurisdictions in which we conduct our business. The applicable federal, state, and foreign healthcare laws and regulations that may affect our ability to operate include, but are not necessarily limited to:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs, such as Medicare and Medicaid;

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federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which impose criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government; the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose obligations on covered healthcare providers, health plans, and healthcare clearinghouses, as well as their business associates that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal Open Payments program, which requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to “payments or other transfers of value” made to physicians, which is defined to include doctors, dentists, optometrists, podiatrists and chiropractors, and teaching hospitals and applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by the physicians and their immediate family members. Data collection began on August 1, 2013 with requirements for manufacturers to submit reports to CMS by March 31, 2014 and 90 days after the end each subsequent calendar year. Disclosure of such information was made by CMS on a publicly available website beginning in September 2014; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thereby complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, which could have a material adverse effect on our business. If any of the physicians or other healthcare providers or entities with whom we expect to do business, including our collaborators, is found not to be in compliance with applicable laws, it may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also materially affect our business.
Regulatory approval for any approved product is limited by the FDA to those specific indications and conditions for which clinical safety and efficacy have been demonstrated.
Any regulatory approval is limited to those specific diseases and indications for which a product is deemed to be safe and effective by the FDA. In addition to the FDA approval required for new formulations, any new indication for an approved product also requires FDA approval. If we are not able to obtain FDA approval for any desired future indications for ADAIR or any other future product, such as ADMIR, our ability to effectively market and sell ADAIR or any other future product may be reduced and our business may be adversely affected.
While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, our ability to promote the products is limited to those indications that are specifically approved by the FDA. These “off-label” uses are common across medical specialties and may constitute an appropriate treatment for some patients in varied circumstances. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow FDA rules and guidelines relating to promotion and advertising may cause the FDA to send a Warning Letter to the Company (which becomes public) alleging violations of the FDCA and subjecting the Company to other potential enforcement such as to suspend or withdraw an approved product from the market, require a recall or institute fines, or could diminish our reputation and result in disgorgement of money, operating restrictions, injunctions, or criminal prosecution, any of which could harm our business.
Public concern regarding the safety of drug products such as ADAIR could delay or limit our ability to obtain regulatory approval, result in the inclusion of unfavorable information in our labeling, or require us to undertake other activities that may entail additional costs.
In light of widely publicized events concerning the safety risk of certain drug products, the FDA, members of Congress, the Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and the establishment of risk management programs. The Food and Drug Administration Amendments Act of 2007, or FDAAA, grants significant expanded authority to the FDA, much of which is aimed at improving the safety of drug products before and after approval. In particular, this law authorizes the FDA to, among other things, require post-approval studies and clinical trials, mandate changes to drug labeling to reflect new safety information and require risk evaluation and mitigation strategies for certain drugs, including certain currently approved drugs. It also significantly expands the federal government’s clinical trial registry and results databank, which we expect will result in significantly increased government oversight of clinical trials. Under the FDAAA, companies that violate these and other provisions of this law are subject to substantial civil monetary penalties, among other regulatory, civil and criminal penalties. The increased attention to drug safety issues may result in a more cautious approach by the FDA in its review of data from our preclinical studies and clinical trials. Data from preclinical studies and clinical trials may receive greater scrutiny, particularly with respect to safety, which may make the FDA or other regulatory authorities more likely to require additional preclinical studies and/or clinical trials. If the FDA requires us to conduct additional preclinical studies or clinical trials prior to approving ADAIR, our ability to obtain approval of this proposed product will be delayed. If the FDA requires us to provide additional preclinical studies and/or clinical data following the approval of ADAIR, the indications for which this proposed product is approved may be limited or there may be specific warnings or limitations on dosing, and our efforts to commercialize ADAIR may be otherwise adversely impacted.
If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.
We may not be able to continue existing clinical trials, or initiate new clinical trials, for our proposed product if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the U.S. Some of our competitors have ongoing clinical trials for proposed products that treat the same indications as our proposed product, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ proposed products. Available therapies for the indications we are pursuing can also affect enrollment in our clinical trials. Patient enrollment is affected by other factors including, but not necessarily limited to:
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the severity of the disease under investigation;

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the eligibility criteria for the study in question;

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the perceived risks and benefits of the proposed product under study;

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the efforts to facilitate timely enrollment in clinical trials;

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the patient referral practices of physicians;

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the ability to monitor patients adequately during and after treatment;

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the proximity and availability of clinical trial sites for prospective patients; and

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the availability of other approved drugs to treat the same condition, thereby creating competition for our clinical trail enrollment and reducing the incentive for prospective patients to participate in our trials.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for ADAIR or any future product, such as ADMIR, which would cause the value of our company to decline and limit our ability to obtain additional financing.
Current and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize ADAIR or any other proposed product that we develop and affect the prices we may set.
In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for ADAIR or any other proposed product that we develop, restrict or regulate post-approval activities and affect our ability to profitably sell ADAIR or any other proposed product for which we obtain marketing approval.
Legislative and regulatory proposals have been made to expand post-approval requirements, restrict sales and promotional activities for pharmaceutical products, and regulate pricing. We are not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our proposed product, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.
Recently enacted legislation, future legislation and healthcare reform measures may increase the difficulty and cost for us to obtain marketing approval for and commercialize ADAIR and for any future product, such as ADMIR, and may affect the prices we may set.
In the United States and some foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, including cost-containment measures that may reduce or limit coverage and reimbursement for newly approved drugs and affect our ability to profitably sell ADAIR and for any future product, such as ADMIR, for which we obtain marketing approval. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs, restrict or regulate post-approval activities and improve the quality of healthcare.
In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.
For example, in March 2010, the Affordable Care Act, was enacted in the United States. Among the provisions of the Affordable Care Act of importance to ADAIR and for any future product, the Affordable Care Act: establishes an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; extends manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; expands eligibility criteria for Medicaid programs; expands the entities eligible for discounts under the Public Health program; increases the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program; creates a new Medicare Part D coverage gap discount program; establishes a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research; and establishes a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending.
At this time, we are unsure of the full impact that the Affordable Care Act will have on our business. There have been judicial and political challenges to certain aspects of the Affordable Care Act. For example, since January 2017, President Trump has signed two executive orders and other directives designed to delay, circumvent, or loosen certain requirements of the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the Affordable Care Act have been signed into law. The Tax Cuts and Jobs Act of 2017, or Tax Act, included a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain Affordable Care Act-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share. The Bipartisan Budget Act of 2018, or the BBA, among other things, amends the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole,” by increasing from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D. In July 2018, CMS published a final rule permitting further collections and payments to and from certain Affordable Care Act qualified health plans and health insurance issuers under the Affordable Care Act risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, or Texas District Court Judge, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. While the Texas District Court Judge, as well as the Trump Administration and CMS, have stated that the ruling will have no immediate effect, it is unclear how this decision, subsequent appeals, and other efforts to repeal and replace the ACA will impact the ACA and our business.
In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. The Coronavirus Aid, Relief, and Economic Security Act, which was signed into law on March 27, 2020, designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended these reductions from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030. In addition, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Further, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products.
At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid and to eliminate cost sharing for generic drugs for low-income patients. Additionally, the Trump administration released a “Blueprint” to lower drug prices through proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The U.S. Department of Health and Human Services has begun the process of soliciting feedback on some of these measures and, at the same time, is implementing others under its existing authority. Although some of these, and other, proposals will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs.
At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for ADAIR and for any future product, such as ADMIR, if approved, or put pressure on our product pricing, which could negatively affect our business, results of operations, financial condition and prospects.
We expect that the Affordable Care Act, these new laws and other healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize ADAIR and for any future product, such as ADMIR, if approved.
We rely, and expect to continue to rely, on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials or complying with applicable regulatory requirements.
We rely on third-party contract research organizations and clinical research organizations to conduct our clinical trials for ADAIR and for any future product, such as ADMIR. We expect to continue to rely on third parties, such as contract research organizations, clinical research organizations, clinical data management organizations, medical institutions and clinical investigators, to conduct all of our clinical trials. The agreements with these third parties might terminate for a variety of reasons, including a failure to perform by the third parties. If we need to enter into alternative arrangements, that could delay our product development activities.
Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials are conducted in accordance with the general investigational plan and protocols for the trial and in accordance with good laboratory practice, as appropriate. Moreover, the FDA requires us to comply with standards, commonly referred to as good clinical practices, or GCPs, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Regulatory authorities enforce these requirements through periodic inspections of trial sponsors, clinical investigators, and trial sites. If we or any of our clinical research organizations fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure investors that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials complies with GCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within specified timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.
The third parties with whom we have contracted to help perform our clinical trials may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our proposed product and will not be able to, or may be delayed in our efforts to, successfully commercialize our proposed product.
If any of our relationships with these third-party contract research organizations or clinical research organizations terminates, we may not be able to enter into arrangements with alternative contract research organizations or clinical research organizations or to do so on commercially reasonable terms. Switching or adding additional contract research organizations or clinical research organizations involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new contract research organization or clinical research organization commences work. As a result, delays could occur, which could compromise our ability to meet our desired development timelines. Though we carefully manage our relationships with our contract research organizations or clinical research organizations, there can be no assurance that we will not encounter similar challenges or delays in the future.
We rely on clinical data and results obtained by third parties that could ultimately prove to be inaccurate or unreliable.
As part of our strategy to mitigate development risk, we seek to develop proposed products with validated mechanisms of action and we utilize biomarkers to assess potential clinical efficacy early in the development process. This strategy necessarily relies upon clinical data and other results obtained by third parties that may ultimately prove to be inaccurate or unreliable. Further, such clinical data and results may be based on products or proposed products that are significantly different from ADAIR or any future product, such as ADMIR. If the third-party data and results we rely upon prove to be inaccurate, unreliable or not applicable to ADAIR or any future product, we could make inaccurate assumptions and conclusions about our proposed product and our research and development efforts could be compromised.
If we fail to comply with environmental, health, and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.
We are subject to numerous environmental, health, and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment, and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. Although we believe that the safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.
In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
If the FDA does not conclude that ADAIR is sufficiently bioequivalent, or demonstrate comparable bioavailability to its reference listed drug, or RLD , or if the FDA otherwise does not conclude that ADAIR satisfies the requirements of Section 505(b)(2) of the FDCA, approval pathway, the approval pathway for this proposed product will likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and the FDA may not approve this proposed product.
A key element of our strategy is to seek FDA approval for ADAIR through Section 505(b)(2) approval pathway. Section 505(b)(2) of the FDCA permits the filing of an NDA that contains full safety and efficacy reports but where at least some of the information required for approval comes from studies not conducted by or for the applicant. Such information could include the FDA’s findings of safety and efficacy in the approval of a similar drug, and for which the applicant has not obtained a right of reference and/or published literature. Such reliance is typically predicated on a showing of bioequivalence or comparable bioavailability to an approved drug.
If the FDA does not allow us to pursue the Section 505(b)(2) approval pathway for ADAIR, or if we cannot demonstrate bioequivalence or comparable bioavailability of ADAIR to an approved product, we may need to conduct additional clinical trials, provide additional data and information, and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for ADAIR would increase. Moreover, our inability to pursue the Section 505(b)(2) approval pathway could result in new competitive products reaching the market sooner than ADAIR, which could have a material adverse effect on our competitive position and our business prospects. Even if we are allowed to pursue the Section 505(b)(2) approval pathway, we cannot assure investors that ADAIR will receive the requisite approval for commercialization on a timely basis, if at all.
In addition, notwithstanding the approval of a number of products by the FDA under the Section 505(b)(2) approval pathway over the last few years, pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may change its policies and practices with respect to the Section 505(b)(2) approval pathway, which could delay or even prevent the FDA from approving any NDA that we submit under Section 505(b)(2).
Even if ADAIR is approved under Section 505(b)(2), the approval may be subject to limitations on the indicated uses for which the product may be marketed or to other conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, including additional clinical trials.
ADAIR contains a controlled substance, the manufacture, use, sale, importation, exportation, and distribution of which are subject to regulation by state, federal, and foreign law enforcement and other regulatory agencies.
ADAIR contains, and any future product, such as ADMIR, if any, may contain, controlled substances which are subject to state, federal, and foreign laws and other regulations regarding their manufacturing, use, sale, importation, exportation, and distribution. ADAIR’s active ingredient, dextroamphetamine, is classified as a controlled substance under the CSA, and regulations of the DEA. A number of states also independently regulate these drugs as controlled substances. Controlled substances are classified by the DEA as Schedule I, II, III, IV, or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. The active ingredient in ADAIR, dextroamphetamine, is listed by the DEA as a Schedule II controlled substance under the CSA. For our current proposed product, and any potential future product, such as ADMIR, containing a controlled substance, we and our suppliers, manufacturers, contractors, customers, and distributors are required to obtain and maintain applicable registrations from state, federal, and foreign law enforcement and regulatory agencies and comply with their laws and regulations regarding the manufacturing, use, sale, importation, exportation, and distribution of controlled substances. An example of such practice is that all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist and may not be refilled without a new prescription. Furthermore, the amount of Schedule II substances that can be obtained for clinical trials and commercial distribution is limited by the CSA and DEA regulations. We may not be able to obtain sufficient quantities of these controlled substances in order to complete our clinical trials or meet commercial demand, even if ADAIR is approved for marketing.
In addition, controlled substances are subject to regulations governing manufacturing, labeling, packaging, testing, dispensing, production and procurement quotas, recordkeeping, reporting, handling, shipment, and disposal. These regulations increase the personnel needs and the expense associated with development and commercialization of proposed products that include controlled substances. The DEA and some states conduct periodic inspections of registered establishments that handle controlled substances.
Failure to obtain and maintain required registrations or to comply with any applicable regulations, including quotas imposed by the DEA, could delay or preclude us from developing and commercializing our proposed product that contains a controlled substance and subject us to enforcement action. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In some circumstances, violations could lead to criminal proceedings. Because of their restrictive nature, these regulations could limit commercialization of our proposed product containing controlled substances.
If we, our drug products or the manufacturing facilities for our drug products fail to comply with applicable regulatory requirements, a regulatory agency may:
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issue warning letters or untitled letters;

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seek an injunction or impose civil or criminal penalties or monetary fines;

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suspend or withdraw marketing approval;

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suspend any ongoing clinical trials;

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refuse to approve pending applications or supplements to applications;

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suspend or impose restrictions on operations, including costly new manufacturing requirements;

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seize or detain products, refuse to permit the import or export of products or request that we initiate a product recall; or

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refuse to allow us to enter into supply contracts, including government contracts.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have been obtained and we may not achieve or sustain profitability, which would adversely affect our business.
The FDA may not approve product labeling for ADAIR that would permit us to market and promote our product in the United States by describing its abuse-deterrent features.
We have invested resources conducting Laboratory Manipulation and Extraction Studies (Category 1), and may spend substantial additional resources conducting Pharmacokinetic Studies (Category 2) and Clinical Abuse Potential Studies (Category 3) to support ADAIR’s abuse-deterrence characteristics, and we believe such studies are consistent with the April 2015 final FDA guidance on opioid medications, or the 2015 FDA Guidance, as no guidance exists on stimulants. However, we have not yet received regulatory approval to market ADAIR and additional data may emerge that could change the FDA’s position on the proposed product label, and there can be no assurance that ADAIR or our other current or any future product, such as ADMIR, will receive FDA-approved product labeling that describes abuse-deterrent features of such product given the current absence of specific FDA guidance on development of abuse-deterrent amphetamines. Our failure to achieve FDA approval of product labeling containing information on abuse-deterrence characteristics of ADAIR will prevent or substantially limit our promotion of the abuse-deterrent features of ADAIR. This type of limitation would make it difficult for us to differentiate ADAIR from other amphetamine-containing products, may cause us to lower the price of our product to the extent that there are competing products with abuse-deterrent claims on their product labels and as a result, our product would be less competitive in the market. The FDA closely regulates promotional materials and other promotional activities, even if the FDA initially approves product labeling that includes a description of the abuse- deterrent characteristics of ADAIR and therefore the FDA may object to our marketing claims and product advertising campaigns. This could lead to the issuance of warning letters or untitled letters, suspension or withdrawal of our product from the market, recalls, fines, disgorgement of money, operating restrictions, injunctions, and civil or criminal prosecution. Any of these consequences would harm the commercial success of ADAIR or any other future product.
Even if any other proposed product are approved for marketing with certain abuse-deterrence claims, the 2015 FDA Guidance may not apply to such proposed product, as the said guidance is not binding law and may be superseded or modified at any time. Also, if the FDA determines that our post-marketing data do not demonstrate that the abuse-deterrent properties result in reduction of abuse, or demonstrate a shift to routes of abuse that present a greater risk, the FDA may find that product labeling revisions are needed, and may require the removal of our abuse-deterrence claims. Although ADAIR is very difficult to manipulate into a form that can be snorted, it is not impossible to do so, as was shown by a third-party drug laboratory, hired by us in preparation for human abuse studies, that was able to develop a time-consuming and laborious process to convert ADAIR into a form that could be insufflated. In addition, although ADAIR is difficult to solubilize into a form that can be injected, sophisticated drug abusers may be able to develop methods to manipulate ADAIR into a form that can be injected.
Further, in October 2020, an FDA advisory committee reviewed another abuse deterrent stimulant which relied on different delivery technology and a different active molecule than ADAIR. The advisory committee recommended against the approval of the other product, voting that the benefits did not outweigh the risks. In particular, the advisory committee determined that the other product had not established that it could deter the risk of intranasal abuse based on the results of its human abuse liability study because it failed the study’s primary endpoint. Further the advisory committee voted that the safety of the other product had not been adequately characterized because of safety concerns with two inactive ingredients contained in the other product. ADAIR does not contain either of these inactive ingredients. Nevertheless, we may not be able to conduct a successful pivotal human abuse trial and an FDA advisory committee could vote that the benefits of ADAIR or ADMIR do not outweigh the risks.
We may need to comply with the requirements of the Drug Supply Chain Security Act, which outlines critical steps required to build an electronic, interoperable system to identify and trace certain prescription drugs as they are distributed in the United States.
We may need to comply with the requirements of the Drug Supply Chain Security Act, including those related to product tracing, verification, and authorized trading partners. Signed into law in 2013, the Drug Supply Chain Security Act, amended the FDCA, and is being implemented over a 10-year period. The law’s requirements include the ability to quarantine and promptly investigate a suspect product, such as a potentially counterfeit, diverted or stolen product, to determine if it is illegitimate, and notify our trading partners and the FDA of any illegitimate product. Such compliance may be time consuming and expensive to implement. Also, in the event that we fail to comply with these requirements, we may face regulatory actions that could affect our ability to commercialize ADAIR.
Even if ADAIR or any other future product, such as ADMIR, we may develop receives marketing approval, there could be adverse effects not discovered during development.
Even if any of our proposed products receive marketing approval, we or others may later identify undesirable side-effects caused by the product or problems with our third-party manufacturers or manufacturing processes, and in either event a number of potentially significant negative consequences could result, including:

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regulatory authorities may suspend or withdraw their approval of the product;

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regulatory authorities may require the addition of labeling statements, such as warnings or contraindications or distribution and use restrictions;

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regulatory authorities may require us to issue specific communications to healthcare professionals, such as “Dear Doctor” letters;

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regulatory authorities may issue negative publicity regarding the affected product, including safety communications;

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we may be required to change the way the product is administered, conduct additional clinical trials or restrict the distribution or use of the product;

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we could be sued and held liable for harm caused to patients; and

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our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product and could substantially increase commercialization costs or even force us to cease operations.
Our products may cause or contribute to adverse medical events that we are required to report to the FDA and if we fail to do so, we would be subject to sanctions that would materially harm our business.
Postmarketing safety data collection and adverse event reporting are critical elements of FDA’s oversight of drugs and therapeutic biologics available to the American public. The testing that helps to establish the safety of products, such as drugs and therapeutic biologics, is typically conducted on small groups before FDA approves the products for sale. Some problems can remain unknown, only to be discovered when a product is used by a large number of people. An adverse event is any unanticipated experience or side effect associated with the use of a drug or therapeutic biologic in humans, whether or not it is considered related to the product. An adverse event could occur:
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with use in professional practice;

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from overdose whether accidental or intentional;

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from abuse;

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from withdrawal; and

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due to lack of expected effectiveness.

During inspections, FDA investigators will review a company’s postmarketing adverse event information to ensure compliance with federal laws and regulations.
Our marketed products are subject to adverse event reporting (ADR) which require that we report to the FDA events related to our products. The timing of our obligation to report under the ADR regulations is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we fail to comply with our reporting obligations, the FDA could take action including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearances or approvals, seizure of our products, or delay in clearance or approval of future products.
Our products may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.
The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in their design or manufacture. A government-mandated or voluntary recall could occur as a result of an unacceptable risk to health, contaminated product, manufacturing errors, or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on our future sales and our ability to generate profits.
Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, which may result in necessary changes to clinical trial protocols, which could result in increased costs to us, delay our development timeline or reduce the likelihood of successful completion of our clinical trials.
Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, as a result of which we may need to amend clinical trial protocols. Amendments may require us to resubmit our clinical trial protocols to IRBs for review and approval, which may impact the cost, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we terminate, any of our clinical trials, the commercial prospects for our proposed product would be harmed and our ability to generate product revenue would be delayed, possibly materially.
Our amended and restated certificate of incorporation designate specific courts as the exclusive forum for certain litigation that may be initiated by the Company’s stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Pursuant to our amended and restated certificate of incorporation, which will be effective prior to the closing of the offering, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any state law claims for (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of or based on a breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders; (3) any action asserting a claim pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation; or (4) any action asserting a claim governed by the internal affairs doctrine, or the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our amended and restated certificate of incorporation further provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision. In addition, our amended and restated certificate of incorporation provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
We recognize that the Delaware Forum Provision in our amended and restated certificate of incorporation may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clauses in our amended and restated certificate of incorporation may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Court may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Risks Relating to Intellectual Property
We have filed multiple patent applications and have two issued patents by the U.S. PTO. These or any other patent applications may not result in issued patents, and as a result we may have limited protection of our proprietary technology in the marketplace.
We have had two patents granted and one additional patent application directed to ADAIR for ADHD and narcolepsy filed in the United States, and we are seeking patent protection for ADAIR internationally in several foreign countries and territories, including the EU, Canada, Japan and China. The U.S. patents will expire in 2037. It is impossible to predict whether or how our PCT application will result in any issued patent. Even if the pending application issues, it may issue with claims significantly narrower than those we currently seek.
The patent position of biotechnology and biopharmaceutical companies is generally uncertain because it involves complex legal and factual considerations. The standards applied by the U.S. PTO and foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in biotechnology and biopharmaceutical patents. Consequently, a patent may not issue from our pending patent applications. Therefore, we do not know the degree of future protection that we will have on any proprietary product or technology that we have or may develop.
If we are unable to obtain and maintain patent protection for our technology and products or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be impaired.
Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection in the United States and other countries with respect to ADAIR or any other future product, such as ADMIR, that we may license or acquire and the methods we use to manufacture them, as well as successfully defending these patents and trade secrets against third-party challenges. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our proposed products. We will only be able to protect our technologies from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.
The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. If our licensors or we fail to obtain or maintain patent protection or trade secret protection for ADAIR or any other future product, such as ADMIR, we may license or acquire, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and achieve profitability. Moreover, should we enter into other collaborations we may be required to consult with or cede control to collaborators regarding the prosecution, maintenance, and enforcement of our patents. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.
The patent position of biotechnology and biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has in recent years been the subject of much litigation. In addition, no consistent policy regarding the breadth of claims allowed in biopharmaceutical or biotechnology patents has emerged to date in the United States. The patent situation outside the U.S. is even more uncertain. The laws of foreign countries may not protect our rights to the same extent as the laws of the U.S. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until eighteen (18) months after a first filing, or in some cases at all. Therefore, we cannot know with certainty whether we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or whether we were the first to file for patent protection of such inventions. In the event that a third party has also filed a U.S. patent application relating to our proposed products or a similar invention, we may have to participate in interference proceedings declared by the U.S.

PTO to determine priority of invention in the United States. The costs of these proceedings could be substantial and it is possible that our efforts would be unsuccessful, resulting in a material adverse effect on our U.S. patent position. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.
Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The U.S. PTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.
Moreover, we may be subject to a third-party pre-issuance submission of prior art to the U.S. PTO, or become involved in opposition, derivation, reexamination, inter parties review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, patent office trial, proceeding or litigation could reduce the scope of, render unenforceable, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product.
Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner.
The issuance of a patent does not foreclose challenges to its inventorship, scope, validity or enforceability. Therefore, our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Given the amount of time required for the development, testing, and regulatory review of new proposed products, patents protecting such proposed products might expire before or shortly after such proposed products are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Because it is difficult and costly to protect our proprietary rights, we may not be able to ensure their protection.
The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:
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our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

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our licensors might not have been the first to file patent applications for these inventions;

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others may independently develop similar or alternative technologies or duplicate ADAIR or any future product, such as ADMIR;

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it is possible that none of the pending patent applications licensed to us will result in issued patents;

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the issued patents covering ADAIR or any future product, such as ADMIR, may not provide a basis for market exclusivity for active products, may not provide us with any competitive advantages, or may be challenged by third parties;

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we may not develop additional proprietary technologies that are patentable; or

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patents of others may have an adverse effect on our business.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.
Competitors may infringe our issued patents or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, rendered unenforceable, or interpreted narrowly.
If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in any litigation would harm our business.
Our ability to develop, manufacture, market and sell ADAIR or any other future product, such as ADMIR, that we may license or acquire depends upon our ability to avoid infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the general fields of ADHD and cover the use of numerous compounds and formulations in our targeted markets. Because of the uncertainty inherent in any patent or other litigation involving proprietary rights, we and our licensors may not be successful in defending intellectual property claims by third parties, which could have a material adverse effect on our results of operations. Regardless of the outcome of any litigation, defending the litigation may be expensive, time-consuming and distracting to management. In addition, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that ADAIR may infringe. There could also be existing patents of which we are not aware that ADAIR may inadvertently infringe
There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we infringe on their patents or misappropriated their technology, we could face a number of issues, including:
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infringement and other intellectual property claims which, with or without merit, can be expensive and time consuming to litigate and can divert management’s attention from our core business;

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substantial damages for past infringement which we may have to pay if a court decides that our product infringes on a competitor’s patent;

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a court prohibiting us from selling or licensing our product unless the patent holder licenses the patent to us, which it would not be required to do;

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if a license is available from a patent holder, we may have to pay substantial royalties or grant cross licenses to our patents; and

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redesigning our processes so they do not infringe, which may not be possible or could require substantial funds and time.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.
We may need to license certain intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.
A third party may hold intellectual property, including patent rights that are important or necessary to the development and commercialization of ADAIR or any other future product, such as ADMIR. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize ADAIR or any other future product. If we are unable to obtain a license from these third parties, or unable to obtain a license, on commercially reasonable terms, our business could be harmed.
If we fail to comply with our obligations in our intellectual property licenses and funding arrangements with third parties, we could lose rights that are important to our business.
In the future, we may become party to licenses that are important for product development and commercialization. If we fail to comply with our obligations under current or future license and funding agreements, our counterparties may have the right to terminate these agreements, in which event we might not be able to develop, manufacture or market any product or utilize any technology that is covered by these agreements or may face other penalties under the agreements. Such an occurrence could materially and adversely affect the value of a proposed product being developed under any such agreement or could restrict our drug discovery activities. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements with less favorable terms, or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology.
We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
As is common in the biotechnology and biopharmaceutical industry, we employ individuals who were previously employed at other biotechnology or biopharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patent protection for ADAIR or any future product, such as ADMIR, we also rely on trade secrets, including unpatented know-how, technology, and other proprietary information, to maintain our competitive position, particularly where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We limit disclosure of such trade secrets where possible, but we also seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who do have access to them, such as our employees, our licensors, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors, and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and may unintentionally or willfully disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets. Moreover, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.
Risks Relating to Securities Markets and Investment in Our Stock
There is no existing market for our securities and we do not know if one will develop to provide you with adequate liquidity. Even if a market does develop following this offering, the stock prices in the market may not exceed the offering price.
Prior to this offering, there has not been a public market for our securities. We cannot assure you that an active trading market for our common stock will develop following this offering, or if it does develop, it may not be maintained. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market following the completion of this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price you pay in this offering.
If we cannot satisfy or continue to satisfy the listing requirements of                 and other rules, including the director independence requirements, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.
Although we intend to list our common stock on                 , we may not be able to satisfy the listing criteria in order to obtain a listing, or we may be unable to continue to satisfy the listing requirements and rules if our common stock is listed on either exchange, including the director independence requirements and certain financial metrics for our stockholders’ equity and market value of listed securities or net income from continuing operations. If we are unable to satisfy                 criteria for maintaining our listing, our securities could be subject to delisting. If                 delists our securities, we could face significant consequences, including:
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a limited availability for market quotations for our securities;

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reduced liquidity with respect to our securities;

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a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in reduced trading;

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activity in the secondary trading market for our common stock;

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limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, we would no longer be subject to                 rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards.
Our stock may be subject to substantial price and volume fluctuations due to a number of factors, many of which are beyond our control and may prevent our stockholders from reselling our common stock at a profit.
The market prices for securities of biotechnology and biopharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In particular, the trading prices for pharmaceutical, biopharmaceutical and biotechnology companies have been highly volatile as a result of the COVID-19 pandemic.
The market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:
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results from, and any delays in, our clinical trials for our product candidates, including ADAIR and ADMIR, or any other future clinical development programs, including any delays related to the COVID-19 pandemic;

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announcements concerning the progress of our efforts to obtain regulatory approval for and commercialize ADAIR or any future product, including ADMIR, including any requests we receive from the FDA for additional studies or data that result in delays in obtaining regulatory approval or launching such proposed product, if approved;

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market conditions in the biopharmaceutical and biotechnology sectors or the economy as a whole;

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price and volume fluctuations in the overall stock market;

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the failure of ADAIR or any future product, such as ADMIR, if approved, to achieve commercial success;

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announcements of the introduction of new products by us or our competitors;

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developments concerning product development results or intellectual property rights of others;

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litigation or public concern about the safety of our potential products;

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actual fluctuations in our quarterly operating results, and concerns by investors that such fluctuations may occur in the future;

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deviations in our operating results from the estimates of securities analysts or other analyst comments;

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additions or departures of key personnel;

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health care reform legislation, including measures directed at controlling the pricing of biopharmaceutical products, and third-party coverage and reimbursement policies;

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developments concerning current or future strategic collaborations; and

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discussion of us or our stock price by the financial and scientific press and in online investor communities.

Our management will have broad discretion in how we use the net proceeds of this offering and might not use them effectively.
Our management will have considerable discretion over the use of proceeds from this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner which you may consider most appropriate. Our management might spend a portion or all of the net proceeds from this offering in ways that our stockholders do not desire or that might not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Furthermore, you will have no direct say on how our management allocates the net proceeds of this offering. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our common stock, a liquid trading market, if any, for our common stock may not develop, and if it does, our share price and trading volume could decline.
The trading market, if any, for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and analysts may not provide favorable coverage, or any coverage at all. If any of the analysts that do cover us make an adverse recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
Because we do not intend to declare cash dividends on our common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.
We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. See “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters — Holders — Dividends” and “Description of Registrant’s Securities to be Registered — Common Stock — Dividends” for additional information.
Our significant stockholders may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support.
Medice, through its affiliated entity, SALMON Pharma GmbH, or Salmon Pharma, owns approximately 32.8% of our issued and outstanding shares of common stock, and accordingly controls approximately 32.8% of our voting power. In addition, Arcturus owns approximately 18.7% of our issued and outstanding shares of common stock, and accordingly controls approximately 18.7% of our voting power. Members of our board of directors and management beneficially own approximately 58.4% of our issued and outstanding shares of common stock, and accordingly will control approximately 58.4% of our voting power, assuming exercise of all stock options exercisable within 60 days of October 22, 2020. If Salmon Pharma, Arcturus or any member of our board or management acquires additional shares of common stock in the aftermarket or in privately negotiated transactions, this would increase their control. Factors that would be considered in making such additional purchases would include consideration of the current trading price of our common stock.
Salmon Pharma and Arcturus’s large ownership stake may allow it to exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support, including amendments to our amended and restated certificate of incorporation, election of our board of directors, removal of any of our directors, adoption of measures that could delay or prevent a change in control or impede a merger, takeover, or other business combination involving us, and approval of other major corporate transactions. In addition, Salmon Pharma and Arcturus’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. Accordingly, our stockholders other than Salmon Pharma and Arcturus may be unable to influence management and exercise control over our business.
Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable.
As of the closing of this offering, provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and applicable provisions of Delaware law may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. The provisions in our amended and restated certificate of incorporation and amended and restated bylaws:
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limit who may call stockholder meetings;

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do not provide for cumulative voting rights;

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provide that all vacancies may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain legal claims; and

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provide that the federal district courts of the United States of American will be the exclusive forum for legal claims under the Securities Act.

In addition, once we become a publicly traded corporation, Section 203 of the Delaware General Corporation Law may limit our ability to engage in any business combination with a person who beneficially owns 15% or more of our outstanding voting stock unless certain conditions are satisfied. This restriction lasts for a period of three years following the share acquisition. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock. See “Description of Registrant’s Securities to be Registered” for additional information.
Financial reporting obligations of being a public company in the United States require well defined disclosure and financial controls and procedures that we did not have as a private company and that are expensive and time-consuming requiring our management to devote substantial time to compliance matters.
As a publicly traded company, we will incur significant additional legal, accounting and other expenses that we did not incur as a privately held company. For example, as a privately held company, we were not required to have, and did not have, well defined disclosure and financial controls and procedures or systems of internal controls over financial reporting that are generally required of publicly held companies. We determined that our internal controls over financial reporting include material weaknesses that need to be remedied. Although we intend to take steps to remedy these material weaknesses in order to assure compliance with our future financial reporting obligations, there can be no assurance that we will be able to do so in a timely manner or at all.
These reporting obligations associated with being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from our reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, (the “Dodd-Frank Act”), and the listing requirements of the stock exchange on which our securities are to be listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.
If we fail to comply with the rules under the Sarbanes-Oxley Act related to accounting controls and procedures in the future, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting after a transition period ending with our second annual report on Form 10-K filed under Section 13(a) of the Exchange Act. If we fail to comply with the rules under the Sarbanes-Oxley Act related to disclosure controls and procedures in the future, or, if in the future we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.
As an investor, you may lose a portion or all of your investment.
Investing in our common stock involves a high degree of risk. As an investor, you may never recoup all, or even part, of your investment and you may never realize any return on your investment. You must be prepared to lose all of your investment.

Raising additional capital may cause dilution to our stockholders, including purchasers of common stock in this offering, restrict our operations, or require us to relinquish rights to our technologies or product candidates.
Until such time, if ever, as we can generate substantial revenue, we may finance our cash needs through a combination of equity offerings, debt financings, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or other sources. We do not currently have any committed external source of funds. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans.
To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, intellectual property, future revenue streams or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate product candidate development or future commercialization efforts.
If you purchase shares of our common stock in this offering, you will incur immediate dilution in the book value of your shares.
The initial public offering price of our common stock will be substantially higher than the as adjusted net tangible book value per share of our common stock. Therefore, if you purchase our common stock in this offering, you will pay a price per share of our common stock that substantially exceeds the book value of our tangible assets after subtracting our liabilities. Based on an assumed initial public offering price of $      per share, you will experience immediate dilution of $      per share, representing the difference between our net tangible book value per share, after giving effect to this offering, and the assumed initial public offering price. Further, the future exercise of any outstanding options to purchase shares of our common stock will cause you to experience additional dilution. See “Dilution.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. Some of the statements in the sections captioned “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•
the likelihood of our clinical trials and non-clinical studies demonstrating safety and efficacy of our product candidates, and other positive results;

•
the timing of initiation of our future clinical trials, and the reporting of data from our completed, current and future preclinical and clinical trials;

•
the size of the market opportunity for our product candidates;

•
our plans relating to commercializing our product candidates, if approved, including the geographic areas of focus and sales strategy;

•
the success of competing therapies that are or may become available;

•
our estimates of the number of patients in the United States who suffer from ADHD or narcolepsy and the number of patients that will enroll in our clinical trials;

•
the beneficial characteristics, safety and efficacy of our product candidates;

•
the timing or likelihood of regulatory filings and approval for our product candidates;

•
our ability to obtain and maintain regulatory approval of our product candidates;

•
our plans relating to the further development and manufacturing of our product candidates, including ADMIR;

•
the expected potential benefits of strategic collaborations with third parties, including Medice, who is affiliated with one of our principal stockholders, Salmon Pharma, and represented by one member of our board of directors, and our ability to attract collaborators with development, regulatory and commercialization expertise;

•
existing regulations and regulatory developments in the United States, the European Union, and other geographic territories;

•
our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available;

•
our continued reliance on third parties to conduct additional clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

•
the need to hire additional personnel, and our ability to attract and retain such personnel;

•
the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•
our financial performance;

•
the sufficiency of our existing capital resources to fund our future operating expenses and capital expenditure requirements;

•
the impacts of the COVID-19 pandemic on our operations;

•
our expectations regarding the period during which we will qualify as an emerging growth company under the JOBS Act;

•
our anticipated use of our existing resources and the proceeds from this offering; and

•
our ability to list our common stock on                 .

Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. You should refer to the “Risk Factors” section of this prospectus for a discussion of other important factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward- looking statements as predictions of future events. If the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change, however, except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

MARKET, INDUSTRY AND OTHER DATA
This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our drug candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from independent industry publications, governmental publications, reports by market research firms or other independent sources that we believe to be reliable sources. In some cases, we do not expressly refer to the sources from which this data is derived. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the industry in which we operate, and our management’s understanding of industry conditions. While we believe our internal research is reliable, it has not been verified by an independent source. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. We are responsible for all of the disclosure contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of                 shares of our common stock in this offering will be approximately $      , or approximately $      if the underwriters exercise their option to purchase additional shares in full, based upon an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $      , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $      , assuming that the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the initial public offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering, although it may accelerate the time at which we will need to seek additional capital.
We intend to use the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments as follows:
Amount
Net proceeds to us
Use of proceeds:
Planned pivotal human abuse liability clinical trial and non-clinical studies for ADAIR
Manufacturing of ADAIR, including stability studies
Regulatory and additional development costs for ADAIR and ADMIR
General working capital and general corporate purposes
Total
Based on our current plans and business conditions, we believe our existing cash, cash equivalents and short-term investments, together with the net proceeds from this offering, will be sufficient for us to fund our operating expenses and capital expenditure requirements through 2021 and the completion of all clinical trials to support the NDA for ADAIR.
Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. The amounts and timing of our actual expenditures and the extent of our preclinical, clinical and future development activities may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from our ongoing and planned clinical trials, our ability to take advantage of expedited programs or to obtain regulatory approval for our product candidates, the timing and costs associated with the manufacture and supply of product candidates for clinical development or commercialization and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.
Pending their uses, we plan to invest the net proceeds of this offering in short- and immediate- term, interest-bearing obligations, investment-grade instruments, or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our common stock or any other securities. We anticipate that we will retain all available funds and any future earnings, if any, for use in the operation of our business and do not anticipate paying cash dividends in the foreseeable future. In addition, future debt instruments may materially restrict our ability to pay dividends on our common stock. Payment of future cash dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements of then-existing debt instruments and other factors the board of directors deems relevant. See “Risk Factors — Risks Relating to Securities Markets and Investment in Our Stock — Because we do not intend to declare cash dividends on our common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.”

CAPITALIZATION
The following table sets forth our cash, cash equivalents and short-term investments and our capitalization as of June 30, 2020:
•
on an actual basis;

•
on a pro forma basis to give effect to the one-for           reverse stock split to be effective immediately prior to the closing of this offering; and

•
on a pro forma as adjusted basis to give further effect to our issuance and sale of       shares of common stock in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the information in this table together with our financial statements and the related notes appearing at the end of this prospectus and the “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.
	June 30, 2020
(In thousands, except share and per share data)	Actual	Pro Forma	Pro Forma As Adjusted(1)
Cash, cash equivalents and short-term investments	$1,999	$	$
Stockholders’ equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized, 180,248,366 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	18
Additional paid-in capital	11,036
Accumulated deficit	(10,085)
Total stockholders’ equity	969
Total capitalization	$2,968	$	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity and total capitalization by $      million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity and total capitalization by $      million, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The table above is based on 180,248,366 shares of common stock outstanding as of June 30, 2020, which excludes:
•
9,925,000 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2020 under the 2018 Equity Incentive Plan, or 2018 Plan, at a weighted average exercise price of $0.074 per share;

•
7,705,935 shares of common stock reserved for future issuance as of June 30, 2020 under the 2018 Plan;

•
725,000 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2020, issued outside of the 2018 Plan; and

•
600,000 shares of common stock issuable upon exercise of a stock option that is expected to be granted to a director following the completion of this offering.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.
Our historical net tangible book value as of June 30, 2020 was $969,000, or $0.005 per share of our common stock. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities, which is not included within stockholders’ equity (deficit). Historical net tangible book value per share represents historical net tangible book value divided by the number of shares of our common stock outstanding at June 30, 2020.
Our pro forma net tangible book value as of June 30, 2020 was $      million, or $      per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to:
•
the one-for           reverse stock split to be effective immediately prior to the closing of this offering.

Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of June 30, 2020, after giving effect to the pro forma adjustments described above.
After giving further effect to our issuance and sale of                 shares of our common stock in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2020 would have been $      million, or $      per share. This represents an immediate increase in pro forma as adjusted net tangible book value per share of $      to existing stockholders and immediate dilution of $      in pro forma as adjusted net tangible book value per share to new investors purchasing common stock in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:
Assumed initial public offering price per share		$
Historical net tangible book value per share at June 30, 2020, before giving effect to this offering	$0.005
Pro forma net tangible book value per share as of June 30, 2020, before giving effect to this offering
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing common stock in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors purchasing common stock in this offering		$
Each $1.00 increase or decrease in the assumed public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by $       million, or $       per share, and dilution per share to investors in this offering by $       per share, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares in the number of shares we are offering would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $      million, or approximately $       per share and would increase or decrease, as applicable, dilution per share to investors in this offering by approximately $       per share, assuming the assumed initial public offering price per share remains the same and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, our pro forma as adjusted net tangible book value per share after this offering would be $      , representing an immediate increase in pro forma as adjusted net tangible book value per share of $      to existing stockholders and immediate dilution in pro forma as adjusted net tangible book value per share of $      to new investors purchasing common stock in this offering, based on the initial public offering price of $      per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table summarizes, as of June 30, 2020, on the pro forma as adjusted basis described above, the total number of shares of common stock purchased from us on an as converted to common stock basis, the total consideration paid or to be paid, and the average price per share paid or to be paid by existing stockholders and by new investors in this offering at an assumed initial public offering price of $      per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing common stock in this offering will pay an average price per share substantially higher than our existing stockholders paid.
	Shares Purchased		Total Consideration		Weighted Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors participating in this offering
Total		100%	$	100%
The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares of our common stock held by existing stockholders would be reduced to    % of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors purchasing common stock in this offering would be increased to    % of the total number of shares of our common stock outstanding after this offering.
Each $1.00 increase or decrease in the assumed public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by $      million, or $      per share, and dilution per share to investors in this offering by $      per share, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares in the number of shares we are offering would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $      million, or approximately $      per share and would increase or decrease, as applicable, dilution per share to investors in this offering by approximately $      per share, assuming the assumed initial public offering price per share remains the same and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us.
The tables and discussion above are based on 180,248,366 shares of common stock outstanding as of June 30, 2020, which exclude:
•
9,925,000 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2020 under the 2018 Plan at a weighted average exercise price of $0.074 per share;

•
7,705,935 shares of common stock reserved for future issuance as of June 30, 2020 under the 2018 Plan;

•
725,000 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2020, issued outside of the 2018 Plan; and

•
600,000 shares of common stock issuable upon exercise of a stock option that is expected to be granted to a director following the completion of this offering.

To the extent that new stock options are issued, or we issue additional shares of common stock in the future, there will be further dilution to new investors. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED FINANCIAL DATA
You should read the following selected financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the following summary of our condensed statements of operations data for the six months ended June 30, 2020 and 2019 and our condensed balance sheet data as of June 30, 2020 from our financial statements appearing at the end of this prospectus. We have derived the statements of operations data for the year ended December 31, 2019 and the period from January 11, 2018 (inception) through December 31, 2018 from our audited financial statements appearing at the end of this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.
	Period from January 11, 2018 (inception) through December 31 2018 and Year Ended December 31, 2019				Six Months Ended June 30,
	2019		2018		2020		2019
					(Unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
License revenue – from related party		$—		$—		$100		$—
Operating expenses:
Research and development		1,882		3,513		1,694		894
General and administrative		1,272		801		701		597
Total operating expenses		3,154		4,314		2,395		1,491
Loss from operations		(3,154)		(4,314)		(2,295)		(1,491)
Other income (expense):
Change in fair value of derivative liability		(113)		—		—		(85)
Interest income (expense), net		(197)		1		(13)		(68)
Net loss		$(3,464)		$(4,313)		$(2,308)		$(1,644)
Net loss per share attributable to common stockholders, basic and diluted	$		$		$		$
Weighted average shares of common stock outstanding, basic and diluted
Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	$				$
Pro forma weighted average shares of common stock outstanding, basic and diluted (unaudited)

	December 31,		June 30, 2020
	2019	2018
			(Unaudited)
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$3,821	$613	$1,999
Working capital(1)	$3,114	$151	$899
Total assets	$4,276	$639	$2,435
Total stockholders’ equity	$3,214	$153	$969

(1)
We define working capital as current assets, less current liabilities. Refer to our financial statements included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

The weighted average number of common shares used in computing the net loss per common share gives effect to the 1-for-         reverse stock split of our common stock that will occur immediately prior to the closing of this offering. The pro forma weighted average number of common shares used in computing pro forma net loss per common share gives effect to the 1-for-        reverse stock split of our common stock that will occur immediately prior to the closing of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Financial Data” section of this prospectus and our financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We are a biopharmaceutical company primarily focused on the development and commercialization of proprietary biopharmaceutical products. Our only clinical-stage product currently under development is ADAIR, a proprietary, abuse-deterrent oral formulation of immediate-release (short-acting) dextroamphetamine for the treatment of Attention-deficit/hyperactivity disorder, or ADHD, and Narcolepsy. In the future, we plan to develop other abuse-deterrent products that have potential for abuse in their current forms, beginning with the development of ADMIR, an abuse deterrent formulation of Ritalin, for which we are conducting formulation development work.
The ADAIR assets were acquired by us on June 22, 2018 pursuant to the terms and conditions of the Amended and Restated Asset Purchase Agreement with Arcturus Therapeutics Ltd. (formerly known as Alcobra, Ltd.), and its subsidiary, Arcturus Therapeutics, Inc., referred to herein collectively as Arcturus, and Amiservice Development Ltd., dated as of June 22, 2018, or the Asset Purchase Agreement. In exchange for the ADAIR assets, we issued 33,750,000 shares of our common stock to Arcturus Therapeutics, Ltd. (valued at approximately $1.4 million based upon the price at which the common stock was issued and sold in the June 2018 private placement transaction described below under the heading “Financing Activities”) which comprised 30% of our then-outstanding common stock on a fully diluted basis.
On January 6, 2020, we entered into a license agreement with Medice, who is affiliated with one of our principal stockholders, Salmon Pharma, and represented by one member of our board of directors, which grants Medice an exclusive license, with the right to grant sublicenses, to develop, use, manufacture, market and sell ADAIR throughout Europe. Medice currently markets several ADHD products in Europe and is the ADHD market leader in Europe based on branded prescription market share. Medice is responsible for obtaining regulatory approval of ADAIR in the licensed territory. Under the license agreement, Medice paid us a minimal upfront payment and will pay milestone payments of up to $6.3 million in the aggregate upon first obtaining regulatory approval to market and sell ADAIR in any country, territory or region in the licensed territory and upon achieving certain annual net sales thresholds. Medice will also pay tiered royalties on annual net sales of ADAIR at rates in the low double-digits. The initial term of the license agreement will expire five years after the date on which Medice first obtains regulatory approval in any country, territory or region in the licensed territory.
Our objective is to develop and commercialize proprietary biopharmaceutical products. To this effect, we intend to develop and seek marketing approvals from the FDA and other worldwide regulatory bodies for ADAIR, and any other products we opt to pursue in the future, such as ADMIR. To achieve these objectives, we plan to:
•
seek the necessary regulatory approvals to complete the clinical development of ADAIR for the treatment of ADHD and, if successful, file for marketing approval in the United States and other territories;

•
prepare to commercialize ADAIR by establishing independent distribution capabilities or in conjunction with other biopharmaceutical companies in the United States and other key markets;

•
commence development of other abuse-deterrent products such as ADMIR; and

•
continue our business development activities and seek partnering, licensing, merger and acquisition opportunities or other transactions to further develop our pipeline and drug-development capabilities and take advantage of our financial resources for the benefit of increasing stockholder value.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.” For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation, and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). After we become a reporting company under the Exchange Act, we will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period, or (iv) the end of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement filed under the Securities Act.
The global COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. The COVID-19 pandemic caused some delays at our clinical trial sites, CROs, and third-party manufacturers, which in turn resulted in some delays in the FDA approval process; however, these delays have been largely remediated. However, the extent of the impact of the COVID-19 on our business, operations and clinical development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its future impact on our clinical trial enrollment, clinical trial sites, CROs, third-party manufacturers, and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and with many of our employees and consultants working remotely. We will continue to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the extent to which the COVID-19 pandemic may affect our business, operations and clinical development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain.
Going Concern
Our financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have not generated any revenues from operations since inception, and do not expect to do so in the foreseeable future. We have experienced operating losses and negative operating cash flows since inception, and expect to continue to do so for at least the next few years. We have financed our working capital requirements to date by raising capital through private placements of shares of our common stock and issuance of short-term and convertible notes, including the loan received from the Paycheck Protection Program, or the PPP note, of approximately $61,000. On June 30, 2020, we had cash and cash equivalents totaling approximately $2.0 million available to fund our ongoing business activities. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date the financial statements were issued.
Our ability to continue as a going concern is dependent on our ability to raise additional capital to fund our business activities, including our research and development program. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic.
Our objective is to develop and commercialize biopharmaceutical products that treat central nervous system disorders, but there can be no assurances that we will be successful in this regard. Therefore, we intend to raise capital through additional issuances of common stock and or short-term notes. Furthermore, we may not be able to obtain additional financing on acceptable terms and in the amounts necessary to fully fund our future operating requirements. If we are unable to obtain sufficient cash resources to fund our operations, we may be forced to reduce or discontinue our operations entirely. Our financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Because we are currently engaged in research at a relatively early stage, it will take a significant amount of time and resources to develop any product or intellectual property capable of generating sustainable revenues. Accordingly, our business is unlikely to generate any sustainable operating revenues in the next several years, and may never do so. In addition, to the extent that we are able to generate operating revenues, there can be no assurances that we will be able to achieve positive earnings and operating cash flows.
Critical Accounting Policies and Use of Estimates
Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses and stock-based compensation. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in the notes to our financial statements appearing at the end of this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.
Revenue Recognition
We have accounted for the Medice license agreement described in Note G to our financial statements for the three and six month periods ended June 30, 2020 in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (adopted by us in 2019) as we determined that a contract does exist and Medice, who is affiliated with one of our principal stockholders, Salmon Pharma, and represented by one member of our board of directors, is a customer in the context of our business. We determined there is a single performance obligation with respect to our involvement in the joint development committee and thus the entire $100,000 allocable consideration was assigned to that accounting unit and recognized in the first quarter of 2020. We estimated the costs of our participation on the joint development committee (which is estimated to occur from the first quarter of 2020 through the first quarter of 2025), at $100,000 and accrued for this at the date of agreement. The accrual will be released on a straight-line basis of an initially estimated period of 5.25 years through the first quarter of 2025.
Stock-based Compensation
We recognize expense for employee and non-employee stock-based compensation in accordance with ASC Topic 718, Stock-Based Compensation. ASC 718 requires that such transactions be accounted for using a fair value-based method. The estimated fair value of the options is amortized over the vesting period, based on the fair value of the options on the date granted, and is calculated using the Black-Scholes option-pricing model. We account for forfeitures as incurred. In considering the fair value of the underlying stock when we granted options, we considered several factors including the fair values established by market transactions. Stock option-based compensation includes estimates and judgments of when stock options might be exercised and stock price volatility. The timing of option exercises is out of our control and depends upon a number of factors including our market value and the financial objectives of the option holders. These estimates can have a material impact on the stock compensation expense but will have no impact on the cash flows. The estimation of share-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period the estimates are revised. The Company elected to use the expected term, rather than the contractual term, for both employee and consultant options issued.
Leases
We account for leases in accordance with ASU 2016-02, Leases (Topic 842) and ASU 2018-10, Codification Improvements to Topic 842, Leases, and ASU 2018-11, Leases (Topic 842): Targeted Improvements, both of which clarify and enhance the certain amendments made in ASU 2016-02. The ASUs increase transparency and comparability among entities by recognizing for all leases lease assets and lease liabilities on the balance sheet and disclosing key information about lease arrangements. We entered into one lease for manufacturing equipment for ADAIR which we determined was a finance lease.
Financial Operations Overview
Revenue
We have not generated any significant revenue, and we do not expect to generate any revenue from the sale of any products unless or until we obtain regulatory approval of and commercialize ADAIR. As of June 30, 2020, the only revenue we have generated was the license fee from the Medice license agreement.
Research and Development Expenses
Since our incorporation, our operations have primarily been limited to building our management and corporate team, acquiring the ADAIR assets from Arcturus and conducting our clinical program for ADAIR. Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred.
Our research and development expenses from inception (January 11, 2018) through June 30, 2020 were $7.1 million and consisted primarily of in-process research and development expenses which consisted of non-cash costs acquiring the ADAIR assets of $1.7 million, costs incurred in preparing for and conducting the development program for ADAIR, working on commercial manufacturing of ADAIR and developing formulations for ADMIR. We expect to significantly increase our research and development efforts by conducting the remaining studies necessary for the development and approval of ADAIR and for preparing for commercial supplies of the product. Future research and development expenses may include:
•
employee -related expenses, such as salaries, bonuses and benefits, consultant-related expenses such as consultant fees and bonuses, share-based compensation, overhead related expenses and travel related expenses for our research and development personnel;

•
expenses incurred under agreements with contract research organizations, or CROs, as well as consultants that support the implementation of the clinical studies described above;

•
manufacturing and packaging costs in connection with conducting clinical trials and for stability and other studies required to support the NDA filing as well as manufacturing drug product for commercial launch;

•
formulation, research and development expenses related to ADMIR; and other products we may choose to develop and

•
costs for sponsored research.

Research and development activities will continue to be central to our business model. Products in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect our research and development expenses to be significant over the next several years as we increase personnel and compensation costs and conduct the studies described above, and prepare to seek regulatory approval for ADAIR and any other future product, such as ADMIR.
The duration, costs and timing of clinical trials of ADAIR and any other future product, such as ADMIR, will depend on a variety of factors that include, but are not limited to:
•
the number of trials required for approval;

•
the per patient trial costs;

•
the number of patients that participate in the trials;

•
the number of sites included in the trials;

•
the countries in which the trial is conducted;

•
the length of time required to enroll eligible patients;

•
the number of doses that patients receive;

•
the drop-out or discontinuation rates of patients;

•
the potential additional safety monitoring or other studies requested by regulatory agencies;

•
the duration of patient follow-up;

•
the timing and receipt of regulatory approvals; and

•
the efficacy and safety profile of our product candidates.

In addition, the probability of success for ADAIR and any other future products, such as ADMIR, will depend on numerous factors, including competition, manufacturing capability and commercial viability.
General and Administrative Expenses
General and administrative expenses consist primarily of compensation and consulting related expenses for executives and other administrative personnel, professional fees and other corporate expenses, including legal and accounting fees, travel expenses, facilities-related expenses, and consulting services relating to our formation and corporate matters.
We anticipate that our general and administrative expenses will increase in the future to support our continued research and development activities and increased costs of operating as a public company. These increases will likely include increased costs related to the hiring of personnel, including compensation and employee-related expenses, including stock-based compensation, and fees to outside consultants, lawyers and accountants, among other expenses. Additionally, we anticipate increased costs associated with being a public company, including expenses related to services associated with maintaining compliance with    and SEC requirements, insurance and investor relations costs. In addition, if ADAIR obtains regulatory approval for marketing, we expect that we would incur expenses associated with building a commercialization team if we have not sold or licensed the rights to commercialize ADAIR to a third party in territories not under the license agreement with Medice.
Interest Expense and Revaluation of Derivative Instruments
In April 2019, we entered into a Convertible Promissory Note Purchase Agreement pursuant to which we issued $1.15 million in convertible promissory notes, or the Convertible Notes, to certain existing stockholders and Salmon Pharma. These Convertible Notes automatically converted into 15,353,940 shares of our common stock concurrently with the closing of the common stock financing transaction that we completed in July 2019, or the July 2019 Financing. We identified the mandatory conversion into shares our common stock as a redemption feature, which requires bifurcation from the Convertible Notes and treated it as a derivative liability under ASC 815 as the redemption feature was not clearly and closely related to the debt. We evaluated the fair value of the derivative liability as of April 2019 and determined the value was $180,000. Such amounts were reflected at its fair value at the end of June 30, 2019. The Convertible Notes were subject to a conversion discount of 10% or 20%, respectively. The discounts were accounted for as a debt discount and were amortized using the effective interest method over the term of the notes and such amortization was added to the contractual interest expense. Upon the conversion of the Convertible Notes to common stock at the closing of the July 2019 Financing, the embedded derivative liability was remeasured and removed from the balance sheet.
Equity-Based Compensation Expense
We have issued stock options to purchase our common stock to employees and consultants under the 2018 Equity Incentive Plan, under which we may issue stock options, restricted stock and other equity-based awards as well as certain options outside of the 2018 Equity Incentive Plan. As of June 30, 2020, we have only issued stock options under the 2018 Equity Incentive Plan.
We measure equity-based awards granted to employees, and nonemployees based on their fair value on the date of the grant and recognize compensation expense for those awards over the requisite service period or performance-based period, which is generally the vesting period of the respective award. The measurement date for equity awards is the date of grant, and equity-based compensation costs are recognized as expense over the requisite service period, which is the vesting period or for certain performance-based awards we record the expense for these awards if we conclude that it is probable that the performance condition will be achieved. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the expected stock price volatility, the expected term of the option, the risk-free interest rate for a period that approximates the expected term of the option, and our expected dividend yield. Expected volatility is calculated based on reported volatility data for a representative group of publicly traded companies for which historical information is available. We select companies with comparable characteristics to us with historical share price information that approximates the expected term of the equity-based awards. We compute the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period that approximates the calculated expected term of our stock options. We will continue to apply this method until a sufficient amount of historical information regarding the volatility of our stock price becomes available. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption. We use the simplified method, under which the expected term is presumed to be the midpoint between the vesting date and the end of the contractual term. We utilize this method due to lack of historical exercise data. The expected dividend yield is assumed to be zero as we have no current plans to pay any dividends on common stock. The fair value of each restricted common stock award is estimated on the date of grant based on the fair value of our common stock on that same date.
Determination of the Fair Value of Common Stock
As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant with input from management, considering our most recently available third-party valuations of common stock, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
The assumptions underlying these valuations were highly complex and subjective and represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could be materially different.
Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Awards Granted
The following table summarize each equity award grant between January 11, 2018 (inception) through June 30, 2020:
Grant Date	Award type	Number of shares subject to awards granted(1)	Per share exercise price of awards(1)	Fair value per common share on grant date(1)	Per share estimated fair value of awards(2)
October 1, 2018	Stock Options	4,375,000	$0.046	$0.046	$0.032
February 5, 2019	Stock Options	2,450,000	$0.055	$0.055	$0.040
October 11, 2019	Stock Options	200,000	$0.095	$0.095	$0.063
January 2, 2020	Stock Options	625,000	$0.118	$0.118	$0.081
May 22, 2020	Stock Options	3,000,000	$0.118	$0.118	$0.082

(1)
The share numbers and exercise prices per share do not give effect to the 1-for-       reverse stock split of our common stock that will occur immediately prior to the closing of this offering.

(2)
The per share estimated fair value of options reflects the weighted-average fair value of options granted on each grant date determined using the Black-Scholes option-pricing model.

Results of Operations
Comparison of the Three Months Ended June 30, 2020 and 2019
The following table sets forth our results of operations for the three months ended June 30, 2020 compared to the three months ended June 30, 2019 (in thousands):
	Three Months Ended June 30,
	2020	2019	Change
Operating expenses:
Research and development	$808	$597	$211
General and administrative	327	216	111
Total operating expenses	1,135	813	322
Loss from operations	(1,135)	(813)	(322)
Change in fair value of derivative liability	—	(85)	85
Interest expense, net	(12)	(68)	56
Net loss	$(1,147)	$(966)	$(181)
Net loss
We recorded $1.1 million in net loss for the three months ended June 30, 2020, as compared to $966,000 in net loss during the three months ended June 30, 2019. The increase in net loss was primarily due to increases of $211,000 in research and development expenses and $111,000 in general and administrative expenses offset by decreases of $141,000 in primarily non-cash changes in fair value of a derivative liability and interest expense.
Research and Development Expenses
Research and development expenses increased by $211,000 to $808,000 from the three months ended June 30, 2019 to the three months ended June 30, 2020. The increase in research and development expenses was primarily due to increases of: $152,000 primarily related to the registration development program of ADAIR and $69,000 related to manufacturing of ADAIR.

General and Administrative Expenses
General and administrative expenses increased by $111,000 to $327,000 from the three months ended June 30, 2019 to the three months ended June 30, 2020. The increase in general and administrative expenses was primarily due to increases of: $31,000 for expenses related to fundraising; $27,000 for expenses related to payroll and related expenses and consulting fees associated with our corporate personnel, $26,000 for expenses related to corporate legal and director fees; and $18,000 in expenses associated with accounting related fees.
Change in Fair Value of Derivative Liability
For the three months ended June 30, 2019, pursuant to ASC-815, we revalued the embedded derivative liability associated with the Convertible Notes from the initial value of $180,000 as of April 11, 2019 to $265,000 as of June 30, 2019, resulting in an increase of $85,000 in the fair value of the derivative liability associated with the Convertible Notes. We did not record any change in fair value of derivative liability during the three months ended June 30, 2020 as the derivative was removed from the balance sheet upon the conversion of the Convertible Notes to common stock at the closing of the July 2019 Financing.
Interest Expense, net
For the three months ended June 30, 2019, interest expense was primarily related to the Convertible Notes which had an interest rate of 7.0% per annum, non-compounding, and had a maturity date of January 1, 2020. Accrued interest on these convertible notes as of June 30, 2019 was $17,000. The original debt discount of $180,000 was amortized using the effective interest method over the term of the notes and as such $50,000 of amortization was added to the contractual interest expense. We did not record any interest expense related to the Convertible Notes during the three months ended June 30, 2020 as the Convertible Notes were converted into our common stock at the closing of the July 2019 Financing. Interest expense for the three months ended June 30, 2020 was related to our finance asset lease.
Income Taxes
For the three months ended June 30, 2020 and 2019, respectively, no income tax expense or benefit was recognized. Our deferred tax assets are comprised primarily of net operating loss carryforwards. We maintain a full valuation allowance on our deferred tax assets since we have not yet achieved sustained profitable operations. As a result, we have not recorded any income tax benefit since our inception.
Comparison of the Six Months Ended June 30, 2020 and 2019
The following table sets forth our results of operations for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 (in thousands):
	Six Months Ended June 30,
	2020	2019	Change
License revenue – from related party	$100	$—	$100
Operating expenses:
Research and development	1,694	894	800
General and administrative	701	597	104
Total operating expenses	2,395	1,491	904
Loss from operations	(2,295)	(1,491)	(804)
Change in fair value of derivative liability	—	(85)	85
Interest expense, net	(13)	(68)	55
Net loss	$(2,308)	$(1,644)	$(664)

Net Loss
We recorded $2.3 million in net loss for the six months ended June 30, 2020, as compared to $1.6 million in net loss during the six months ended June 30, 2019. The increase in net loss was primarily due to: increases of $800,000 in research and development expenses and $104,000 in general and administrative expenses offset by decreases of $140,000 in primarily non-cash changes in fair value of a derivative liability and interest expense and an increase in licensing revenue of $100,000.
License Revenue — From Related Party
As it relates to the Medice license agreement, we determined there is a single performance obligation with respect to our involvement in the joint development committee and thus the entire $100,000 allocable consideration was assigned to that accounting unit and recognized in the first quarter of 2020. No such revenue was recognized in previous periods.
Research and Development Expenses
Research and development expenses increased by $800,000 to $1.7 million from the six months ended June 30, 2019 to the six months ended June 30, 2020. The increase in research and development expenses was primarily due to increases of: $344,000 primarily related to the registration development program of ADAIR; $99,000 related to the formulation work for ADMIR; $96,000 related to salaries, bonuses and benefits for our employees and costs for our consultants involved with managing our development programs; $40,000 related to non-cash stock compensation; $214,000 related to manufacturing of ADAIR; and $54,000 in estimated expenses required to complete the services related to the Medice license agreement.
General and Administrative Expenses
General and administrative expenses increased by $104,000 to $701,000 from the six months ended June 30, 2019 to the six months ended June 30, 2020. The increase in general and administrative expenses was primarily due to increases of: $40,000 in costs associated with accounting related fees; and $36,000 in estimated expenses required to complete the services related to the Medice license agreement.
Change in Fair Value of Derivative Liability
For the six months ended June 30, 2019, pursuant to ASC-815, we revalued the embedded derivative liability associated with the Convertible Notes from the initial value of $180,000 as of April 11, 2019 to $265,000 as of June 30, 2019, resulting in an increase of $85,000 in the fair value of the derivative liability associated with the Convertible Notes. We did not record any change in fair value of derivative liability during the six months ended June 30, 2020 as the derivative was removed from the balance sheet upon the conversion of the Convertible Notes to common stock at the closing of the July 2019 Financing.
Interest Expense, net
For the six months ended June 30, 2019, interest expense was primarily related to the Convertible Notes which had an interest rate of 7.0% per annum, non-compounding, and had a maturity date of January 1, 2020. Accrued interest on these Convertible Notes as of June 30, 2019 was $17,000. The original debt discount of $180,000 was amortized using the effective interest method over the term of the notes and as such $50,000 of amortization was added to the contractual interest expense. We did not record any interest expense during the six months ended June 30, 2020 as the Convertible Notes were converted into our common stock at the closing of the July 2019 Financing.
Income Taxes
For the six months ended June 30, 2020 and 2019, respectively, no income tax expense or benefit was recognized. Our deferred tax assets are comprised primarily of net operating loss carryforwards. We maintain a full valuation allowance on our deferred tax assets since we have not yet achieved sustained profitable operations. As a result, we have not recorded any income tax benefit since our inception.

Comparison of the Year Ended December 31, 2019 and the Period from January 11, 2018 (Inception) through December 31, 2018
The following table sets forth our results of operations for the fiscal year ended December 31, 2019 as compared to the period from January 11, 2018 (inception) through December 31, 2018 (in thousands):
	Year Ended December 31, 2019	Period from January 11, 2018 (inception) through December 31, 2018	Change
Operating expenses:
Research and development	$1,882	$3,513	$(1,631)
General and administrative	1,272	801	471
Total operating expenses	3,154	4,314	(1,160)
Loss from operations	(3,154)	(4,314)	1,160
Change in fair value of derivative liability	(113)	—	(113)
Interest income (expense), net	(197)	1	(198)
Net loss	$(3,464)	$(4,313)	$849
Net Loss
We recorded net loss of $3.5 million for the year ended December 31, 2019, as compared to $4.3 million for the period from January 11, 2018 (inception) to December 31, 2018. The $849,000 decrease in net loss was primarily due to a decrease of $1.6 million in research and development expenses offset by increases of $471,000 in general and administrative expenses and $311,000 in primarily non-cash changes in fair value of a derivative liability and interest expense.
Research and Development Expenses
Research and development expenses decreased by $1.6 million to $1.9 million for the year ended December 31, 2019, as compared to $3.5 million for the period from January 11, 2018 (inception) to December 31, 2018. The decrease was primarily attributable to the $1.7 million one-time expense recorded in connection with the acquisition of the ADAIR assets, including $1.4 million in related to non-cash stock issued in the acquisition, during the period beginning January 11, 2018 and ending December 31, 2018. The remaining decrease was primarily due to decreases in regulatory and clinical trial expenses of $187,000 offset by increased expenses in manufacturing related expenses of $271,000 for ADAIR and preclinical related expenses of $64,000 during the year ended December 31, 2019.
General and Administrative Expenses
General and administrative expenses increased by $471,000 to $1.3 million for the year ended December 31, 2019, as compared to $801,000 for the period from January 11, 2018 (inception) to December 31, 2018. The increase was primarily driven by increased costs associated with: $192,000 in salaries, benefits and consulting costs related to our CEO and accounting functions, including an increase of $19,000 in non-cash stock compensation; $154,000 in legal fees; $38,000 in accounting fees; and $27,000 in insurance costs.
Change in Fair Value of Derivative Liability
During the year ended December 31, 2019, pursuant to ASC-815, we revalued the embedded derivative associated with the Convertible Notes and such change in fair value resulted in an increase of $113,000 in the value of the derivative to $293,000 from the initial value of $180,000. Upon the closing of the July 2019 Financing the embedded derivative liability was remeasured and then removed from the balance sheet as part of the conversion of the Convertible Notes to equity and thus no further revaluation has been required. We did not record any change in fair value of derivative liability during the period from January 11, 2018 (inception) to December 31, 2018 as it did not exist at that time.

Interest Income (Expense), net
For the year ended December 31, 2019, interest expense, net, was primarily related to the Convertible Notes, which had a non-compounding interest rate of 7.0% per annum and a maturity date of January 1, 2020. At the time the Convertible Notes were converted into common stock in connection with the July 2019 Financing, the accrued interest on the Convertible Notes was $21,000. The original debt discount of $180,000 and $10,000 of legal fees associated with the Convertible Notes were added to the contractual interest expense upon the closing of the July 2019 Financing.
Income Taxes
For the period from January 11, 2018 (inception) to December 31, 2018 and for the year ended December 31, 2019, no income tax expense or benefit was recognized. Our deferred tax assets are comprised primarily of net operating loss carryforwards. We maintain a full valuation allowance on our deferred tax assets since we have not yet achieved sustained profitable operations. As a result, we have not recorded any income tax benefit since our inception.
Liquidity and Capital Resources
Overview
For the period from January 11, 2018 (inception) through June 30, 2020, we had net losses of $10.1 million. As of June 30, 2020, we had cash and cash equivalents of $2.0 million. We do not expect to have positive cash flow for the foreseeable future. These factors raise substantial doubt about our ability to continue as a going concern.
We expect to continue to incur significant and increasing operating losses at least for the foreseeable future. We do not expect to generate product revenue unless and until we successfully complete development, obtain regulatory approval for, and successfully commercialize ADAIR, or any other future products, including ADMIR. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of planned clinical trials and our expenditures on other research and development activities. We anticipate that our expenses will increase substantially as we:
•
conduct clinical trials and non-clinical studies;

•
scale up manufacturing capabilities with third-party contract manufacturer(s);

•
conduct ongoing stability studies of ADAIR;

•
seek to identify, acquire, develop and commercialize additional products, such as ADMIR;

•
integrate acquired technologies into a comprehensive regulatory and product development strategy;

•
maintain, expand and protect our intellectual property portfolio;

•
hire scientific, clinical, quality control and administrative personnel;

•
add operational, financial and management information systems and personnel, including personnel to support our drug development efforts;

•
seek regulatory approvals for any products that successfully complete clinical trials;

•
ultimately establish a sales, marketing and distribution infrastructure and scale up external manufacturing capabilities to commercialize any drug candidates for which we may obtain regulatory approval, including through the license agreement with Medice; and

•
begin to operate as a public company.

Financing Activities
2018 Private Placement
In June 2018, we raised approximately $3.0 million through a private placement of 70,875,001 shares of our common stock pursuant to the Section 4(a)(2) exemption from registration under the Securities Act, or the 2018 Private Placement.

2019 Convertible Note Financing
On April 11, 2019, we entered into a Convertible Promissory Note Purchase Agreement with certain existing stockholders and Salmon Pharma, an affiliate of Medice, pursuant to which we issued Convertible Notes for cash proceeds of $1,150,000. The Convertible Notes bore an interest rate of 7.0% per annum, non-compounding, and had a maturity date of January 1, 2020. The terms of the Convertible Notes included a mandatory conversion upon a qualified financing, such as the July 2019 Financing discussed below, and were convertible into shares of our capital stock that are offered to investors in a subsequent equity financing at a discount to the price per share offered in such subsequent financing.
On July 25, 2019, upon the closing of the July 2019 Financing, the Convertible Notes converted into an aggregate of 15,353,940 shares of our common stock at a conversion price of $0.076 per share. Such number of shares of our common stock and conversion price per share do not give effect to the 1-for-       reverse stock split of our common stock that will occur immediately prior to the closing of this offering.
The foregoing is only a summary of the terms of the Convertible Notes and it is qualified in its entirety by the terms of the Convertible Promissory Note Purchase Agreement and the form of Convertible Note, both of which are filed as exhibits to this registration statement of which this prospectus is a part.
2019 Private Placement
On July 25, 2019, we consummated the July 2019 Financing, in which we entered into a Stock Purchase Agreement with Salmon Pharma, pursuant to which we sold and issued 52,394,425 shares of our common stock for aggregate cash proceeds of $5.0 million.
Future Funding Requirements
Based on our current financial condition, our research and development plans and our timing expectations related to the conduct of clinical trials described above, we expect that our current funds, not including the proceeds from this offering, will enable us to fund our operating expenses and capital expenditure requirements into the fourth quarter 2020. However, we have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we expect.
The funds received to date pursuant to the financings referenced above will not be sufficient to enable us to complete all necessary development and commercialization of ADAIR, or any other future product candidate, including ADMIR. Accordingly, we will be required to obtain further funding through other public or private offerings of our capital stock, debt financing, collaboration and licensing arrangements or other sources, the requirements for which will depend on many factors, including:
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the scope, timing, rate of progress and costs of our drug development efforts, preclinical development activities, laboratory testing and clinical trials for our product candidates;

•
the number and scope of clinical programs we decide to pursue;

•
the cost, timing and outcome of preparing for and undergoing regulatory review of our product candidates;

•
the scope and costs of development and commercial manufacturing activities;

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the cost and timing associated with commercializing our product candidates, if they receive marketing approval;

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the extent to which we acquire or in-license other product candidates and technologies;

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the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

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our ability to establish and maintain collaborations on favorable terms, if at all;

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our efforts to enhance operational systems and our ability to attract, hire and retain qualified personnel, including personnel to support the development of our product candidates and, ultimately, the sale of our products, following FDA approval;

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our implementation of operational, financial and management systems; and

•
the costs associated with being a public company.

A change in the outcome of any of these or other variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, our operating plans may change in the future, and we will continue to require additional capital to meet operational needs and capital requirements associated with such operating plans.
Adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of ADAIR, any future product, including ADMIR, or potentially discontinue operations.
Until such time, if ever, as we can generate substantial product revenue from sales of ADAIR or any future proposed product, including ADMIR, we expect to finance our cash needs through a combination of equity offerings, debt financings and potential collaboration, license or development agreements. We do not currently have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or proposed products, or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our drug development or future commercialization efforts or grant rights to develop and market ADAIR or any other future product, such as ADMIR, that we would otherwise prefer to develop and market ourselves.
Summary Statement of Cash Flows
The following table sets forth a summary of our cash flows for the period from January 11, 2018 (inception) to December 31, 2018, for the year ended December 31, 2019, and for the six months ended June 30, 2020 and 2019 (in thousands).
	Six Months Ended June 30,		Year / Period Ended December 31,
	2020	2019	2019	2018(1)
Net cash used in operating activities	$(1,834)	$(1,305)	$(2,884)	$(2,371)
Net cash used in investing activities	(2)	—	—	(2)
Net cash provided by financing activities	14	1,140	6,092	2,986
Net increase (decrease) in cash, cash equivalents and restricted cash	$(1,822)	$(165)	$3,208	$613

(1)
Covers the period from January 11, 2018 (date of inception) to December 31, 2018.

Cash Flows from Operating Activities
For the six months ended June 30, 2020, $1.8 million was used in operating activities, as compared to $1.3 million for the six months ended June 30, 2019. The $535,000 increase was primarily due to an increase in our net loss of $664,000 and a net decrease in amortization of note discount of $53,000 and decrease of change in fair value of our derivative liability of $85,000, offset by a net increase in accounts payable and accrued expenses of $269,000.

For the year ended December 31, 2019, $2.9 million was used in operating activities as compared to $2.4 million during the period from January 11, 2018 (inception) to December 31, 2018. The $513,000 increase was primarily due to the $848,000 increase in our net loss and an $76,000 increase in prepaid expenses during the period offset by an increase in our accounts payable and accrued expenses of $236,000. The net loss for the year ended December 31, 2019 included $80,000 in non-cash stock compensation, $113,000 in non-cash change in the fair value of the derivative liability and $190,000 amortization of debt discount and deferred financing fees.
For the period from January 11, 2018 (date of inception) through December 31, 2018, $2.4 million was used in operating activities. The net loss for the period of $4.3 million included $1.4 million of non-cash expenses related to the stock issued in the acquisition of the ADAIR asset, and was offset by an increase in our accounts payable and accrued expenses of $486,000 primarily attributable to our Phase 1 clinical trials, legal and professional fees and consulting services.
Cash Flows used in Investing Activities
Net cash used in investing activities was zero for the six month period ended June 30, 2019. Net cash used in investing activities was $2,000 for the six months ended June 30, 2020, which was related to purchase of computer equipment.
Net cash used in investing activities was $2,000 for the period from January 11, 2018 (inception) to December 31, 2018, which related to purchase of computer equipment. Net cash used in investing activities was zero for the year ended December 31, 2019.
Cash Flows from Financing Activities
Net cash provided by financing activities was $1.1 million during the six month period ended June 30, 2019, due to net proceeds from the sale of the Convertible Notes. Net cash provided by financing activities was $14,000 during the six month period ended June 30, 2020, which was related to proceeds received from a PPP note of $61,000 offset by payments related to our finance lease of $47,000.
The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business, calculated as provided under the PPP. The PPP provides a mechanism for forgiveness of up to the full amount borrowed after 24 weeks as long as the borrower uses the loan proceeds during the 24-week period after the loan origination for eligible purposes, including payroll costs, certain benefits costs, rent and utilities costs or other permitted purposes, and maintains its payroll levels, subject to certain other requirements and limitations. The amount of loan forgiveness is subject to reduction, among other reasons, if the borrower terminates employees or reduces salaries during the measurement period. The Company submitted its application for loan forgiveness in the third quarter of 2020 and anticipates that the loan will be forgiven based on the current guidelines. The Company cannot provide any assurance that it will be eligible for loan forgiveness or that any amount of the PPP note will ultimately be forgiven. The PPP note is unsecured, evidenced by a promissory note given by the Company as borrower through its bank, serving as the lender. The interest rate on the promissory note is 1.0% per annum. Payments of principal and interest are deferred for seven months from the date of the promissory note, or the deferral period. Any unforgiven portion of the PPP note is payable over the two-year term, with payments deferred during the deferral period. The Company is permitted to prepay the PPP note at any time without payment of any premium.
Net cash provided by financing activities was $3.0 million for the period from January 11, 2018 (inception) to December 31, 2018, due to net proceeds from the private placement of our common stock. Net cash provided by financing activities was $6.1 million for the year ended December 31, 2019, due to net proceeds from the issuance and sale of Convertible Notes of $1.1 million and net proceeds from the private placement of common stock of $5.0 million.

Contractual Obligations and Other Commitments
The following table summarizes our contractual obligations as of December 31, 2019 (in thousands):
	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Financing lease	$437	$133	$304	—	—
We enter into contracts in the normal course of business with third-party contract organizations for clinical trials, preclinical studies, manufacturing and other services and products for operating purposes. These contracts generally provide for termination following a certain period after notice and therefore we believe that our non-cancelable obligations under these agreements are not material and they are not included in the table above.
Embedded Derivative of Convertible Notes
We evaluate the Convertible Notes to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC Topic 815. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.
In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.
Recently Issued Accounting Pronouncements
We consider the applicability and impact of all Accounting Standards Updates, or ASUs. ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This new standard was issued to increase transparency and comparability among entities by recognizing for all leases lease assets and lease liabilities on the balance sheet and disclosing key information about lease arrangements. This new standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Subsequently, in July of 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, and ASU 2018-11, Leases (Topic 842): Targeted Improvements, both of which clarify and enhance the certain amendments made in ASU 2016-02. We adopted these standards on January 1, 2019.
On January 1, 2020, we adopted ASU 2018-13 — Fair Value Measurement (Topic 820) — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. Certain amendments apply prospectively with all other amendments applied retrospectively to all periods presented upon their effective date. The guidance has not had a material effect on the financial statements.
On January 1, 2020, we adopted ASU 2018-18 — Collaborative Arrangements — Clarifying the Interaction between Topic 808 and Topic 606, which clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in Topic 606 should be applied, including recognition, measurement, presentation, and disclosure requirements. The guidance has been applied retrospectively to all contracts that were not completed at the date of initial application of Topic 606. The guidance has not had a material effect on the financial statements because it did not change the Company’s accounting for existing collaborative arrangements.

Accounting Pronouncements Yet to be Adopted:
In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principals in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending the existing guidance. For public business entities, the guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2020. Early adoption is permitted, including adoption in any interim period. Management is currently assessing the impact of ASU 2019-12.
Off-Balance Sheet Arrangements
We have not entered into any off-balance sheet arrangements.
JOBS Act
We are an “emerging growth company,” as defined in Section 2(a) the Securities Act, as modified by the JOBS Act. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.” For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). After we become a reporting company under the Exchange Act, we will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the end of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement filed under the Securities Act.
Market Risk Considerations
As of June 30, 2020, we had cash and cash equivalents of $2.0 million. Our cash and cash equivalents consist primarily of money market funds that are invested in U.S. Treasury obligations. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term nature of our cash equivalents and investments, a sudden change in interest rates would not be expected to have material effect on our business, financial condition or results of operations.
We are not currently exposed to significant market risk related to changes in foreign currency exchange rates. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.
Inflation generally affects us by increasing our cost of labor. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the year ended December 31, 2019 and the period from January 11, 2018 (inception) through December 31, 2018 , and the three- and six-month periods ended June 30, 2020 and 2019.

BUSINESS
Overview
We are a biopharmaceutical company primarily focused on the development and commercialization of proprietary biopharmaceutical products. We are developing prescription drugs for central nervous system (CNS) disorders and our current focus is the development of drugs with lower potential for abuse than currently available drugs. Our clinical-stage product currently under development is Abuse-Deterrent Amphetamine Immediate-Release, or ADAIR, a proprietary, abuse-deterrent oral formulation of immediate-release (short-acting) dextroamphetamine for the treatment of attention-deficit/hyperactivity disorder, or ADHD, and narcolepsy. It is estimated that over 5 million Americans abuse prescription ADHD stimulants annually.
We intend to develop ADAIR for registration through the Section 505(b)(2) approval pathway, which obviates the need for large Phase 2 and Phase 3 efficacy and safety studies. See the section entitled “Business — Section 505(b)(2) Pathway” in this prospectus for more information regarding Section 505(b)(2) of the FDCA. Based on discussions held with FDA at a pre-IND meeting in January 2017, we believe the Section 505(b)(2) regulatory pathway is appropriate and will be acceptable to the FDA. We expect to request additional labeling based on studies that demonstrate the abuse-deterrent characteristics of the product as they relate to snorting, and possibly IV injection. While dextroamphetamine is approved by the FDA, our reformulation, ADAIR, is not. Prescription drug abuse is a large and growing problem in the United States and globally.
We filed our Investigational New Drug, or IND, application for ADAIR in June 2018 and the IND was cleared in July 2018. Subsequently, we successfully completed a Phase 1 pivotal bioequivalence study of ADAIR and a Phase 1 food effect study. The bioequivalence study enrolled 24 subjects and the food effect study enrolled 22 subjects. Both studies were conducted by Altasciences, a contract research organization, or CRO.
In 2019, we conducted a Phase 1 proof-of-concept intranasal human abuse potential study designed to compare ADAIR when insufflated (snorted) as compared to the reference comparator, crushed immediate release dextroamphetamine sulfate tablets. The study enrolled 16 subjects and was conducted at a single site by BioPharma Services, a CRO with experience conducting similar trials. The study measured the pharmacokinetic levels of dextroamphetamine of the two compounds when snorted, the subjective “drug-liking” of the two drugs, and the willingness of recreational drug users to take each product again. The results of this study demonstrated that as compared to standard dextroamphetamine, ADAIR, when snorted, demonstrated an attenuated pharmacokinetic profile and lower drug liking and other abuse liability scores, using standard measures for human abuse potential studies. We have used the results of this proof of concept abuse study to design a larger intranasal abuse study that we will conduct prior to seeking approval of ADAIR. We designed the study to follow the model used in intranasal abuse studies that have been conducted for abuse deterrent opioids and following guidance issued by the FDA for such studies. We intend to begin enrollment of subjects in this pivotal abuse study by the end of 2020.We are also currently conducting a preclinical embryofetal study for which we anticipate results in the fourth quarter of 2020, and planning to conduct a 13-week preclinical toxicology study on the final formulation of ADAIR and additional preclinical studies of unintended routes of administration such as IV and intranasal administration.
On January 6, 2020, Vallon entered into a license agreement with Medice, who is affiliated with one of our principal stockholders, Salmon Pharma, and represented by one member of our board of directors, which grants Medice an exclusive license, with the right to grant sublicenses, to develop, use, manufacture, market and sell ADAIR throughout Europe. Medice currently markets several ADHD products in Europe and is the ADHD market leader in Europe based on branded prescription market share. Medice is responsible for obtaining regulatory approval of ADAIR in the licensed territory. Under the license agreement, Medice paid Vallon a minimal upfront payment and will pay milestone payments of up to $6.3 million in the aggregate upon first obtaining regulatory approval to market and sell ADAIR in any country, territory or region in the licensed territory and upon achieving certain annual net sales thresholds. Medice will also pay tiered royalties on annual net sales of ADAIR at rates in the low double-digits. The initial term of the license agreement will expire five years after the date on which Medice first obtains regulatory approval in any country, territory or region in the licensed territory.

We plan to develop other abuse-deterrent products that have potential for abuse in their current forms, beginning with the development of an abuse deterrent formulation of Ritalin®, or ADMIR, for which we are conducting formulation development work.
The U.S. market for ADHD treatment was estimated to be approximately $9 billion annually, which accounted for over 80% of the global ADHD market in 2019, and the European Union, or EU, market for ADHD treatment was estimated to be approximately $700 million annually. We plan to target the U.S. ADHD market once we receive FDA approval of ADAIR, followed by the EU market for ADHD with our partner, Medice, who is affiliated with one of our principal stockholders, Salmon Pharma, and represented by one member of our board of directors, once regulatory approval has been granted in the EU.
The ADAIR assets were acquired by us on June 22, 2018 pursuant to the terms and conditions of the Amended and Restated Asset Purchase Agreement with Arcturus Therapeutics Ltd. (formerly known as Alcobra, Ltd.), and its subsidiary, Arcturus Therapeutics, Inc., referred to herein collectively as Arcturus, and Amiservice Development Ltd., dated as of June 22, 2018, or the Asset Purchase Agreement. In exchange for the ADAIR assets, we issued 33,750,000 shares of our common stock to Arcturus Therapeutics, Ltd., which comprised 30% of our then-outstanding common stock on a fully diluted basis.
Our Strategy and Pipeline
Stimulant abuse is a large and growing public health challenge, yet the immediate-release segment of the ADHD market is entirely devoid of any abuse-deterrent products. We intend to address this need by through our abuse-deterrent pharmaceutical products, such as ADAIR and other products we opt to pursue in the future, including ADMIR. The following table summarizes our current product candidate portfolio:
Our near-term strategic milestones include:
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seeking the necessary regulatory approvals to complete the clinical development of ADAIR for the treatment of ADHD and, if successful, file for marketing approval in the United States and other territories;

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preparing to commercialize ADAIR by establishing independent distribution capabilities or in conjunction with other biopharmaceutical companies in the United States and other key markets, such as the license agreement with Medice;

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commencing development of other abuse-deterrent products such as ADMIR; and

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continuing our business development activities and seek partnering, licensing, merger and acquisition opportunities or other transactions to further develop our pipeline and drug-development capabilities and take advantage of our financial resources for the benefit of increasing stockholder value.

Section 505(b)(2) Pathway
NDAs for most new drug products are based on two adequate and well-controlled clinical trials which must contain substantial evidence of the safety and efficacy of the proposed new product. These applications are submitted under Section 505(b)(1) of the FDCA. The FDA is, however, authorized to approve an alternative type of NDA under Section 505(b)(2) of the FDCA. This type of application allows the applicant to rely, in part, on the FDA’s previous findings of safety and efficacy for a similar product, or published literature. Specifically, Section 505(b)(2) applies to an NDA for a drug for which the investigations to show whether the drug is safe and effective and relied upon by the applicant for approval of the application “were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted.”
Thus, Section 505(b)(2) authorizes the FDA to approve an NDA based in part on safety and effectiveness data that were not developed by the applicant. Section 505(b)(2) may provide an alternate and potentially more expeditious pathway to FDA approval for new or improved formulations or new uses of previously approved products. If the Section 505(b)(2) applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, the applicant may eliminate the need to conduct certain preclinical studies or clinical trials of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new drug candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.
Prescription Stimulant Abuse and Misuse
Abuse and Misuse
Stimulants are among the most widely abused substances. This class of drugs includes amphetamines and methylphenidate. Both of these substances are placed in Schedule II of the U.S. Controlled Substances Act, or CSA, and the rules and regulation of the U.S. Drug Enforcement Administration, or DEA, which is reserved for drugs that carry the highest risk of abuse and dependence that have been approved for medicinal use.
While the most severe public health and societal problems related to stimulants result from abuse of illicitly manufactured stimulants including methamphetamine, and various synthetic stimulants, prescription stimulants are also widely misused and abused for non-medical uses.
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Abuse — means the harmful or hazardous use of psychoactive substances, including alcohol and illicit drugs, and may include misusing a prescribed drug, through snorting, smoking or injecting, that is meant to be administered orally, to “get high” or produce “euphoria.”

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Misuse — means the use of a substance or drug for a purpose not consistent with legal or medical guidelines. For example, ADHD medication may be misused through taking high dosages of the drug to enhance alertness and counteract fatigue and sleepiness in order to meet occupational demands, increase alertness while driving, or improve academic performance.

Misuse and/or abuse can produce severe adverse consequences, and on rare occasions also death, and contributes to diversion of medicines from prescribed users, as well as illicit marketing. Furthermore, nonmedical use of prescription stimulants, even for the intent of occasional enhancement of alertness and performance, can also lead to more harmful patterns of use of stimulants and other addictive substances.
Prevalence
According to a 2017 report by the National Survey on Drug Use and Health, or the NSDUH, over 5 million individuals ages 12 years or older in the United States misused prescription stimulants in the previous year. This figure has been rising over time and this represents approximately 2% of the U.S. population in that age group. Rates of misuse of prescription stimulants increase from age 12 and peak at age 21, where an estimated 10% of the population reported misuse of prescription stimulants, before declining in older adults.

Harmful Effects of Stimulant Abuse
Acute
Acute stimulant intoxication may result in a number of cardiovascular-related adverse events, including chest pain, myocardial infarction, palpitations, arrhythmias, thromboembolism, tachycardia, sinus bradycardia, ventricular premature depolarization, ventricular tachycardia degeneration (resulting in the need for defibrillation), asystole, peripheral vascular abnormalities, and/or sudden death from respiratory or cardiac arrest, as well as other adverse events such as strokes, seizures, pneumothorax, headaches, and tinnitus. Acute stimulant intoxication is also associated with several psychiatric symptoms, including rambling speech, transient ideas, paranoid thoughts, auditory hallucinations, tactile hallucinations, and psychosis.
High dosages of amphetamines and other stimulants can lead to aggressive or violent behavior (which may lead to self-harm or harm to others), intense temporary anxiety resembling panic disorder, or generalized anxiety disorder or mania, as well as paranoid thoughts and psychotic episodes that resemble schizophrenia. Taking extremely high doses of stimulants may also result in dangerously high body temperatures, irregular heartbeat, cardiovascular problems, and seizures.
Chronic
Extended abuse of stimulants can lead to psychological symptoms, such as hostility or paranoid psychosis. In addition to health status, the consequences of such substance use impact the individuals using drugs, their families and society at large, with severe repercussions possible at both the individual and public health level resulting from the chronic abuse and/or misuse of stimulants, such as teenage pregnancy, domestic violence, motor vehicle accidents, crime, poor work performance, and impaired personal relationships. Stimulant misuse is also correlated with a higher risk for substance use, with some evidence suggesting greater severity relative to controls, although it remains unclear whether the misuse of controlled medications precedes other substance use behaviors.
Long-term stimulant abuse can lead to stimulant use disorder, which may be characterized by chaotic behavior, social isolation, aggressive behavior, and sexual dysfunction. Individuals exposed to amphetamine-type stimulants have been reported to develop stimulant use disorder in as rapidly as one week.
Furthermore, individuals may increase their stimulant use in an effort to increase the euphoria, energy, and social and vocational interactions that they feel while using the medications. Individuals may crush and snort or inject the stimulants in order to produce even greater effects. Tolerance will develop with repeated use, and individuals often increase the frequency and amount of use in order to achieve a similar sense of euphoria.
Once tolerance has developed, individuals may experience withdrawal symptoms (hypersomnia, increased appetite, and dysphoria) if they try to stop using the medication. Stimulant withdrawal can lead to depression, suicidal thoughts, irritability, anhedonia, emotional lability, and disturbances in attention and concentration. There may be temporary depressive symptoms that may meet the criteria for major depressive episode. The effects of withdrawal often lead individuals to abuse the medications again.
About ADHD and Existing Treatment Options
ADHD Condition and Impact
ADHD is defined as a persistent pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development. ADHD causes significant impairment during a patient’s childhood, and throughout the patient’s lifespan, as well as increased morbidity, mortality and psychosocial adversity.
Once believed to only affect children, ADHD is now known to persist into adolescence and adulthood in a sizeable number of cases. The following table illustrates how the nature of ADHD symptoms changes with age:

Children	Adolescents	Adults
Hyperactive Aggressive Low frustration tolerance Impulsive	Easily distracted Inattentive	Shifts activities Easily bored Impatient
Approximately 50-60% of adults who suffered from ADHD as children continue to have symptoms of the disorder as adults, with over 90% experiencing inattention symptoms and about 35% experiencing hyperactivity-impulsivity symptoms. As the majority of sufferers of ADHD age, their symptoms tend toward impatience, restlessness, boredom, and low concentration levels away from the more aggressive hyperactivity and impulsive behavior evident in children.
Although the definitive causes of ADHD are still unclear, current research suggests that ADHD is caused by an interaction between environmental factors and genetic predispositions. Biologic factors that reportedly increase the risk of having ADHD include maternal smoking, drug or alcohol abuse during pregnancy, brain injury, and exposure to toxins.
ADHD is believed to be one of the most under-diagnosed and under-treated mental health conditions facing children and adults. ADHD increases health risks, adverse social externalities and economic costs as illustrated in the following table. Despite the disorder being highly treatable, most adults with ADHD remain undiagnosed and untreated.
The following table illustrates the effects on society when ADHD remains untreated:
Healthcare System	Patient	Family
ER visits car accidents	criminal activity incarceration	divorce/separation more sibling fights
School and Occupation	Society	Employer
High rates of expulsion High drop-out rates Lower occupational status	Substance use disorders: Higher risk and earlier onset Less likely to quit in adulthood	Increased parental absenteeism and lower productivity
Existing Treatment Options
Current management of ADHD frequently includes a combination of educational support, behavioral interventions, and pharmacotherapy. The current standard of care is the stimulant class of medications including immediate- and extended-release methylphenidate and amphetamine. Amphetamine products comprise the majority of the U.S. ADHD market and immediate-release amphetamines are the fastest growing segment of such market.
Stimulant products represent more than 90% of prescriptions of ADHD products in the United States.
	Methylphenidate (Approx. 30%)	Amphetamine (Approx. 60%)
Immediate-Release (Approx. 40%)	Ritalin®	Dexedrine® Adderall®
Extended-Release (Approx. 50%)	Concerta® Ritalin LA®	Adderall XR® Vyvanse®
Immediate-release (or short-acting) tablets and capsules release the active ingredient within a short period of time, such as 30 minutes and demonstrate efficacy that lasts for four to six hours. The patents covering most of these formulations have expired and most of these medications are now available in generic forms.
Extended-release (or long acting) tablets and capsules release the active ingredient at a sustained and controlled release rate over the course of the day, typically demonstrating efficacy for 10 to 14 hours. Some of these are currently covered by patents and are not available in generic form.

The four highest-selling drugs for the treatment of ADHD in 2019 on a worldwide basis are shown below:
Brand	2019 Global Sales (in millions)
Vyvanse®	$2,514
Concerta®	$696
Strattera®	$243
Adderall XR®	$223
As of 2019, the two best-selling medications were Vyvanse® and Concerta®, which are both extended-release stimulants. These and other extended-release stimulants are prescribed for both adults and children. For children in particular, the long-acting formulation is preferred because it eliminates the need for the child to take several doses during the school day.
Despite the popularity of the long-acting drugs, we believe there is a growing market opportunity for immediate-release treatments among children and adults with ADHD. For instance, some patients taking the extended-release drugs benefit from the addition of a short-acting stimulant taken in the evening to supplement the medication given earlier in the day. This allows the patient to alleviate their ADHD symptoms for an evening meeting or class, without keeping the patient awake all night. In addition, the immediate-release products can be useful when evaluating whether an individual will be able to tolerate a particular stimulant or respond to a dosage titration.
Finally, some individuals with ADHD prefer to manage their symptoms with medication only on an as-needed basis, and the immediate-release formulations give the patient more flexibility with the dosing frequency. For instance, many patients experience varying degrees of side effects to stimulant medication, including headaches, jitteriness, irritability, sleep problems, and decreased appetite, and some report that stimulants decrease their creativity and spontaneity. For these reasons, many adults — who now comprise more than 50% of the U.S. prescriptions for ADHD medication — prefer the short-acting formulations. Therefore, although short-acting stimulants are only approved for use in children and adolescents, part of our long-term plan involves seeking approval for use of short-acting stimulants in adults as well.
ADHD Market
According to IQVIA (formerly, IMS Health), the U.S. market for ADHD treatment was estimated to be approximately $9 billion annually, which accounted for over 80% of the global ADHD market in 2019. The difference in market sizes between the U.S. and other countries is driven by different rates of diagnosis and treatment, different pricing, and the number of available brand name medications (non-U.S. markets are dominated by generic drugs). Global prevalence rates of the disease are estimated to be approximately 8-10% of school-aged children and approximately 4-5% of the adult population. Adult diagnosis and treatment, which has grown at approximately 10% annually over the last few years, is forecasted to grow in the near future due to increased disease awareness and less sociological stigmatization towards the condition. In the United States, the rate of treatment with prescription medications is approximately 70% in children and 45% in adults. In 2019, over 75 million prescriptions were filled in the United States for approved ADHD medications, whereas less than 44 million prescriptions were filled in 2009. The U.S. market is projected to continue to grow in mid-single digits, driven by an increased prescription rate for adult ADHD. The growth of immediate-release amphetamines averaged over 7% annually from 2014-19 and is projected to continue to grow faster than the overall ADHD market in the foreseeable future. In 2019, 28 million prescriptions were filled in the United States for immediate-release stimulants, such as Adderall and Ritalin. Immediate release amphetamine stimulants, the segment which we are primarily targeting, currently represent approximately 30% of the ADHD medications market (prescriptions and patients) and continue to gain market share.
The international ADHD market is projected to grow at a faster rate than the U.S. market in part because disease recognition and acceptance is expected to increase in both Japan and Europe. The estimated growth rate for the non-U.S. markets is also higher due to the recent launches of major ADHD drugs that have already been marketed in the United States, such as Vyvanse and Intuniv.

Potential for Abuse
Stimulant abuse is unique and challenging because the abuse and addiction risks of stimulants are not restricted to those who are prescribed the medications. Published data reports that stimulants are almost twice as likely to be diverted (i.e., given away or sold) as other scheduled medications, such as opioid, sleep or anxiety medications. It has been reported that between 25-60% of teenagers and college students with ADHD have been approached at some point to give away or sell their prescription stimulants and over 60% of college students with ADHD admit to having diverted their ADHD prescription medication.
Approximately 90% of those who misuse/abuse stimulants do so with prescription amphetamines based on data from the NSDUH.
The number of emergency room visits associated with non-medical use of prescription stimulants increased more than four-fold from 2004 to 2011, according to the Drug Abuse Warning Network, or DAWN, and most of this increase was associated with amphetamine-based prescription stimulants.

Emergency Department visits due to non-medical use of stimulants more than quadrupled (2004-11)

ED visits due to non-medical use of Amphetamines and Methylphenidate from 2004-2011
25,000
20,000
15,000
10,000
5,000
0
2004
2005
2006
2007
2008
2009
2010
2011
4,749
5,188
7,219
11,154
9,673
13,609
15,416
22,190
4.7x increase

Drug Abuse Warning Network Report, 2011, pg 21, table 5.2, Central Nervous System Stimulants, amphetamine/dextro-amphetamine and methylphenidate only (excluded caffeine)

Speed of onset and route of administration has been accepted as being important in evaluating the potential for abuse of certain medications, such as stimulants.
In general, the oral route is associated with lower abuse liability because of slower absorption rates and slower onset of effects compared to other routes of administration. Inhalation, snorting, and intravenous, or IV, injection of drugs are associated with far more rapid absorption and faster onset of effects when compared to oral ingestion. In general, oral use of stimulants results in the slowest rate of absorption, while snorting is relatively faster; smoking and IV injection of stimulants evoke even more rapid absorption and more intense and rapid physiological and subjective responses. Published studies report that 40% or more of people who misuse or abuse prescription stimulants, do so by IV injection or snorting. These methods of abuse drive a more rapid increase in dopamine levels that drive the subjective, or re-enforcing effects of these drugs. Consequently, these abuse routes are thought to bring the abuser one step closer to addiction and dependence. In addition, the quick entry of the drug into the bloodstream increases the risk of chest pain, rapid / irregular heartbeat, heart attack, seizures, hallucinations, hostile/aggressive behavior, suicidal thoughts and behaviors, and stroke.

Method of Stimulant Abuse by College Students (n=1,025)
60%
50%
40%
30%
20%
10%
0%
55%
40%
4%
Swallow
Snort
Other

White et al, Stimulant Medication Use, Misuse, and Abuse in an Undergraduate and Graduate Student Sample, JRN of Am. College Health, 2006; Random sample: anonymous surveys at the University of New Hampshire administered via email and paper, 1,025 received out of 5,000 distributed, 6.6% diagnosed with ADHD, over 16% of students abuse stimulants.

Method of Stimulant Abuse by Adults Admitted to Addiction Treatment Centers (n=1,905)
80%
70%
60%
50%
40%
30%
20%
10%
0%
74%
38%
10%
3%
Swallow
Snort
Inject
Smoke

Cassidy, et al, Nonmedical Use of Prescription ADHD Stimulant Medications Among Adults in a Substance Abuse Treatment Population: Early Findings from the NAVIPPRO Surveillance System, Journal of Attention Disorders, 2013.

Immediate-release stimulants, including amphetamines, are more prone to abuse than extended-release stimulants and are the fastest growing market in the ADHD market in recent years. Amphetamine tablets are easy to crush into a powder suitable for snorting, or mixing with water and injecting. On the other hand, long-acting stimulant capsules are abused less frequently because they contain a combination of immediate-release and extended-release beads with different release profiles that are difficult to crush into a form that can be snorted, smoked, or mixed with water and injected.
The rate of amphetamine use disorders doubled between 2010 and 2016:

Amphetamine forms molecules that are highly soluble in lipids, which are then rapidly transported to the brain through the blood-brain barrier. Routes of administration that deliver the drug directly into the bloodstream and bypass the digestive system (i.e., snorting, smoking, and IV injection) would be expected to cause faster onset of psychoactive effects. Therefore, reducing the risk of abuse via snorting, smoking, and injection is a potential public health goal because the speed of the absorption of stimulants is an important determinant of a product’s abuse potential, as is the case for opioids, and is also related to the overall potential risks of the drug product.
Many people who use amphetamines and other stimulants for recreational use prefer routes of administration that provide rapid onset of effects. In order to achieve its maximum pharmacologic effect, the largest quantity of drug must be delivered into the central nervous system, or CNS, in the shortest possible time. For instance, a published study found that the reinforcing properties of methylphenidate occur when the drug elicits a large and fast dopamine increase but has only therapeutic properties when there is a slow, steady-state increase in dopamine caused by the drug. This leads drug abusers to progress from relatively safe methods of self-administration, such as oral ingestion of marketed doses of stimulants, to increasingly higher dosages and more dangerous routes of administration, such as smoking, snorting, and injecting.
Our Solutions
ADAIR
Stimulant abuse is large and growing public health challenge, yet the immediate-release segment of the ADHD market is entirely devoid of any abuse-deterrent products. This unmet need led to the design of ADAIR as an oral formulation of an immediate-release dextroamphetamine. This included the development and in vitro testing of multiple formulations, followed by the selection of the optimal, proprietary formulation of ADAIR that is intended to introduce certain barriers to abuse of immediate-release dextroamphetamine.
ADAIR is an oral, semi-solid, liquid-filled, hard gelatin capsule of dextroamphetamine sulfate, the active ingredient. This formulation resists manipulation and preparation for snorting, and provides meaningful barriers to injection — demonstrated through a set of abuse-deterrence studies conducted in collaboration with M.W. Encap Limited, an affiliate of Lonza Group AG.
After subjecting ADAIR to grinding, crushing, or cutting the capsule following thermal pre-treatment, minimal quantities of particles could appreciably pass through a 500 micrometer, or µm, filter (a particle size deemed suitable for snorting). In contrast, 42-47% of the physically manipulated immediate-release dextroamphetamine reference tablet could pass through a 500 µm filter, suggesting that it could be readily crushed and snorted.
We also subjected ADAIR to multiple forms of manipulation, but none of those yielded ADAIR particles that could be easily expelled from a syringe. ADAIR mixed in water yielded a viscous, cloudy material, which was usually impossible, and at other times difficult, to syringe. Texture analysis demonstrated that the force required to push the plunger with a manipulated ADAIR-filled syringe is far greater than that with manipulated immediate-release dextroamphetamine reference tablet.

Viscosity Comparison of Water, d-AMPH and ADAIR utilizing Texture analysis

Force (N)
50
45
40
35
30
25
20
15
10
5
0
0.0
2.5
5.0
7.5
10.0
12.5
15.0
17.5
20.0
Time (sec)

Multiple Manipulation Methods Investigated:

- Range of volumes
- Range of needles
- Range of preparation techniques

ADAIR is difficult to expel from a syringe:

Texture analysis profiles of water (blue), filtered manipulated d-AMPH (red) and ADAIR (green) for depressing a plunger of a Leur-Lok 5 mL syringe by 9 mm, whilst expelling the material under test through a 26 G needle (Internal Data)

In comparison with the immediate-release dextroamphetamine reference tablet, ADAIR demonstrated reduced syringe-ability across a range of volumes of water (2, 5, and 10 milliliters), needle gauges (26, 23, 20, and 18 gauge), in ambient or hot water, and when passed through a cigarette filter.
We believe these studies demonstrate that, as compared to the immediate-release dextroamphetamine reference tablet, ADAIR could display deterrence properties against abuse through snorting or IV injection.
Our abuse-deterrent formulation may not meaningfully discourage oral ingestion to enhance occupational or academic performance, or misuse; however, depending on the properties of the formulation, an abuse-deterrent formulation could reduce the risks of adverse effects by anyone who would attempt to abuse it by snorting, smoking, or injecting, and reduce the contribution of prescription stimulants to problems associated with stimulant abuse.
In addition, the general pharmacologic rationale for abuse-deterrent stimulants is similar to the rationale of abuse-deterrent opioids used to treat and manage pain as described in the FDA 2015 Guidance on Abuse-Deterrent Opioid. The FDA clearly articulated the rationale for the development of abuse-deterrent technologies, as well as cited its limitations, in its 2015 Guidance, pp. 1-2:
Prescription opioid products are an important component of modern pain management. However, abuse and misuse of these products have created a serious and growing public health problem. One potentially important step towards the goal of creating safer opioid analgesics has been the development of opioids that are formulated to deter abuse. FDA considers the development of these products a high public health priority. Because opioid products are often manipulated for purposes of abuse by different routes of administration or to defeat extended-release (ER) properties, most abuse-deterrent technologies developed to date are intended to make manipulation more difficult or to make abuse of the manipulated product less attractive or less rewarding. It should be noted that these technologies have not yet proven successful at deterring the most common form of abuse — swallowing a number of intact capsules or tablets to achieve a feeling of euphoria. Moreover, the fact that a product has abuse-deterrent properties does not mean that there is no risk of abuse. It means, rather, that the risk of abuse is lower than it would be without such properties. Because opioid products must in the end be able to deliver the opioid to the patient, there may always be some abuse of these products.
Although ADAIR is very difficult to manipulate into a form that can be snorted, it is not impossible to do so. In order to conduct human abuse studies, Vallon hired a third-party drug laboratory that was able to develop a time- consuming and laborious process to convert ADAIR into a form that could be insufflated.

The medical literature reports that recreational abusers of prescription medications are typically not willing to spend more than a few minutes preparing a drug for misuse or abuse and our own research with recreational stimulant users documented that they would not be willing to spend more than 10-12 minutes preparing a drug like ADAIR for snorting. In addition, although ADAIR is difficult to solubilize into a form that can be injected, sophisticated drug abusers may be able to develop methods to manipulate ADAIR into a form that can be injected.
Regulatory communications regarding the application of abuse-deterrent technologies for prescription stimulants continue to emerge. In 2014, Janet Woodcock, M.D., Director, Center for Drug Evaluation and Research, stated that the FDA encourages the development of abuse-deterrent formulations for controlled substances, while also noting that the science surrounding abuse-deterrent technology is relatively new. In public meetings, FDA officials have made comments related to interest in the application of abuse-deterrent technologies for stimulants, as well as other drugs of abuse. In practice, the FDA engages with sponsors of abuse-deterrent formulations on a product-by-product basis, sometimes requiring an abuse-deterrent assessment as part of the development to inform approval and labeling processes by the FDA. In September 2019, the FDA issued a Federal Register notice to seek public comment on the development and evaluation of abuse deterrent formulations (ADF) of ADHD stimulants and whether such products could play a role in addressing public health concerns related to prescription stimulant misuse and abuse signaling their interest in this field.
Lastly, based on market research conducted by us in conjunction with U.S. health insurers, who collectively manage over 100 million covered lives, a strong majority of insurers are receptive of the ADAIR product concept and indicate that they would be willing to have ADAIR, if approved, placed on their prescription drug formulary and to reimburse the costs for ADAIR through their respective health insurance plans. In addition, the continuing and heightened publicity surrounding the national opioid epidemic continues to result in heightened sensitivity by many health care professionals to prescribe, and pharmacies to dispense, medications with the potential for abuse.
Development of ADMIR
ADMIR is an abuse deterrent formulation of Ritalin for which we are conducting formulation development work. We have developed several prototype formulations that we are continuing to refine. If our formulation development work is successful, we anticipate requesting a pre-IND meeting with the FDA and filing an IND in 2021. ADMIR is designed to have abuse deterrent properties that are similar to ADAIR.
Clinical Development
We aim to be the first company to introduce a proprietary abuse-deterrent immediate-release dextroamphetamine drug to the market and leverage our agility, flexibility, and know-how to utilize such a position for the benefit of patients, physicians, and our community.
We filed our Investigational New Drug, or IND, application for ADAIR in June 2018 and the IND was cleared in July 2018. Subsequently, we successfully completed three Phase 1 clinical studies.
Phase 1 Bioequivalence Study
In December 2018, we completed a Phase 1 pivotal bioequivalence study of ADAIR, which was conducted by Altasciences. The study enrolled 24 subjects, who were dosed with 10 mg of ADAIR and reference dextroamphetamine orally on a single occasion for each study drug. There were no serious adverse events, or SAEs, during the study. The primary objective of the study was to evaluate and compare the pharmacokinetics, or PK, of ADAIR capsules to dextroamphetamine tablets under fasting conditions. The secondary objectives of the study were to evaluate the safety and tolerability of the test and reference formulations in healthy subjects. The study met the primary endpoint demonstrating bioequivalence and met the secondary endpoints.
Food Effect Study
In December 2018, we completed a Phase 1 food effect study of ADAIR, which was conducted by Altasciences. The study enrolled 22 subjects who were dosed with 10 mg of ADAIR orally twice, once when subjects were fasting and once when they had been fed. There was one reportable SAE during the study. The primary objective of this study was to evaluate and compare the PK of d-amphetamine from an abuse-deterrent capsule formulation of dextroamphetamine sulfate when dosed under fasting and fed conditions. The secondary objective was to evaluate the safety and tolerability of the investigational product in healthy subjects. The study met both the primary and secondary endpoints.
Human Abuse Proof of Concept Study
I n November 2019, we completed a Phase 1 proof-of-concept intranasal human abuse potential study designed to compare ADAIR when insufflated (snorted) as compared to the reference comparator, crushed immediate release dextroamphetamine sulfate tablets. The study was conducted by BioPharma Services and enrolled 16 subject who received one dose of ADAIR and reference dextroamphetamine administered intranasally each at a dose of 30 mg. The primary objective was to assess safety and tolerability of manipulated ADAIR and crushed dextroamphetamine sulfate IR, or DEX, when administered intranasally to non-dependent, recreational stimulant users. The secondary objectives were to evaluate and compare the PK profiles of ADAIR and DEX when administered intranasally to non-dependent, recreational stimulant users. The exploratory objectives of this study were to assess and compare abuse liability of ADAIR and DEX when administered intranasally to non- dependent, recreational stimulant to users. There were no SAEs in connection with this trial. The study met the primary, secondary and exploratory endpoints.
The results of this study demonstrate that as compared to DEX, ADAIR, when snorted, demonstrated an attenuated pharmacokinetic profile and lower drug liking and other abuse liability scores, using standard measures for human abuse potential studies.
We have used the results of this proof of concept abuse study to design a larger intranasal abuse study that we will conduct prior to seeking approval of ADAIR. We designed the study to follow the model used in intranasal abuse studies that have been conducted for abuse deterrent opioids and following guidance issued by the FDA for such studies.
Preclinical Studies and Other Clinical Development Plans
We are also currently conducting a preclinical embryofetal study for which we anticipate results in the fourth quarter of 2020, and planning to conduct a 13-week preclinical toxicology study on the final formulation of ADAIR and additional preclinical studies of unintended routes of administration such as IV and intranasal administration.
We plan to develop other abuse-deterrent products that have potential for abuse in their current forms, beginning with the development of an abuse deterrent formulation of Ritalin®, or ADMIR, for which we are conducting formulation development work.
Government Regulation and Product Approval
Clinical trials, the drug approval process, and the marketing of drugs are intensively regulated in the United States and in all major foreign countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and related regulations. Drugs are also subject to other federal, state, and local statutes and regulations. Failure to comply with the applicable U.S. regulatory requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the imposition by the FDA Institutional Review Board, or IRB, of a clinical hold on trials, the FDA’s refusal to approve pending applications or supplements, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.
The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of biopharmaceutical products. These agencies and other federal, state, and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, distribution, record keeping, approval, advertising, and promotion of ADAIR or any other product we develop in the future.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of any candidate drug product or approval of new disease indications or label changes. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.
Marketing Approval
The process required by the FDA before new drugs may be marketed in the United States generally involves the following:
•
nonclinical laboratory and animal tests;

•
submission of an IND application, which must become effective before clinical trials may begin;

•
adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use or uses;

•
pre-approval inspection of manufacturing facilities and clinical trial sites; and

•
FDA approval of an NDA which must occur before a drug can be marketed or sold.

The testing and approval process requires substantial time and financial resources, and we cannot be certain that any approvals will be granted on a timely basis if at all.
We will need to successfully complete additional clinical trials in order to be in a position to submit an NDA to the FDA. Future trials may not begin or be completed on schedule, if at all. Trials can be delayed for a variety of reasons, including delays in:
•
obtaining regulatory approval to commence a study;

•
reaching agreement with third-party clinical trial sites and vendors and their subsequent performance in conducting accurate and reliable studies on a timely basis;

•
obtaining institutional review board approval to conduct a study at a prospective site;

•
recruiting subjects to participate in a study; and

•
supply of the drug.

We must reach an agreement with the FDA on the proposed protocols for our future clinical trials in the United States. A separate submission to the FDA must be made for each successive clinical trial to be conducted during product development. Further, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that site. Informed consent must also be obtained from each study subject. Regulatory authorities, an IRB, a data safety monitoring board, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk.
ADAIR
ADAIR was specifically designed to limit abuse by snorting or injecting. A pre-IND meeting with the FDA was held on January 26, 2017 to discuss the details of the development program using the Section 505(b)(2) approval pathway. The FDA provided guidance on the necessary steps towards an NDA.
The development plan for ADAIR is to conduct clinical trials and if those trials are successful, seek marketing approval from the FDA. To achieve this objective, the following development plan was proposed by Arcturus (formerly Alcobra, Ltd.) and reviewed by the FDA:
•
Filing an IND application;

•
Conducting a pivotal bioequivalence study in healthy volunteers comparing ADAIR and its reference listed drug;

•
Conducting a food effect study comparing ADAIR when taken orally after a period of fasting to ADAIR taken after consuming a high fat meal;

•
Conducting further laboratory studies and Human Abuse Potential (HAP) studies (if feasible) to evaluate ADAIR’s abuse deterrent characteristics in order to establish labeling language regarding abuse deterrence against snorting and injecting; and

•
Conducting a 13-week preclinical toxicology study and preclinical embryofetal study on the final formulation of ADAIR.

An NDA would be filed to the FDA only after achieving success in each of the above milestones and any additional milestones the FDA may request.
As with similar products, the ADAIR development program requires special regulatory management and controls, this may raise further risks to the program, including:
•
Good communication and collaboration with multiple departments within the FDA, e.g., Division of Psychiatry Products, Office of Pharmaceutical Quality, Control Substance Staff, Office of Surveillance and Epidemiology, and also outside the Agency with the DEA since dextroamphetamine is classified as a Schedule II drug product.

•
Following NDA submission, the FDA may call for an expert Advisory Committee (as seen with recent NDA applications for Abuse-Deterrent Opioids products). Such committees, which are partially open to the public, are called to discuss the overall risk-benefit profile of the product, and whether the applicant has demonstrated abuse-deterrent properties for their product that would support labeling.

FDA Post-Approval Requirements
Any products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including requirements for record-keeping and reporting of adverse experiences with the drug. Drug manufacturers are required to register their facilities with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which impose certain quality processes, manufacturing controls, and documentation requirements upon us and our third-party manufacturers in order to ensure that the product is safe, has the identity and strength, and meets the quality and purity characteristics that it purports to have. Under the federal Prescription Drug Marketing Act, the sampling and distribution and tracking of drugs is regulated. It is designed to discourage the sale of counterfeit, adulterated, misbranded, subpotent, and expired prescription drugs. Certain states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. We cannot be certain that we or our present or future suppliers will be able to comply with the cGMP and other FDA regulatory requirements. If our present or future suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, fail to approve any NDA or other application, require us to recall a drug from distribution, shut down manufacturing operations or withdraw approval of the NDA for that drug. Noncompliance with cGMP or other requirements can result in issuance of warning letters, civil and criminal penalties, seizures, and injunctive action.
The FDA may request or we may propose to implement a risk management program to educate physicians and parents or patients of appropriate use of ADAIR, and to monitor the real-world use and reports of abuse of ADAIR following its approval. Such risk management programs are common with many medications with abuse potential including many approved ADHD products.
Labeling, Marketing and Promotion
The FDA closely regulates the labeling, marketing, and promotion of drugs. While doctors are free to prescribe any drug approved by the FDA for any use, a company can only make claims relating to the safety and efficacy of a drug that are consistent with FDA approval and may only actively market a drug only for the particular use and treatment approved by the FDA. In addition, any claims we make for our products in advertising or promotion must be appropriately balanced with important safety information and otherwise be adequately substantiated. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising, injunctions, and potential civil and criminal penalties. Government regulators recently have increased their scrutiny of the promotion and marketing of drugs.
Pediatric Research Equity Act
The Pediatric Research Equity Act, or PREA, amended the FDCA to authorize the FDA to require certain research into drugs used in pediatric patients. The intent of the PREA is to compel sponsors whose drugs have pediatric applicability to study those drugs in pediatric populations, rather than ignoring pediatric indications for adult indications that could be more economically desirable. The Secretary of Health and Human Services may defer or waive these requirements under specified circumstances. The FDA may decide that an NDA will be approved only following completion of additional pediatric studies.
Anti-Kickback and False Claims Laws
In the United States, the research, manufacturing, distribution, sale and promotion of drug products and medical devices are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare & Medicaid Services, other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice, state Attorneys General, and other state and local government agencies. For example, sales, marketing, and scientific/educational grant programs must comply with the Anti-Kickback Statute, the False Claims Act, as amended, the privacy regulations promulgated under HIPAA, and similar state laws. Pricing and rebate programs must comply with the Medicaid Drug Rebate Program requirements of the Omnibus Budget Reconciliation Act of 1990, as amended, and the Veterans Health Care Act of 1992, as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.
In the United States, we are subject to complex laws and regulations pertaining to healthcare “fraud and abuse,” including, but not limited to, the Anti-Kickback Statute, the federal False Claims Act, and other state and federal laws and regulations. The Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid.
The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to or approval by the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Violations of the False Claims Act can result in very significant monetary penalties and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical companies throughout the country, for example, in connection with the promotion of products for unapproved uses and other sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. In addition, the federal civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws.
The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, also created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

Similar to the Anti-Kickback Statute a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation.
There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, a similar federal requirement Section 6002 of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or the Affordable Care Act, commonly referred to as the “Physician Payments Sunshine Act” requires manufacturers to track and report to the federal government certain payments and “transfers of value” made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members, made in the previous calendar year. There are a number of states that have various types of reporting requirements as well. These laws may affect our sales, marketing, and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state, and soon federal, authorities.
Patient Protection and Affordable Health Care Act
In March 2010, the Affordable Care Act was enacted, which includes measures that have or will significantly change the way health care is financed by both governmental and private insurers. The fees, discounts, and other provisions of this law are expected to have a significant negative effect on the profitability of pharmaceuticals.
This legislation is expected to impact the scope of healthcare insurance, the insurance refunds from the insurance companies and possibly also on the costs of medical products.
Other Regulations
We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.
Manufacturing
We do not currently own or operate any manufacturing facilities and we do not have any experience with commercial-scale manufacturing. We currently rely, and expect to continue to rely for the foreseeable future, on a third-party manufacturer to produce our product candidates for preclinical and clinical testing, as well as for commercial manufacture if our product candidates receive marketing approval.
Although we do not have a long-term commercial supply arrangement in place with any of our contract manufacturers, it is our goal to contract with at least one manufacturer in the United States for the commercial supply of ADAIR for the U.S. market.
Our third-party manufacturers, their facilities, and all pharmaceutical products used in our clinical trials are required to be in compliance with cGMP. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports, and returned or salvaged products. The manufacturing facilities for our products must meet, and continue to meet, cGMP requirements and FDA satisfaction before any product is approved and we can manufacture commercial products. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel.
Sales and Marketing
We retain advisors and consultants to support our pre-commercialization activities. However, we currently do not have any internal sales or distribution infrastructure. In the event that we receive regulatory approval for ADAIR or any other product we may develop, we intend, where appropriate, to pursue commercialization relationships with biopharmaceutical companies and other strategic partners providing for distribution through their sales and marketing organizations, or to build an internal commercial infrastructure.
Medice License Agreement
On January 6, 2020, Vallon entered into a license agreement with Medice, who is affiliated with one of our principal stockholders, Salmon Pharma, and represented by one member of our board of directors, which grants Medice an exclusive license, with the right to grant sublicenses, to develop, use, manufacture, market and sell ADAIR throughout Europe. Medice currently markets several ADHD products in Europe and is the ADHD market leader in Europe based on branded prescription market share. Medice is responsible for obtaining regulatory approval of ADAIR in the licensed territory. Under the license agreement, Medice paid Vallon a minimal upfront payment and will pay milestone payments of up to $6.3 million in the aggregate upon first obtaining regulatory approval to market and sell ADAIR in any country, territory or region in the licensed territory and upon achieving certain annual net sales thresholds. For the term of the license agreement, Medice will also pay tiered royalties on annual net sales of ADAIR at rates between 10% and 20%. The initial term of the license agreement will expire five years after the date on which Medice first obtains regulatory approval in any country, territory or region in the licensed territory. Medice has the option to extend the term of the license agreement for additional periods of five years each. Medice has the right to terminate the license agreement at any time upon 12 months’ prior written notice to Vallon. Vallon has the right to terminate the license agreement immediately upon notice if Medice challenges the validity, enforceability or patentability of any patent right comprising the licensed intellectual property. Either party may terminate the license agreement if the other party materially breaches its obligations under the license agreement, provided that the terminating party gives the breaching party notice of the breach and a specified opportunity to cure the breach, or upon the other party’s bankruptcy.
Intellectual Property
We strive to pursue, maintain and defend patent rights developed internally and to protect the technology, inventions and improvements that are commercially important to the development of our business. We currently have two issued U.S. patents directed to specific ADAIR formulations (i.e., composition of matter) and one pending patent application for ADAIR that is under examination with the U.S. PTO. The U.S. patents will expire in 2037. Our international PCT application has entered national phase is under examination in several foreign countries and territories, including the EU, Canada, Japan and China. We also rely on know-how relating to our proprietary technology and product candidates and continuing innovation to develop, strengthen and maintain our proprietary position. We also plan to rely on data exclusivity, market exclusivity and patent term extensions when available.
We cannot be sure that any additional patents will be granted with respect to any of our pending patent applications or with respect to any patent applications we may file in the future. There is also a significant risk that any issued patents will have substantially narrower claims than those that are currently sought. Even with respect to any patents that may be issued to us, we cannot be sure that any such patents will be commercially useful in protecting our technology. Our first issued patent with respect to ADAIR expires in 2037. Our commercial success will depend in part on our ability to obtain and maintain patent and other proprietary protection for our technology, inventions and improvements; to defend and enforce our proprietary rights, including any patents that we may own in the future; and to operate without infringing the valid and enforceable patents and other proprietary rights of third parties. Intellectual property rights may not address all potential threats to our competitive advantage. For a more comprehensive discussion of the risks related to our intellectual property, please see “Risk Factors — Risks Relating to Intellectual Property.”
With respect to our product candidates and processes we intend to develop and commercialize in the normal course of business, we intend to pursue patent protection covering, when possible, compositions, methods of use, dosing and formulations. We or our licensors also may pursue patent protection with respect to manufacturing and drug development processes and technologies. Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies. We or our licensors may not be able to obtain patent protections for our compositions, methods of use, dosing and formulations, manufacturing and drug development processes and technologies throughout the world. Issued patents can provide protection for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. In general, patents issued for applications filed in the United States can provide exclusionary rights for 20 years from the earliest effective filing date. In addition, in certain instances, the term of an issued U.S. patent that is directed to or claims an FDA-approved product can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period, which is called “patent term extension.” The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The term of patents outside of the United States varies in accordance with the laws of the foreign jurisdiction, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country, and the validity and enforceability of the patent. The laws of some foreign countries may not protect intellectual property rights to the same extent as the laws of the U.S.
Our success also depends in part on our ability to preserve trade secrets; prevent third parties from infringing upon our proprietary rights; and operate our business without infringing the patents and proprietary rights of third parties, both in the United States and internationally. We also protect our proprietary technology and processes, in part, by confidentiality and invention assignment agreements with our employees, consultants, scientific advisors and other contractors. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants, scientific advisors or other contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.
The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the scope of claims allowable in patents in the field of biopharmaceuticals has emerged in the United States. The relevant patent laws and their interpretation outside of the United States is also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our technology or product candidates and could affect the value of such intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our technology, inventions and improvements.
Competition
No immediate-release prescription stimulant product with abuse-deterrent labeling currently exists on the market in the United States or internationally, however, we face competition from established biopharmaceutical companies that currently market a wide range of drugs to treat ADHD. All of these competitors have far greater marketing and research capabilities than we do. We also face potential competition from academic institutions, government agencies, and private and public research institutions, among others, which may in the future develop products to treat ADHD. Any of these companies and institutions may have products in development that are superior to ADAIR.
In addition, the biotechnology and pharmaceutical industries are characterized by rapid technological advancement, significant competition and an emphasis on intellectual property. Any product candidates that we successfully develop and commercialize will compete with current therapies and new therapies that may become available in the future. Our commercial opportunity would be reduced significantly if our competitors develop and commercialize products that are safer, more effective and convenient, have fewer side effects and/or are less expensive than the expected price of ADAIR. Public announcements regarding the development of competing drugs could adversely affect the price of our stock and the commercial potential of ADAIR.
Neither the FDA nor any other regulatory agency has approved any abuse-deterrent immediate-release stimulant. One company has submitted an application to the FDA for the approval of an immediate release stimulant designed to resist physical manipulation. An FDA advisory committee recently recommended against the approval of this product because it did not meet the primary endpoint of its human abuse liability study and based on safety concerns that are specific to the formulation in the other product that do not apply to ADAIR. The formulation technology and active ingredient in that product is distinct from that in ADAIR. While we are aware of several abuse-deterrent long-acting stimulants under development, we do not believe that ADAIR will compete directly with those products because they are designed to last longer and compete in a different segment of the ADHD market for a different patient population than ADAIR.
Third-Party Reimbursement
Sales of biopharmaceutical products depend in significant part on the availability of coverage and adequate reimbursement by third-party payors, such as state and federal governments, including Medicare and Medicaid, managed care providers, and private insurance plans. Decisions regarding the extent of coverage and amount of reimbursement to be provided for ADAIR will be made on a plan by plan basis.
Within the Medicare program, as a self-administered drug, ADAIR would be reimbursed under the expanded prescription drug benefit known as Medicare Part D. This program is a voluntary Medicare benefit administered by private plans that operate under contracts with the federal government. These Part D plans negotiate discounts with drug manufacturers, which may be passed on to each of the plan’s enrollees. Historically, Part D beneficiaries have been exposed to significant out-of-pocket costs after they surpass an annual coverage limit and until they reach a catastrophic coverage threshold. However, changes made by recent legislation will reduce this patient coverage gap, known as the donut hole, by reducing patient responsibility in that coverage range. Because the vast majority of patients treated with ADHD medications are under 65 years old, Medicare has a relatively small impact on ADHD medications and this would also be expected for ADAIR.
An ongoing trend has been for third-party payors, including the U.S. government, to apply downward pressure on the reimbursement of biopharmaceutical products. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as health maintenance organizations tend to result in lower reimbursement for biopharmaceutical products. We expect that these trends will continue as these payors implement various proposals or regulatory policies, including various provisions of the recent health reform legislation that affect reimbursement of these products. There are currently, and we expect that there will continue to be, a number of federal and state proposals to implement controls on reimbursement and pricing, directly and indirectly.
There is an emerging trend in state legislation requiring the addition of abuse-deterrent formulations of opioid painkillers to be added to managed care formularies. Because there are no stimulants currently approved with similar abuse-deterrent labeling, such legislation has not had an impact on stimulants; however, this could favorably impact the reimbursement of a product like ADAIR in the future.
Asset Purchase Agreement
As described above, the ADAIR assets were acquired by us pursuant to the terms and conditions of the Asset Purchase Agreement. In exchange for the ADAIR assets, we issued 33,750,000 shares of our common stock on June 22, 2018 to Arcturus Therapeutics, Ltd., which comprised approximately 30% of our then-outstanding common stock on a fully diluted basis.
The Asset Purchase Agreement also gives Arcturus the right to appoint one director to serve as a member of our board of directors, which was effective immediately upon the closing of the transaction contemplated by the Asset Purchase Agreement. Thereafter, Arcturus will be entitled to appoint one director for so long as it owns at least 10% of the company securities on a fully diluted basis.
Employees
As of October 22, 2020, we had two full-time employees and had engaged seven consultants.
Facilities
Our executive offices are located at 100 N. 18th Street, Suite 300, Philadelphia, PA 19103. We believe that our current office space will be adequate for the next 12 months. We have no plans to lease additional space in the next twelve months. Should we be required to obtain additional space in the future, we believe we can obtain the required facilities at competitive rates. We do not own any real property.
Corporate Information
Vallon Pharmaceuticals, Inc. was incorporated in Delaware on January 11, 2018, and completed its organization, formation and initial capitalization activities effective as of June 7, 2018. Our telephone number is 267-207-3606, and our email address is info@vallon-pharma.com. Our website address is https://www.vallon-pharma.com. The information contained on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference. We have included our website address herein solely as an inactive textual reference.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.” For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). After we become a reporting company under the Exchange Act, we will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period, or (iv) the end of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement filed under the Securities Act.

MANAGEMENT
The following table sets forth certain information about our directors, director nominees, our executive officers, and a key consultant.
Name	Age	Position
Executive Officers
David Baker	56	President, Chief Executive Officer and Director Nominee
		(Principal Executive, Financial, and Accounting Officer)
Penny S. Toren	53	Senior Vice President, Regulatory Affairs & Program Management
Non-Employee Directors and Director Nominee
Ofir Levi	46	Director, Chairman of the Board
Joseph Payne	48	Director
Richard Ammer	50	Director
Marella Thorell	53	Director Nominee
Key Consultant
Timothy Whitaker, M.D.	62	Acting Chief Medical Officer

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers
David Baker has served as our President and Chief Executive Officer since January 15, 2019, and as a member of the Board from that time until August 23, 2019, and upon the consummation of the offering contemplated by this prospectus, he will also be appointed as a director. Prior to being appointed our President and Chief Executive Officer, he served as a consultant to our company since January 15, 2018. He previously served as the Interim Chief Executive Officer and Chief Commercial Officer of Alcobra Ltd (now known as Arcturus), where he oversaw the development of ADAIR. Prior to joining Alcobra Ltd., he worked at Shire Pharmaceuticals for 10 years, including as Vice President of Commercial Strategy and New Business in the Neuroscience Business Unit. In that role, Mr. Baker led the commercial assessment of neuroscience licensing opportunities, managed commercial efforts on pipeline CNS products, and led the long term strategic planning process. Previously, he served as Global General Manager for Shire’s Vyvanse® where he led the launch of Vyvanse and led global expansion efforts including successful establishment of a partnership in Japan and launches in Canada and Brazil. Prior to that, Mr. Baker served as Vice President of Marketing for all of Shire’s ADHD products. From 1990 through 2004, Mr. Baker worked at Merck & Co., where he held positions of increasing responsibility in marketing, sales, market research, and business development. In addition to his knowledge and experience with CNS medications, Mr. Baker’s expertise includes therapeutics for osteoporosis, migraine, and hyperlipidemia. He has been directly involved with the marketing of five medications with annual sales in excess of $1 billion each. Mr. Baker graduated Magna Cum Laude with a bachelor’s degree in Economics and Computer Science from Duke University. He earned a Master of Business Administration in Marketing from Duke’s Fuqua School of Business. Mr. Baker also serves on the board of directors of Benchworks, Inc., a private healthcare advertising agency.
We believe Mr. Baker’s extensive experience in the biopharmaceuticals industry and his in-depth understanding of our business, strategy and management team qualifies him to serve on our board of directors.
Penny S. Toren has served as our Senior Vice President, Regulatory Affairs, since April 2018. She brings over 25 years of Regulatory and Clinical Development experience in the pharmaceutical industry from Glaxo SmithKline, AstraZeneca, Cephalon, and Teva. At Vallon, Ms. Toren heads the Regulatory Affairs & Program Management function, providing regulatory strategies to optimize the most efficient and effective outcomes for Vallon’s drug products as well as ensuring full compliance with FDA and DEA regulations for products in development through post approval. From 2003 until April 2018, Ms. Toren developed the Global Regulatory Policy & Intelligence function for Teva’s Specialty, Generic, & Biosimilar portfolio. In this role, Ms. Toren participated in several FDA, PhRMA, and BIO cross company working groups to address regulatory policy for abuse deterrent products. Prior to that, Ms. Toren led the successful registration of Fentora®, negotiated approval of the first RiskMap for opioids, and was a driver of the initial development of the Fentora® and Actiq® REMS programs. Ms. Toren earned her bachelor’s degree in Chemistry and Biology from Florida Atlantic University, an MS in Biostatistics and Epidemiology from New York Medical College.
Non-Executive Directors
Ofir Levi has served as a member of our Board since inception and has served as the Chairman of the Board since our inception. He is an accomplished biotech entrepreneur with over 16 years of experience establishing, managing and investing in early to late stage life science companies. He was the co-head of research at Adamas Healthcare Fund from its inception in 2014 until January 2020 where he led a research team that conducts deep scientific analysis of publicly traded pharmaceutical and biotechnology companies. Prior to launching Adamas Healthcare Fund, Dr. Levi was the founder and CEO at Bioassociate Ltd., an expertise-based consulting, research and analysis company focused on the pharmaceutical, biotechnology and life science sectors. Until 2011, Dr. Levi was the CEO of Radmor Biocap LLC, a company that invested and managed seed and early stage companies, pharmaceutical development, clinical diagnostics and medical devices. Led by Dr. Levi Radmor, signed several license agreements with leading universities around the world for novel technologies, and established companies developing these technologies. Dr. Levi completed his Ph.D. studies in Prof. Daniel Michaelson’s neurobiology lab at Tel-Aviv University. During the four years of his Ph.D. studies, he led a research group in both in-house research and several international collaborations. Dr. Levi’s PhD thesis focused on neurogenesis processes in Alzheimer’s Disease.
We believe Dr. Levi’s extensive experience as an investor and entrepreneur in the biopharmaceuticals industry and his in-depth understanding of our business, strategy and management team qualifies him to serve on our board of directors.
Joseph Payne joined our board of directors on June 22, 2018 in connection with the Asset Purchase Agreement, as the designated director nominee of Arcturus pursuant to the terms of the Voting Agreement, which agreement terminated upon the filing of the registration statement of which this prospectus is a part. See “Business — Asset Purchase Agreement” in this prospectus for more information. He also serves on the board of directors of Arcturus since November 2017. Mr. Payne previously served as President and Chief Executive Officer of Arcturus and on Arcturus Therapeutics, Inc.’s board of directors from March 2013 to February 2018. Prior to joining Arcturus, Mr. Payne served as Senior Manager of Nitto Denko Corporation, a life sciences research company, from June 2009 until February 2013. Mr. Payne’s background includes over 20 years of drug discovery experience at Arcturus, Nitto Denko Corporation, Kalypsys Inc., Merck Research Labs, Bristol-Myers Squibb Co. and DuPont Pharmaceuticals Co. Mr. Payne received a bachelor’s degree in Chemistry, magna cum laude from Brigham Young University, a Master of Science in Synthetic Organic Chemistry from the University of Calgary and an Executive Training Certificate from MIT Sloan School of Management.
We believe Mr. Payne’s extensive experience in the biopharmaceuticals industry and as a chief executive officer of a biopharmaceuticals company qualifies him to serve on our board of directors.
Richard Ammer, M.D., Ph.D., Since 2003, Dr. Ammer serves as general manager and since 2012 as managing owner of MEDICE Arzneimittel Pütter GmbH & Co. KG, a family-owned mid-sized pharmaceutical enterprise, where he is responsible for search and development, medical and regulatory affairs, manufacturing, market access and international marketing and distribution. Since 2008, Dr. Ammer has served as a board member and Vice President of the German Pharmaceutical Association with a focus on research and development. Dr. Ammer graduated with a degree in medicine from Technical University, Munich, and internship at Harvard Medical School, Boston. Dr. Ammer pursued his clinical and scientific education in internal medicine at Massachusetts General Hospital in Boston from 1996 until 2000, the German

Heart Center from 2000 until 2001, and the University Hospital in Muenster 2001, where he has been responsible for patients undergoing cardiac and renal care. He also established a nation-wide network of excellence and competence on cardiac arrhythmias, sponsored by the federal ministry of science (BMBF), for which he served as its general manager from 2002 to 2004. His research on atrial fibrillation, for which he obtained his PhD in 2000 from Technical University, Munich, was awarded by the European Society in Cardiology with the Young Investigator Award in Basic Science in 2001. Dr. Ammer also studied business administration and economics at University St. Gallen from 1992 until 1996, and at Harvard Extension School from 1996 until 1998 and obtained a PhD in 2005 from University St. Gallen. Since 2001, Dr. Ammer has also served as lecturer at University St. Gallen, Switzerland.
We believe Dr. Ammer’s extensive experience in the biopharmaceuticals industry and as a chief executive officer of a biopharmaceuticals company qualifies him to serve on our board of directors.
Marella Thorell is expected to serve on our board of directors and serve as the chairperson of our audit committee upon the completion of this offering. She is Chief Financial Officer of Palladio BioSciences, Inc. Ms. Thorell has more than 25 years of experience in executive financial and operational roles and has successfully led multiple M&A, licensing, and fundraising transactions. Most recently, Ms. Thorell served as CFO/COO and an Executive Director of Realm Therapeutics, which was acquired by ESSA Pharma in July 2019, having previously held a number of other senior positions within Realm. Ms. Thorell was appointed a director of ESSA following the acquisition. Ms. Thorell worked at Campbell Soup Company, in several financial and management roles of increasing responsibility. She was also an executive consultant focusing on financial and human capital projects. She began her career and earned her CPA qualification with Ernst & Young, LLP. Ms. Thorell earned a BS in Business from Lehigh University, magna cum laude.
We believe Ms. Thorell’s extensive experience and education in finance and accounting in the biopharmaceuticals industry qualifies her to serve on our board of directors.
Key Consultant
Timothy Whitaker, M.D. is a part-time consultant that has served as our acting Chief Medical Officer since April 2018. He brings over 20 years of experience in the pharmaceutical industry and nearly a decade in academic medicine. His pharmaceutical industry experience involves extensive leadership and management of many global clinical development programs, achieving numerous global regulatory approvals. The majority of this work has been in neuroscience and includes leading the development and approval of multiple ADHD medications. Most recently, Dr. Whitaker served as the Chief Medical Officer at Alder Biopharmaceuticals leading a positive Phase III study in the development of a CGRP antagonist for migraine. Prior to that, Dr. Whitaker worked at Shire for more than 10 years, most recently as VP and Neuroscience Therapeutic Area Head, Global Clinical Development. Prior to Shire, Dr. Whitaker served as a Senior Director — Neuroscience at Wyeth Research with a focus on sleep disorders and life cycle management for Effexor®. Prior to joining industry, Dr. Whitaker held a variety of clinical and teaching positions at the University of Vermont (UVM) College of Medicine and the Medical Center Hospital of Vermont, including Associate Professor of Psychiatry, Director of the Inpatient Services, Executive Committee of the Vermont Regional Sleep Disorders Center, and Director of the Psychopharmacology Clinic. He earned his bachelor’s degree from Duke University, and his medical degree from Wake Forest University School of Medicine. He completed a residency training program in psychiatry and a fellowship in clinical psychopharmacology at UVM/Medical Center Hospital of Vermont in Burlington.
Family Relationships
There is no family relationship between any director, executive officer or person nominated to become a director or executive officer.
Composition of Our Board of Directors
Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the number of directors on our board shall be determined from time to time by resolution of the Board or the Company’s stockholders, and the current size of our Board is three members. All three of our current directors were appointed to the Board pursuant to a Voting Agreement, dated as of June 22, 2018, or the Voting Agreement, with our stockholders, as such agreement has been amended. However, the Voting Agreement terminated upon the filing of this registration statement of which this prospectus is a part.
Our amended and restated bylaws will also provide that our directors may be removed from office with or without cause by vote of the holders of a majority of the shares of stock entitled to vote in the election of directors.
Our current and future executive officers and significant employees serve at the discretion of our board of directors. Our board of directors may also choose to form certain committees, such as a compensation and an audit committee.
Immediately after the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the directors whose terms then expire will be subject to re-election to serve until the third annual meeting following re-election. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors and director nominees will be divided among the three classes as follows:
•
the Class I directors will be David Baker and Ofir Levi, and their term will expire at the annual meeting of stockholders to be held in 2021;

•
the Class II directors will be Richard Ammer and Marella Thorell, and their term will expire at the annual meeting of stockholders to be held in 2022; and

•
the Class III directors will be Joseph Payne, and his term will expire at the annual meeting of stockholders to be held in 2023.

Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering provide that only our board of directors can fill vacancies on the board, including due to increases in the size of the board. Any additional directorships resulting from an increase in the authorized number of directors would be placed among the three classes so that, as nearly as possible, each class will consist of one-third of the authorized number of directors.
The classification of our board of directors may have the effect of delaying or preventing changes in our control or management. See the section titled “Description of Capital Stock — Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law.”
Director Independence
Our board of directors has determined that all members of the board of directors and our director nominees, except Richard Ammer and David Baker, are or will be independent directors, including for purposes of the rules of                 and the SEC. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Upon the completion of this offering, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable requirements of                 and the rules and regulations of the SEC.
Board Oversight of Risk
One of the key functions of our board of directors is informed oversight of our risk management process. In particular our board of directors is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our board of directors administers its oversight function directly as a whole. Our board of directors will also administer its oversight through various standing committees, which will be constituted prior to the completion of this offering and address risks inherent in their respective areas of oversight. For example, our audit committee will be responsible for overseeing the management of risks associated with financial reporting, accounting and auditing matters; our compensation committee will oversee the management of risks associated with our compensation policies and programs; and our nominating and corporate governance committee will oversee the management of risks associated with director independence, conflicts of interest, composition and organization of our board of directors and director succession planning.
Board Committees
Our board of directors established an audit committee, a compensation committee and a nominating and corporate governance committee and may establish other committees to facilitate the management of our business. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate.
Our board of directors expects to delegate various responsibilities and authority to committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors will qualify as an independent director in accordance with the listing standards of                 . Each committee of our board of directors has a written charter that was approved by our board of directors.
Upon the completion of this offering, copies of each charter will be posted on our website at www.vallon-pharma.com under the Investor Relations section. Information contained on our website is not incorporated by reference into this prospectus.
Audit Committee
The members of our audit committee are                 and Marella Thorell, who will be the chair of the audit committee.
Our audit committee will assist our board of directors with its oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; the design and implementation of our financial risk assessment and risk management. Among other things, our audit committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. Our audit committee also will discuss with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs.
Our audit committee is responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Our audit committee will review and oversee all related person transactions in accordance with our policies and procedures.
Our board of directors has determined that                 qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of                 listing standards. In making this determination, our board has considered                 ‘s prior experience, business acumen and independence. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.
We believe that the composition and functioning of our audit committee complies with all applicable requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and all applicable SEC and                 rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee
The members of our compensation committee are                 and                 , who is the chair of the compensation committee.
Each member of our compensation committee is independent under the rules and regulations of the SEC and the listing standards of                 applicable to compensation committee members. Our compensation committee will assist our board of directors with its oversight of the forms and amount of compensation for our executive officers (including officers reporting under Section 16 of the Exchange Act), the administration of our equity and non-equity incentive plans for employees and other service providers and certain other matters related to our compensation programs. Our compensation committee, among other responsibilities, evaluates the performance of our chief executive officer and, in consultation with him, evaluates the performance of our other executive officers (including officers reporting under Section 16 of the Exchange Act).
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are                 and                 , who is the chair of the nominating and corporate governance committee.
Each member of our nominating and governance committee is independent under the rules and regulations of the SEC and the listing standards of                 , applicable to nominating and governance committee members. Our nominating and corporate governance committee will assist our board of directors with its oversight of and identification of individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, and selects, or recommends that our board of directors selects, director nominees; develops and recommends to our board of directors a set of corporate governance guidelines and oversees the evaluation of our board of directors.
Communicating with Our Board of Directors
You may communicate with our board of directors as a group, or to specific directors, by writing to the Chairman of our Board of Directors at our offices located at 100 N. 18th Street, Suite 300, Philadelphia, PA 19103, or board@vallon-pharma.com, who will then forward all such correspondence to the Chairman. The Chairman will review all such correspondence and regularly forward to our full board of directors such correspondence and copies of all correspondence that, in the opinion of the Chairman, deals with the functions of our board of directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of our board of directors and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters may be communicated in this manner. These concerns will be immediately brought to the attention of our board of directors and handled in accordance with procedures established by our board of directors. Notwithstanding the foregoing, the non-management directors have requested that the Chairman not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.
Compensation Committee Interlocks and Insider Participation
None of our current or former executive officers serve as a member of the compensation committee. None of our officers serve, or have served during the last completed fiscal year, on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, see the section titled “Certain Relationships and Related Party Transactions.”
Code of Business Conduct and Ethics
We adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. Our Code of Business Conduct and Ethics is available on our website at https://www.vallon-pharma.com/. A copy of our code of ethics will also be provided to any person without charge, upon written request sent to us at our offices located at 100 N. 18th Street, Suite 300, Philadelphia, PA 19103.

EXECUTIVE AND DIRECTOR COMPENSATION
Summary Compensation Table
As an emerging growth company, we are required to disclose the compensation earned by or paid to our named executive officers since inception.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Total ($)
David Baker, President and	2019	246,600	98,000	344,600
Chief Executive Officer	2018	270,000(2)	58,125	328,125
Penny S. Toren, Senior Vice President,	2019	235,244	12,600	247,844
Regulatory Affairs & Program Management	2018	212,223(3)	60,000	272,223

(1)
Reflects the aggregate grant date fair value of stock options granted during the fiscal year calculated in accordance with FASB ASC Topic 718. See Note F to our audited financial statements for the period ended December 31, 2019, included elsewhere in this prospectus, for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.

(2)
Reflects payments made pursuant to the officer’s consulting contract excluding any reimbursement of expenses incurred on behalf of the Company.

(3)
Reflects payments made based upon the employee’s annual salary.

Compensation Arrangements for Executive Officers
Employment Agreements
On January 15, 2019, David Baker entered into an employment agreement, or the Baker Agreement, to serve as our President and Chief Executive Officer. Pursuant to the Baker Agreement, Mr. Baker will receive an annual base salary of $300,000, with a 10% increase on the date we raise gross proceeds of $4.0 million (or more) by way of either a private or public offering of our common stock, or the $4.0 Million Raise. Mr. Baker will also receive a target annual bonus opportunity of 50% of base salary, as described below. The Baker Agreement includes a severance benefit equal to two months of base salary prior to the $4.0 Million Raise, four months of base salary on and after the $4.0 Million Raise, and six months of base salary after the listing of our common stock on a securities exchange (“Exchange Listing”), plus one additional month for each year of completed employment during the period commencing on the date of the first Exchange Listing (up to a maximum of six additional months, so that total severance does not ever exceed twelve months), and twelve months after a change in control, with continued medical benefits during the applicable severance period and an opportunity to earn a pro-rated bonus in the year of termination. The Baker Agreement also provides for the acceleration of vesting of the stock option granted to Mr. Baker on October 1, 2018 covering 1,875,000 shares of the Company’s common stock under the 2018 Plan; and a grant of an additional option under the 2018 Plan to purchase up to 2.0% of the fully diluted shares of common stock of the Company at an exercise price per share of $0.055 (which was the fair value of one share of common stock on the date of grant), that shall vest in installments and become exercisable as follows: 50.0% on the date the Company closes a firm-commitment underwritten public offering of its common stock pursuant to an effective registration statement, and 50.0% on the earlier of (a) an Exchange Listing, or (b) the achievement of a market capitalization for the Company equal to $50.0 million or more, with accelerated vesting on a change in control. Mr. Baker’s base compensation as of June 30, 2020 is $330,000.
On April 2, 2018, Ms. Toren entered into an Employment Agreement, or the Toren Agreement, to serve as our Senior Vice President, Regulatory Affairs & Program Management. The Toren Agreement provides for an annual base salary of $228,000 and a one-time cash signing bonus of $28,500, and a short-term incentive, or STI, bonus opportunity with a target of 75% of annual base salary. Effective October 1, 2019, Ms. Toren received a 3.1% increase and a cash bonus of $23,000. In addition, on October 11, 2019, Ms. Toren received a grant of options to purchase 200,000 shares of common stock, at an exercise price equal to $0.09543 per share (which was the fair value of one share of common stock on the date of grant), which vest in equal installments on each of October 11, 2020, 2021, and 2022. Ms. Toren will be eligible to participate in an annual bonus plan under terms and conditions no less favorable than other similarly-situated executives of the Company, provided that her target annual bonus opportunity will be 20% of her annual base a salary. She is also entitled to receive a one-time performance bonus of $130,000 related to the development and commercialization of ADAIR, which will vest in installments on the following dates: (i) $25,000 on the date the FDA completes its 30-day review period of our IND application for ADAIR, or the First Milestone, which occurred in July 2018 (ii) $25,000 on the date that we successfully complete the human abuse liability study for ADAIR, or the Second Milestone, (iii) $30,000 on the date that we submit an NDA filing for ADAIR, or the Third Milestone, and (iv) $50,000 on the later of the date when the FDA approves the NDA and the date we engage in exclusive collaboration for commercialization of the product, or the Fourth Milestone. October 1, 2018, Ms. Toren was also granted an option to purchase up to 1,875,000 shares of our Common Stock under the 2018 Plan at an exercise price per share equal to $0.046 (which was the fair value of one share of common stock on the date of grant). The stock option will vest in installments and become exercisable as follows: 1/6 on the date of the grant, 1/6 on the date the Second Milestone is achieved, 1/3 on the date the Third Milestone is achieved, and 1/3 on the date the Fourth Milestone is achieved.
The Toren Agreement entitles Ms. Toren to certain severance benefits if the Company terminates the executive’s employment other than for death, Disability or Cause, or if she terminates her employment for Good Reason. In such event, subject to Ms. Toren signing and not revoking a release of claims in favor of Vallon, we would pay her, among other things, continued annual base salary for the period beginning on the date of termination and ending two months thereafter, and increased by an additional one month for every whole year of service performance by Ms. Toren for Vallon and its affiliates, provided that such period is subject to a maximum of six months. The Toren Agreement contains standard ownership of works, confidentiality, non-compete, non-solicitation and non-disparagement covenants.
2019 Annual Targeted Bonus Program
In February 2019, our board of directors adopted a 2019 annual bonus program for current employees. Under the 2019 bonus program, Mr. Baker has the opportunity to earn up to 50% of his base salary, and Ms. Toren has the opportunity to earn up to 20% of her base salary, based on the extent to which we achieve certain operational and strategic milestones established by our board of directors.
Employee Benefit and Incentive Plans
Qualified Retirement Plan. We offer our employees, including our Chief Executive Officer and Senior Vice President, Regulatory Affairs & Program Management, retirement and certain other benefits, including participation in the tax-qualified SIMPLE IRA retirement plan sponsored by the Company in the same manner as all other Company other employees. Pursuant to the SIMPLE IRA program, employees are eligible to contribute to an individual SIMPLE IRA account on a tax-deferred basis. If an employee participates in the SIMPLE IRA plan, the Company makes a matching contribution to the employee’s SIMPLE IRA account in an amount up to 3% of the employee’s base salary (subject to applicable IRS compensation limits). In 2019, Mr. Baker and Ms. Toren contributed to the SIMPLE IRA and received a related matching contribution. Participants are fully vested in both their own contribution and the matching contributions at all times.
We do not maintain any deferred compensation, pension, or profit-sharing plans. Our board of directors have adopted the 2018 Plan, the material terms of which are described below, allowing for the grant of equity and cash-based awards to our employees and directors.
Whitaker Consulting Agreement
On April 2, 2018, we entered into a Consulting Agreement, or the Whitaker Agreement, with Whitaker Biopharmaceutical Consulting LLC, or Whitaker LLC, pursuant to which Whitaker LLC will provide consulting services to us through Dr. Whitaker. Pursuant to the Whitaker Agreement, we agreed to pay Whitaker LLC a monthly fee ranging from $10,000 to $20,000 in exchange for medical and clinical development consulting services to us regarding our products. On October 1, 2018, we granted Dr. Whitaker an option to purchase up to 625,000 shares of our common stock pursuant to the 2018 Plan, and on May 22, 2020, we granted him an additional option to purchase up to 250,000 shares of our common stock pursuant to the 2018 Plan.
The option granted to Dr. Whitaker on October 1, 2018 was granted under the 2018 Plan, covers 625,000 shares, and has an exercise price equal to $0.046 per share (which was the fair value of a share on the date of grant and does not give effect to the 1-for-     reverse stock split of our common stock to be effected immediately prior to the closing of this offering). The option vests in two equal installments on each of the following dates, subject to his continued service through the applicable date: (i) the date of successful completion, at the stage of reporting topline results, of bioequivalence and bioavailability studies with respect to ADAIR, and (ii) the date of “successful achievement” of topline data in a clinical human abuse liability study, as defined by the Company.
The option granted to Dr. Whitaker on May 22, 2020 was granted under the 2018 Plan, covers 250,000 shares, and has an exercise price equal to $0.118 per share (which was the fair value of a share on the date of grant and does not give effect to the 1-for-       reverse stock split of our common stock to be effected immediately prior to the closing of this offering). The option vests in three equal installments on each of the following dates, subject to his continued service through the applicable date: (i) the date of “successful achievement” of topline data in a clinical human abuse liability study, as defined by the Company, (ii) the date the Company first files a New Drug Application with the FDA or a Marketing Authorization Application with a non-U.S. regulatory body for ADAIR or any other product, and (iii) the date the Company receives approval from the FDA or a non-U.S. regulatory body for ADAIR.
Director Compensation
Beginning in April 2020 and ending in October 2020, Dr. Levi received a consulting fee of $6,000 per month for his advisory services. None of our other directors receive, nor have received, any compensation for their service as a director since inception.
Following the the effective date of this registration statement, we intend to pay our directors an annual retainer of             in cash, to be paid quarterly and prorated for any partial year of Board service. In addition, the Board may grant stock options under one of the Company’s stock option or stock award plans then in effect, or a cash payment, including for any service on a committee of the Board. Directors will also receive a one-time grant under the Company’s 2018 Equity Incentive Plan of Options to purchase                 shares of common stock at an exercise price equal to the fair value on the date of grant. They will also be entitled to participate in any equity compensation program established for non-executive directors. In addition, the chairperson of our audit committee shall receive an additional annual cash retainer of            . The Board expects to grant Ms. Thorell an option to purchase 600,000 shares of common stock immediately following the completion of this offering.
2018 Equity Incentive Plan
Our board of directors and our stockholders have approved the 2018 Plan, under which we may grant equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2018 Plan are summarized below.
Eligibility and Administration. Our employees, consultants and directors will be eligible to receive equity awards under the 2018 Plan. The 2018 Plan is administered by our board of directors or a committee thereof, which may delegate its duties and responsibilities to our compensation committee or to other committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Securities Exchange Act of 1934, as amended, stock exchange rules and other laws, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2018 Plan, subject to its express terms and conditions. The plan administrator sets the terms and conditions of all awards under the 2018 Plan, including any vesting and vesting acceleration conditions.
Limitation on Shares Available. An aggregate of 5,921,000 shares of our common stock was initially available for issuance under awards granted pursuant to the 2018 Plan. The number of shares initially available for issuance will be subject to an annual increase on January 1 of each calendar year beginning in 2019 and ending in 2028, equal to the lesser of (A) 4% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and such smaller number of shares as determined by our board of directors. No more than 5,921,000 shares of common stock may be issued upon the exercise of incentive stock options. Shares issued under the 2018 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares. As of June 30, 2020 the total number of shares authorized under the 2018 Plan was 17,630,935. As of June 30, 2020, awards covering a total of 9,925,000 shares were outstanding and 7,705,935 shares were available for issuance of future awards under the 2018 Plan.
In the event that shares of common stock previously issued under the 2018 Plan are reacquired by the Company, such shares shall be added to the number of shares then available for issuance under the plan. In the event that an outstanding award for any reason expires or is canceled before being exercised or settled in full, the unexercised or unsettled shares subject to such award shall remain available for issuance under the 2018 Plan. In the event that shares that otherwise would have been issuable under the 2018 Plan are withheld by the Company in payment of the purchase price, exercise price or withholding taxes with respect to an award, such shares shall remain available for issuance under the 2018 Plan. To the extent an award is settled in cash, the cash settlement shall not reduce the number of shares remaining available for issuance under the 2018 Plan.
Awards. The 2018 Plan provides for the grant of stock options, restricted shares, restricted share units, or RSUs, stock appreciation rights, or SARs, and other share-based awards. All equity awards under the 2018 Plan are subject to award agreements, which detail the terms and conditions of the awards, including any applicable vesting, performance conditions, if any, and payment terms and post-termination exercise limitations. A brief description of each award type follows.
•
Stock Options. The plan administrator may grant stock options, which may consist of non-qualified stock options, incentive stock options (or ISOs), or any combination of the foregoing. Stock options will provide the option holder the right to purchase shares of common stock at a price not less than the fair value of such shares on the date of grant. No stock options may be exercised more than 10 years from the date of grant. Each grant of stock options must specify (i) the period of continuous employment that is required (or the performance objectives that must be achieved) before the stock options become exercisable, (ii) the extent to which the option holder will have the right to exercise the stock options following termination of service, and (iii) the permitted method for paying the exercise price.

•
Stock Appreciation Rights. The plan administrator may grant SARs. Each SAR award agreement will specify a grant price, which must be at least equal to the fair value of a share of common stock on the date of grant. No SAR may be exercised more than 10 years from the date of grant. Upon the exercise of a SAR, the holder is entitled to receive payment in an amount determined by multiplying (i) the excess of the fair value per share of common stock on the date of exercise over the grant price, by (ii) the number of shares with respect to which the SAR is exercised. The payment upon the SAR exercise will be in cash, shares of common stock of equivalent value, or in some combination thereof, as provided in the applicable award agreement. Each SAR award agreement must specify (i) the period of continuous employment that is required (or the performance objectives that must be achieved) before the SAR becomes exercisable and (ii) the extent to which the holder will have the right to exercise the SAR following termination of service.

•
Restricted Shares. The plan administrator may grant restricted shares to participants in such number as it determines in its discretion. A grant of restricted shares signifies the immediate transfer of ownership of shares of common stock to a participant in consideration of the participant’s performance of services. Such transfer may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair value per share on the date of grant. Unless otherwise provided by the plan administrator, a participant is entitled immediately to voting, dividend and other ownership rights in the common stock. Restricted shares must be subject to a “substantial risk of forfeiture,” based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the plan administrator, at its discretion. In order to enforce these forfeiture provisions, the transferability of restricted shares will be limited in the manner prescribed by the plan administrator on the date of grant for the period during which such forfeiture provisions are to continue.
•
Restricted Share Units. The plan administrator may grant restricted share units to participants in such number as it determines in its discretion. RSUs constitute an agreement to issue or deliver shares of common stock, cash, or a combination thereof, to the participant in the future at the end of a restriction period and subject to the fulfillment of such conditions as may be specified in the applicable award agreement. During the restriction period, the participant has no right to transfer any rights under his or her award and no right to vote or receive dividends on the shares covered by the restricted share units, but the plan administrator may authorize the payment of dividend equivalents with respect to the restricted share units.

•
Other Awards. The plan administrator may grant or sell other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, common stock or factors that may influence the value of such shares. In addition, the plan administrator may grant unrestricted shares to eligible participants.

Adjustments. In the event of any equity restructuring, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the plan administrator will adjust the number and kind of shares that may be issued or delivered under the 2018 Plan, the individual award limits, and, with respect to outstanding awards, the number and kind of shares subject to outstanding awards, the exercise price, and the grant price or any other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights of the participant. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the plan administrator may, in its discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights.
Change in Control. In the event that the Company is subject to a change in control, all awards under the 2018 Plan shall be treated in the manner determined by the plan administrator. In this regard, the plan administrator has broad discretion to take any action with respect to outstanding awards, including accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, replacing or terminating awards and providing for such other treatment as the plan administrator determines.
Provisions Relating to Director Compensation. The 2018 Plan provides that the board of directors may establish compensation for non-employee directors from time to time subject, provided that the sum of any cash compensation and the grant date fair value of any equity awards granted as compensation for services as a non-employee director during any fiscal year may not exceed $150,000.
Plan Amendment and Termination. The board of directors may amend or terminate the 2018 Plan at any time; however, no amendment may adversely affect in any material way an award outstanding under the 2018 Plan without the consent of the affected participant. Our board of directors is required to obtain stockholder approval of any amendment to the 2018 Plan to the extent necessary to comply with applicable laws. No award may be granted pursuant to the 2018 Plan after the tenth anniversary of the date on which our board of directors adopted the 2018 Plan.
Certain Federal Tax Effects
The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the grant, exercise, and vesting of awards under the 2018 Plan and the subsequent sale of common stock acquired under the 2018 Plan. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.
The following is a limited summary of certain U.S. federal income tax consequences of awards made under the 2018 Plan, based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.
Non-Qualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair value of the Shares purchased over their exercise price.
Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the Shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the Shares were transferred, any gain or loss arising from a subsequent disposition of such Shares will be taxed as long-term capital gain or loss. If, however, such Shares are disposed of within either of such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair value of such Shares on the date of exercise over the exercise price. Any additional gain will be taxed as short-term or long-term capital gain.
Stock Appreciation Rights, or SARs. A participant will not recognize taxable income at the time of grant of a SAR. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair value of any Shares delivered and the amount of cash paid by us.
Restricted Shares. A participant will not recognize taxable income at the time of grant of restricted shares, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair value of the Shares at such time over the amount, if any, paid for such Shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the Shares at such time over the amount, if any, paid for such Shares. If the participant makes an election under Section 83(b) of the Code, any dividends received by the participant on the restricted shares will be taxed as dividends. If such election is not made, any dividends received by the participant on the restricted shares before the restrictions lapse will be treated as compensation taxable as ordinary income, and dividends received after the restrictions lapse will be taxed as dividends.
Restricted Share Units. A participant will not recognize taxable income at the time of grant of a restricted share unit award. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair value of any Shares delivered and the amount of cash paid by us. Any dividend equivalents paid with respect to restricted share units will be treated as compensation taxable as ordinary income.
Company’s Tax Deduction. To the extent that an individual recognizes ordinary income in the circumstances described above, the Company is entitled to corresponding federal income tax deduction, provided, among other things, that the deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and is not disallowed by the $1.0 million limitation on deductions for compensation of certain covered employees of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of each transaction or series of similar transactions since the inception of Vallon Pharmaceuticals (January 11, 2018) to which it was or is a party and that:
•
the amount involved exceeded or exceeds $120,000 or is greater than 1% of our total assets; and

•
any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Asset Purchase Agreement
In June 2018, we entered into the Asset Purchase Agreement with Arcturus, a holder of more than 5% of our common stock, the terms for which are described above under the heading “Business — Asset Purchase Agreement”. Mr. Payne, a member of our board of directors, has served on the board of directors of Arcturus since November 2017. In connection with the Asset Purchase Agreement, we also entered into the Voting Agreement, described below, entitling Arcturus to designate a member of our board of directors; however, the Voting Agreement terminated upon the filing of this registration statement of which this prospectus is a part.
Additionally, on June 26, 2018, we entered into a Payment and Release Agreement with Amiservice Development Ltd., or Amiservice, a BVI corporation, pursuant to which we reimbursed Amiservice for making a capital infusion into Arcturus of $250,000, as part of the transactions contemplated by the Asset Purchase Agreement, and paying other miscellaneous transaction expenses on our behalf. Amiservice is a company wholly-owned by Dov Malnik, a holder of more than 5% of our common stock. We reimbursed Amiservice an aggregate sum of $562,493 as full repayment for all of the foregoing expenses.
Ofir Levi
Beginning in June 2020 and ending in October 2020, Dr. Levi, a member of our board of directors, received a consulting fee of $6,000 per month for his advisory services.
On July 2, 2018, we entered into a Payment and Release Agreement with O2 Capital Advisors, or O2, pursuant to which we reimbursed O2 for certain consulting services by David Siner. O2 is owned by Ofir Levi, a member of our board of directors and a shareholder of the Company. The Company expensed approximately $186,000 and $161,000 for services rendered by Mr. Siner for the fiscal year ended December 31, 2019 and from our inception (January 11, 2018) through December 31, 2018, respectively.
Medice
Medice, through its affiliated entity, Salmon Pharma, owns approximately 32.8% of our issued and outstanding shares of common stock, and accordingly controls approximately 32.8% of our voting power. On January 6, 2020, we entered into a license agreement with Medice, which grants Medice an exclusive license, with the right to grant sublicenses, to develop, use, manufacture, market and sell ADAIR throughout Europe. Medice currently markets several ADHD products in Europe and is the ADHD market leader in Europe based on branded prescription market share. Medice is responsible for obtaining regulatory approval of ADAIR in the licensed territory. See “Business — Medice License” for additional information.
Upon the completion of this offering, Salmon Pharma will be entitled to rights with respect to the registration of the shares of common stock held by it under the Securities Act. These rights are provided under the terms of an investor’s rights agreement between us and Salmon Pharma. See “Description of Capital Stock — Registration Rights” for additional information regarding these registration rights.
Voting Agreement
In connection with the Asset Purchase Agreement, we entered into the Voting Agreement with certain of our stockholders, including, Medice, Arcturus, Ofir Levi, Dov Malnik, and Tomer Feingold, each a holder of 5% or more of our common stock. The Voting Agreement was subsequently amended in connection with the July 2019 Financing. Pursuant to the Voting Agreement, as amended, Medice, Arcturus, Ofir Levi,

Dov Malnik, and Tomer Feingold, each were entitled to appoint one member of our board of directors. However, the Voting Agreement terminated upon the filing of this registration statement of which this prospectus is a part.
Equity Financings
The number of shares of our common stock and prices per share disclosed below do not give effect to the 1-for-         reverse stock split to be effected immediately prior to this offering.
2018 Private Placement
In June 2018, we raised approximately $3.0 million through a private placement of 70,875,001 shares of our common stock pursuant to the Section 4(a)(2) exemption from registration under the Securities Act, or the 2018 Private Placement.
The following table sets forth the aggregate number of common stock acquired by 5% holders in the 2018 Private Placement described above.
Participants	Common Stock	Aggregate Purchase Price
Greater than 5% Stockholders(1)
Tomer Feingold	17,718,750	$750,000
Dov Malnik	17,718,750	$750,000
Adamas Health Care Fund(2)	11,221,876	$475,000

(1)
Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the caption “Principal Stockholders.”

(2)
Mr. Malnik, Mr. Feingold and Dr. Levi, were affiliated with Adamas Health Care Fund at the time of the 2018 Private Placement.

2019 Convertible Note Financing
In April 2019, we entered into a Convertible Promissory Note Purchase Agreement with certain existing stockholders and Salmon Pharma, an affiliate of Medice, pursuant to which we issued Convertible Notes for cash proceeds of $1,150,000. The Convertible Notes bore an interest rate of 7.0% per annum, non-compounding, and had a maturity date of January 1, 2020. The terms of the Convertible Notes included a mandatory conversion upon a qualified financing, such as the July 2019 Financing discussed below, and were convertible into shares of our capital stock that are offered to investors in a subsequent equity financing at a discount to the price per share offered in such subsequent financing.
On July 25, 2019, upon the closing of the July 2019 Financing, the Convertible Notes converted into an aggregate of 15,353,940 shares of our common stock at a conversion price of $0.076 per share.
The following table sets forth the principal amounts under Convertible Notes acquired by 5% holders in the financing transaction described above, and the number of shares of common stock such Convertible Notes converted into in connection with the July 2019 Financing.
Participants	Principal Amount under Convertible Notes	Number of Shares of Common Stock upon Conversion in July 2019
Greater than 5% Stockholders(1)
Tomer Feingold	$200,000	2,672,474
Dov Malnik	$200,000	2,672,474
SALMON Pharma GmbH(2)	$500,000	6,674,906

(1)
Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the caption “Principal Stockholders.”

(2)
Mr. Ammer is affiliated with Salmon Pharma.

2019 Private Placement
On July 25, 2019, we consummated the July 2019 Financing, in which we entered into a Stock Purchase Agreement with Salmon Pharma, pursuant to which we sold and issued 52,394,425 shares of our common stock for aggregate cash proceeds of $5.0 million.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of October 22, 2020, as adjusted to reflect the sale of common stock offered by us in this offering, for:
•
each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our capital stock;

•
each of our named executive officers;

•
each of our directors and our director nominees; and

•
all of our executive officers, and directors and director nominees as a group.

To the extent that the underwriters sell more than           shares in this offering, the underwriters have the option to purchase up to an additional           shares at the initial public offering price less the estimated underwriting discounts and commissions.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, and includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days of October 22, 2020. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.
The percentage of beneficial ownership prior to this offering in the table below is based on 180,248,366 shares of common stock deemed to be outstanding as of October 22, 2020, and the percentage of beneficial ownership after this offering in the table below is based on                 shares of common stock assumed to be outstanding after the closing of the offering. The information in the table below assumes no exercise of the underwriters’ option to purchase additional shares.
Unless otherwise indicated, the address for each beneficial owner is c/o Vallon Pharmaceuticals, Inc., 100 N. 18th Street, Suite 300, Philadelphia, PA 19103. The figures below do not give effect to the 1-for-        reverse stock split of our common stock to be effected immediatelyprior to the closing of this offering.
	Common Stock Beneficially Owned
	Number of Shares and Nature of Beneficial Ownership	Percentage of Total Common Stock
Name and Address of Beneficial Owner		Before Offering	After Offering
Greater than 5% Stockholders
SALMON Pharma GmbH(1)	59,069,331	32.8%	%
Arcturus Therapeutics Ltd. (fka Alcobra Ltd.)(2)	33,750,000	18.7
Tomer Feingold(3)(6)	31,613,100	17.5
Dov Malnik(4)(6)	31,613,100	17.5
Adamas Health Care Fund(5)(6)	11,221,876	6.2
Directors, Director Nominees and Named Executive Officers(7)
David Baker(8)	4,325,000	2.3
Penny Toren(9)	312,500	*
Ofir Levi	7,875,000	4.4
Richard Ammer(10)	59,069,331	32.8
Joseph Payne(11)	33,750,000	18.7
Marella Thorell(12)	—	*
All directors, director nominees, and executive officers as a group (6 persons)	105,331,831	58.4%	%

(1)
SALMON Pharma GmbH’s address is Sankt-Jakobs-Strasse 90, CH-9002 Basel, Switzerland.

(2)
Arcturus Therapeutics Ltd.’s address is 10628 Science Center Drive, Suite 250, San Diego, California 92121.

(3)
Includes 11,221,876 shares of common stock held by Adamas Health Care Fund (“Adamas”), of which Mr. Feingold is an affiliate. Mr. Feingold may be deemed to have shared voting and dispositive power over the shares beneficially owned by Adamas. Mr. Feingold’s address is 8/F 470 Lockhart Rd, Hong Kong.

(4)
Includes 11,221,876 shares of common stock held by Adamas, of which Mr. Malnik is an affiliate. Mr. Malnik may be deemed to have shared voting and dispositive power over the shares beneficially owned by Adamas. Mr. Malnik’s address is Flat B 1/F 3 Chico Terrace, Hong Kong.

(5)
Does not include the shares of common stock held by Dov Malnik and Tomer Feingold. Adamas’s address is 25 Main Street, KY1-1107, Grand Cayman, Cayman Islands. Adamas disclaims beneficial ownership of the shares held by Dov Malnik and Tomer Feingold.

(6)
On March 3, 2020, the Securities and Exchange Commission filed an action against Tomer Feingold and Dov Malnik in the U.S. District Court for the Southern District of New York (SEC v. Feingold, et al., Civ. Action No. 20-cv-01881) alleging violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, Section 14(e) of the Exchange Act and Rule 14e-3 thereunder, and requesting other equitable relief. Adamas is named as a relief defendant in the action. The action is pending. Vallon Pharmaceuticals, Inc. is not a named party or identified in this action.

(7)
Our director nominees will join our board of directors as of the completion of this offering.

(8)
Consists of 4,325,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of October 22, 2020.

(9)
Consists of 312,500 shares of common stock issuable pursuant to stock options exercisable within 60 days of October 22, 2020.

(10)
Consists of 59,069,331 shares of common stock held by SALMON Pharma GmbH (“Salmon Pharma”), of which Dr. Ammer is an affiliate and may be deemed to have shared voting and dispositive power over the shares beneficially owned by Salmon Pharma, but disclaims such beneficial ownership except to the extent of his pecuniary interest therein, if any.

(11)
Consists of 33,750,000 shares of common stock held by Arcturus Therapeutics Ltd. (“Arcturus”), of which Mr. Payne is an affiliate and may be deemed to have shared voting and dispositive power over the shares beneficially owned by Arcturus, but disclaims such beneficial ownership except to the extent of his pecuniary interest therein, if any.

(12)
Does not include 600,000 shares of common stock issuable upon exercise of a stock option that is expected to be granted to Ms. Thorell following the completion of this offering.

DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and our amended and restated bylaws, each of which will be effective prior to the closing of this offering. The descriptions of the common stock and preferred stock give effect to changes to our capital structure that will occur immediately prior to the completion of this offering. We may refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.
General
Upon completion of this offering, our authorized capital stock will consist of                 shares of common stock, par value $0.0001 per share, and                 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock will be undesignated.
As of June 30, 2020, 180,248,366 shares of our common stock and no shares of preferred stock were outstanding and held by 16 stockholders of record.
Common Stock
The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.
In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.
Preferred Stock
Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to                 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.
Registration Rights
Upon the completion of this offering, Salmon Pharma will be entitled to rights with respect to the registration of the shares of common stock held by it under the Securities Act. These rights are provided under the terms of an investor’s rights agreement between us and Salmon Pharma. The investor’s rights agreement includes piggyback registration rights. All fees, costs and expenses of underwritten registrations under this agreement will be borne by us and all selling expenses, including estimated underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.
Piggyback Registration Rights
Pursuant to the investor’s rights agreement, if we register any of our securities, Salmon Pharma is entitled to include their shares in the registration; provided that Salmon Pharma accepts the terms of the underwriting as agreed upon between us and the underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering. Subject to certain exceptions contained in the amended and restated investor’s rights agreement, we and the underwriters may terminate or withdraw any registration initiated before the effective date of such registration in our sole discretion.
Indemnification
Our investor’s rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.
Expiration of Registration Rights
The registration rights terminate upon the earlier to occur of (i) such time after consummation of the initial public offering of our common stock as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of Salmon Pharma’s shares without limitation during a three-month period without registration, or (ii) the third anniversary of the initial public offering of our common stock.
Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law
Our amended and restated certificate of incorporation and amended and restated bylaws will include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions will include the items described below.
Board Composition and Filling Vacancies
Our amended and restated certificate of incorporation will provide for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our amended and restated certificate of incorporation will also provide that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.
No Written Consent of Stockholders
Our amended and restated certificate of incorporation will provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
Meetings of Stockholders
Our amended and restated certificate of incorporation and amended and restated bylaws will provide that only our chief executive officer, chairman of the board, and a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements
Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws will specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.
Amendment to Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Once our amended and restated certificate of incorporation and amended and restated bylaws are effective, any amendment of our amended and restated certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our amended and restated certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to removal of our directors, and the amendment of our amended and restated bylaws must be approved by not less than 66 2/3% of the outstanding shares entitled to vote on the amendment. Our amended and restated bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the amended and restated bylaws; and may also be amended by the affirmative vote of 66 2/3% of the outstanding shares entitled to vote on the amendment.
Preferred Stock
Our amended and restated certificate of incorporation will provide for                 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation will grant our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.
Choice of Forum
Our amended and restated certificate of incorporation will provide that unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, and employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated certificate of incorporation, or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, or the Delaware Forum Provision. This choice of forum provision does not preclude or contract the scope of exclusive federal jurisdiction for any actions brought under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and the Company does not intend for the exclusive forum provision to apply to Exchange Act claims. Additionally, this choice of forum provision will not apply to claims as to which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction.
Our amended and restated certificate of incorporation, which will be in effect prior to the closing of this offering, further provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
In addition, our amended and restated certificate of incorporation, which will become effective prior to the closing of this offering, will provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the foregoing provisions; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Section 203 of the Delaware General Corporation Law
Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•
before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

•
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Listing
We have applied to list our common stock on                 under the trading symbol “           .”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be                 . The transfer agent and registrar’s address is                 .

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our shares. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.
Based on the number of shares outstanding as of                 , upon the completion of this offering,                 shares of our common stock will be outstanding. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. All remaining shares of common stock held by existing stockholders immediately prior to the completion of this offering will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, summarized below.
Rule 144
In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the number of shares then outstanding, which will equal approximately                 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares, based on the number of shares outstanding as of                 ; or

•
the average weekly trading volume of our common stock on                 during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.
Rule 701
Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.
However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.
Lock-Up Agreements
We, our directors and executive officers and holders of substantially all of our capital stock have signed a lock-up agreement that prevent us and them from selling any of our common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of not less than 180 days from the date of this prospectus without the prior written consent of ThinkEquity, subject to certain exceptions. See the section entitled “Underwriting” appearing elsewhere in this prospectus for more information.
Registration Rights
Upon completion of this offering, Salmon Pharma will be entitled to rights with respect to registration of their shares under the Securities Act. See the section entitled “Description of Capital Stock — Registration Rights” appearing elsewhere in this prospectus for more information.
Equity Incentive Plans
We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our equity incentive plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. As of                 , we estimate that such registration statement on Form S-8 will cover approximately                 shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK
The following discussion is a summary of certain material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock that is for U.S. federal income tax purposes:
•
a non-resident alien individual;

•
a foreign corporation or any other foreign organization taxable as a corporation for U.S. federal income tax purposes; or

•
a foreign estate or trust, the income of which is not subject to U.S. federal income tax on a net income basis.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.
This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, which is generally property held for investment.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any U.S. state, local or non-U.S. taxes, the alternative minimum tax, the Medicare tax on net investment income, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:
•
insurance companies;

•
tax-exempt or governmental organizations;

•
financial institutions;

•
brokers or dealers in securities;

•
regulated investment companies;

•
pension plans;

•
“controlled foreign corporations” and “passive foreign investment companies”;

•
“qualified foreign pension funds,” or entities wholly owned by a “qualified foreign pension fund”;

•
persons deemed to sell our common stock under the constructive sale provisions of the Code;

•
persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•
certain U.S. expatriates.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.
Distributions on Our Common Stock
As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. Distributions, if any, on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale or Other Taxable Disposition of Our Common Stock.” Any such distributions will also be subject to the discussions below under the sections titled “Backup Withholding and Information Reporting” and “Withholding and Information Reporting Requirements — FATCA.”
Subject to the discussion in the following two paragraphs in this section, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.
Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same regular U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.
A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) to the applicable withholding agent and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for such lower rate of U.S. withholding tax as may be specified under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS.
Gain on Sale or Other Taxable Disposition of Our Common Stock
Subject to the discussions below under “Backup Withholding and Information Reporting” and “Withholding and Information Reporting Requirements — FATCA,” a non-U.S. holder generally will not be subject to any U.S. federal income or withholding tax on any gain realized upon such holder’s sale or other taxable disposition of shares of our common stock unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed-base

•
maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net income basis at the regular U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or
•
we are, or have been, at any time during the five-year period preceding such sale or other taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting
We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.
Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.
Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.
Withholding and Information Reporting Requirements — FATCA
Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on our common stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Such withholding may also apply to payments of proceeds of sales or other dispositions of our common stock, although under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds. Under certain circumstances, a

non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

UNDERWRITING
ThinkEquity, a division of Fordham Financial Management, Inc., is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:
Underwriters	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.
Total
The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
Over-Allotment Option
We have granted a 45-day option to the representative of the underwriters to purchase up to      additional shares of our common stock at a public offering price of $      per share, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
Discounts and Commissions
The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $      per share of common stock. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.
The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.
	Per Share	Total Without Over-Allotment Option	Total With Over- Allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expense, to us	$	$	$
We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering. We have paid an expense deposit of $35,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).
We have also agreed to pay all expenses relating to the offering, including, without limitation, (a) all filing fees and communication expenses relating to the registration of the shares to be sold hereunder; (b) all filing fees and expenses associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of the shares on                 , including any fees charged by The Depository Trust Company (DTC); (d) all fees, expenses and disbursements relating to background checks of our officers, directors and entities in an amount not to exceed $10,000 in the aggregate; (e) all fees, expenses and disbursements relating to the registration or qualification of our shares under the “blue sky” securities laws of such states, if applicable, and other jurisdictions as the representative may reasonably designate; (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of our shares under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (g) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (h) the costs and expenses of the public relations firm; (i) the costs of preparing, printing and delivering certificates representing the shares; (j) fees and expenses of the transfer agent for the common stock; (k) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the representative; (l) the fees and expenses of our accountants; (m) the fees and expenses of our legal counsel and other agents and representatives; (n) the fees and expenses of the representative’s legal counsel not to exceed $125,000; (o) the $29,500 cost associated with the use of Vallon’s book building, prospectus tracking and compliance software for the offering; (p) $10,000 for data services and communications expenses; and (q) up to $20,000 of the representative’s actual accountable “road show” expenses for the offering.
Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $      .
Representative’s Warrants
Upon closing of this offering, we have agreed to issue to the representative as compensation warrants to purchase up to shares of common stock (5% of the aggregate number of shares of common stock sold in this offering, or the representative’s warrants). The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering (excluding the over-allotment option). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.
The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Lock-Up Agreements
Pursuant to “lock-up” agreements, we, our officers and directors, and stockholders, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of twelve (12) months after the date of this prospectus in the case of our directors and officers and six (6) months after the date of this prospectus for the Company and any successor of the Company and all of our other stockholders holding shares prior to the offering.
Right of First Refusal
Until twelve months from the closing date of this offering, the representative will have an irrevocable right of first refusal, in its sole discretions, to act as sole investment banker, sole book-runner, and/or sole placement agent participation at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings on terms customary to the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.
Determination of offering price
The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.
Other
From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.
Price Stabilization, Short Positions and Penalty Bids
In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.
Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.
These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.
Indemnification
We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.
Electronic Distribution
This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Selling Restrictions
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a “Relevant Member State”, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date”, our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:
•
to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or
•
in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Canada
The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our common stock may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, where such registration is not required.
Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”),

the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Upon receipt of this prospectus, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Thompson Hine LLP, New York, New York. Certain legal matters related to this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.
EXPERTS
The balance sheets of Vallon Pharmaceuticals, Inc. as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2019 and for the period from January 11, 2018 (inception) through December 31, 2018, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report includes an explanatory paragraph disclosing substantial doubt about the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. Upon the completion of the offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at www.vallon-pharma.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INDEX TO FINANCIAL STATEMENTS
Audited Financial Statements
Unaudited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Vallon Pharmaceuticals, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Vallon Pharmaceuticals, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2019 and for the period from January 11, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from January 11, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A[3] to the financial statements, the Company has sustained a net loss and has experienced cash outflows from operating activities since inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A[3]. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2018.
/s/ EisnerAmper LLP
EISNERAMPER LLP
Iselin, New Jersey
April 29, 2020

VALLON PHARMACEUTICALS, INC.
BALANCE SHEETS
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$3,820,894	$612,652
Prepaid expenses and other current assets	100,860	24,987
Total current assets	3,921,754	637,639
Finance lease right-of-use asset, net	353,045	—
Property and equipment, net	857	1,592
Total assets	$4,275,656	$639,231
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$246,329	$286,613
Accrued expenses	475,504	199,679
Finance lease liability, current	85,665	—
Total current liability	807,498	486,292
Finance lease liability, non-current	254,356	—
Total liabilities	1,061,854	486,292
Commitments and contingencies (Note E)
Stockholders’ equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 180,248,366 and 112,500,001 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	18,025	11,250
Additional paid-in-capital	10,972,915	4,454,335
Accumulated deficit	(7,777,138)	(4,312,646)
Total stockholders’ equity	3,213,802	152,939
Total liabilities and stockholders’ equity	$4,275,656	$639,231
See accompanying notes to these financial statements.

VALLON PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2019	Period from January 11, 2018 (inception) through December 31, 2018
Operating expenses:
Research and development	$1,882,434	$3,513,019
General and administrative	1,271,987	800,688
Total operating expenses	3,154,421	4,313,707
Loss from operations	(3,154,421)	(4,313,707)
Change in fair value of derivative liability	(113,045)	—
Interest income (expense), net	(197,026)	1,061
Net loss	$(3,464,492)	$(4,312,646)
Net loss per share attributable to common stockholders, basic and diluted	$(0.02)	$(0.07)
Weighted-average common shares outstanding, basic and diluted	142,012,302	64,067,959
See accompanying notes to these financial statements.

VALLON PHARMACEUTICALS, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
	Common Stock		Additional Paid in Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance, January 11, 2018 (inception)	—	$—	$—	$—	$—
Issuance of common stock	78,750,001	7,875	2,977,985	—	2,985,860
Issuance of common stock for asset acquisition	33,750,000	3,375	1,425,195	—	1,428,570
Stock-based compensation	—	—	51,155	—	51,155
Net loss	—	—	—	(4,312,646)	(4,312,646)
Balance, December 31, 2018	112,500,001	$11,250	$4,454,335	$(4,312,646)	$152,939
Issuance of common stock for convertible notes	15,353,940	1,535	1,463,691	—	1,465,226
Issuance of common stock for July 2019 financing	52,394,425	5,240	4,974,761	—	4,980,001
Stock-based compensation	—	—	80,128	—	80,128
Net loss	—	—	—	(3,464,492)	(3,464,492)
Balance, December 31, 2019	180,248,366	$18,025	$10,972,915	$(7,777,138)	$3,213,802
See accompanying notes to these financial statements.

VALLON PHARMACEUTICALS, INC.
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2019	Period From January 11, 2018 (inception) through December 31, 2018
Cash flows from operating activities:
Net loss	$(3,464,492)	$(4,312,646)
Adjustments to reconcile net loss to cash used in operating activities:
Noncash research and development expense related to issuance of common stock for asset acquisition (see Note A[2])	—	1,428,570
Amortization of debt discount and deferred financing fees	190,000	—
Amortization of finance lease right-of-use asset	15,000	—
Change in fair value of derivative liability	113,045	—
Non-cash interest expense	22,181	—
Stock-based compensation expense	80,128	51,155
Depreciation expense	735	612
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(75,873)	(24,987)
Accounts payable	(40,284)	286,613
Accrued expenses	275,825	199,679
Net cash used in operating activities	(2,883,735)	(2,371,004)
Cash flows from investing activities:
Purchase of property and equipment	—	(2,204)
Net cash used in investing activities	—	(2,204)
Cash flows from financing activities:
Proceeds from common stock issuance, net of offering expenses	4,980,001	2,985,860
Proceeds from notes payable	—	190,000
Proceeds from convertible notes	1,150,000	—
Deferred financing fees related to convertible notes	(10,000)	—
Payment of finance lease liability	(28,024)	—
Repayment of notes payable	—	(190,000)
Net cash provided by financing activities	6,091,977	2,985,860
Net increase in cash and cash equivalents	3,208,242	612,652
Cash and cash equivalents, at beginning of period	612,652	—
Cash and cash equivalents, at end of period	$3,820,894	$612,652
Supplemental Disclosure of Cash Flows Information:
Interest paid	$3,994	$1,878
Noncash financing activities:
Finance lease ROU asset obtained in exchange for lease obligation	$368,045	$—
Debt discount for derivative liability	$180,000	$—
See accompanying notes to these financial statements.

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE A — NATURE OF OPERATIONS, BUSINESS, GOING CONCERN AND LIQUIDITY
[1]   Nature of operations:
Vallon Pharmaceuticals, Inc. (“Vallon” or the “Company”), a Delaware corporation, is a biopharmaceutical company based in Philadelphia, PA, which is focused on the development and commercialization of proprietary biopharmaceutical products. As of December 31, 2019, the Company’s primary product is Abuse-Deterrent Amphetamine Immediate-Release (“ADAIR”), a proprietary, abuse-deterrent oral formulation of immediate-release (short-acting) dextroamphetamine for the treatment of attention-deficit/hyperactivity disorder, or ADHD, and narcolepsy. The Company filed an investigational new drug application (“IND”) for ADAIR, has completed three Phase 1 clinical trials. The Company intends to seek the necessary regulatory approvals to complete the clinical development of ADAIR for the treatment of ADHD and, if successful, file for marketing approval in the U.S. and other territories.
Vallon Pharmaceuticals, Inc. was incorporated in Delaware on January 11, 2018, which is the date of inception. The Company’s fiscal-year ends on December 31.
[2]   Business formation:
On November 15, 2017, before the Company’s formation, Amiservice Development Ltd., a BVI corporation (“Amiservice”) entered into an agreement for the purchase of the ADAIR product rights for a payment of $250,000. The Asset Purchase Agreement (“the APA”), by and between Amiservice and Arcturus Therapeutics Ltd. (“Arcturus”), was subject to several closing conditions. One of the key terms and conditions of the APA was that the purchasers provide funding of at least $2.75 million towards the development of ADAIR.
On February 11, 2018, Ofir Levi, Chairman of the newly formed Vallon, purchased 7,875,000 common shares from the Company at par value for $788. On June 7, 2018, Vallon entered into a stock purchase agreement with several investors pursuant to which Vallon issued 70,875,001 common shares for $3.0 million (“Private Placement”). Subsequently, on June 22, 2018, the Company executed the amended APA, by and between Arcturus Therapeutics Ltd. Such APA was amended and restated from the initial agreement discussed above, dated as of November 15, 2017. In exchange for the ADAIR product rights, Vallon issued 33,750,000 common shares to Arcturus, valued at approximately $1.4 million based upon the price at which the common shares were issued and sold in the Private Placement, which comprised approximately 30% of the then-outstanding common stock of the Company, on a fully diluted basis. In addition, Amiservice signed a consent and release agreement to all rights to the APA in exchange for approximately $562,000 which represented a reimbursement for expenses Amiservice incurred on Vallon’s behalf in the amount of approximately $310,000, the repayment of two promissory notes totaling approximately $192,000 including interest, and approximately $60,000 of other operating expenses incurred. The assets acquired in the ADAIR acquisition are classified as in-process research and development (“IPR&D”). Accounting for IPR&D assets in an asset acquisition follows the guidance in Accounting Standards Codifications (“ASC”) 730, Research and Development, which requires that both tangible and intangible identifiable research and development assets with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The Company recorded $1.7 million to research and development expense on June 22, 2018, the date of acquisition, which included $1.4 million of common shares issued for the acquisition, as well as, the original $250,000 exclusivity payment and approximately $60,000 in transaction fees.
[3]   Going concern and liquidity:
The accompanying financial statements have been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not generated any revenues from operations since inception, and does not expect to do so in the foreseeable future. The Company has incurred operating losses in the

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE A — NATURE OF OPERATIONS, BUSINESS, GOING CONCERN AND LIQUIDITY (continued)
amount of $3.5 million for the year ended December 31, 2019 and negative operating cash flows since inception, and expects to continue to do so for at least the next few years. The Company has financed its working capital requirements to date through the issuance of common stock, convertible notes, and through issuance of short-term promissory notes as described in Note A[2] and C. On December 31, 2019, the Company had cash and cash equivalents totaling approximately $3.8 million available to fund its ongoing business activities through the third quarter of 2020. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are being issued.
The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital to fund its business activities, including its research and development program. The Company’s objective is to develop and commercialize biopharmaceutical products that treat central nervous system disorders, but there can be no assurances that we will be successful in this regard. Therefore, the Company intends to raise capital through additional issuances of common stock and /or short-term notes. Furthermore, the Company may not be able to obtain additional financing on acceptable terms and in the amounts necessary to fully fund its future operating requirements. If the Company is unable to obtain sufficient cash resources to fund its operations, it may be forced to reduce or discontinue its operations entirely. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
[1]   Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The estimates affecting the financial statements that are particularly significant include the inputs and model assumptions related to the valuation of common shares issued for the asset acquisition. Actual results could differ from those estimates.
[2]   Stock-based compensation:
The Company recognizes expense for employee and non-employee stock-based compensation in accordance with Accounting Standards Codification (“ASC”) Topic 718, Stock-Based Compensation. ASC 718 requires that such transactions be accounted for using a fair value based method. The estimated fair value of the options is amortized over the vesting period, based on the fair value of the options on the date granted, and is calculated using the Black-Scholes option-pricing model. The Company intends to account for forfeitures as incurred.
In considering the fair value of the underlying stock when the Company granted options, the Company considered several factors including the fair values established by market transactions. Stock option-based compensation includes estimates and judgments of when stock options might be exercised, forfeiture rates and stock price volatility. The timing of option exercises is out of the Company’s control and depends upon a number of factors including the Company’s market value and the financial objectives of the option holders. These estimates can have a material impact on the stock compensation expense but will have no impact on the cash flows. The estimation of share-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period the estimates are revised. The stock options granted, other than

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
the 2,450,000 granted to Mr. Baker described in Note E[1], as of December 31, 2019 vest primarily upon specified performance milestones. As Mr. Baker’s stock option grant is pursuant to milestones associated with an underwritten public offering or a listing on a national stock exchange, management determined that no expense should be recognized for this grant until such time that the milestone becomes probable. The Company elected to use the expected term, rather than the contractual term, for both employee and consultant options issued.
[3]   Concentration of credit risk:
The Company from time to time during the period covered by these financial statements may have had bank account balances in excess of federally insured limits. The Company has not experienced losses in such accounts. The Company believes that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
[4]   Research and development:
Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred.
For the period from January 11, 2018 (inception) through December 31, 2018, research and development expenses also included costs associated with the initial purchase of the ADAIR product rights recorded as IPR&D in the amount of $1.7 million.
[5]   Deferred financing fees:
Deferred financing fees related to a recognized debt liability are presented in the balance sheets as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Debt discounts and deferred financing fees are amortized to interest expense over the term of the related debt using the effective interest method.
[6]   Cash equivalents:
Cash equivalents are highly-liquid investments that are readily convertible into cash with original maturities of three months or less when purchased and as of December 31, 2019 included investment in money market funds.
[7]   Fair value measurements:
The Company follows ASC 820, Fair Value Measurements and Disclosures, to measure the fair value of its financial statements and disclosures about fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy defined by ASC 820 are described below:
Level 1:
Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Level 2:
Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:
Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lower priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The Company uses this framework for measuring fair value and disclosures about fair value measurement. The Company uses fair value measurements in areas that include derivative instruments.
The Company recognizes transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.
[8]   Derivative instruments:
The Company evaluated its convertible notes to determine if those contracts or embedded components of those contracts qualified as derivatives to be separately accounted for in accordance with ASC 815, Derivatives and Hedging. The result of this accounting treatment is that the fair value of the embedded derivative is marked to market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.
In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.
Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheets as current or non-current to correspond with its host instrument.
[9]   Income taxes:
The Company accounts for income taxes using the asset-and-liability method in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. A valuation allowance is recorded if it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized in future periods.
The Company follows the guidance in ASC 740 in assessing uncertain tax positions. The standard applies to all tax positions and clarifies the recognition of tax benefits in the financial statements by providing for a two-step approach of recognition and measurement. The first step involves assessing whether the tax position is more-likely-than-not to be sustained upon examination based upon its technical merits. The second step involves measurement of the amount to be recognized. Tax positions that meet the more-likely-than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate finalization with the taxing authority. The Company’s policy is to record

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
income tax related interest and penalties as a component of income tax expense, in which there were no amounts recorded for 2019 or 2018. The Company did not identify any uncertain tax positions taken or expected to be taken that would require an adjustment or disclosure in the financial statements.
[10]   Property and equipment:
Property and equipment are stated at cost. The Company commences depreciation when the asset is placed in service. Computers and peripheral equipment are depreciated on a straight-line method over useful lives of three years.
[11]   Loss per share:
Basic loss per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted loss per share is computed based on the weighted average number of shares of common stock outstanding during each year, plus the dilutive effect of options considered to be outstanding during each year, in accordance with ASC 260, Earnings Per Share.
[12]   Recent accounting pronouncements:
The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.
In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-07, which simplifies the accounting for non-employee share-based payment transactions. The amendments specify that ASC 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. Under the guidance, entities may elect to use the expected term or contractual term to value the non-employee share-based payment transactions. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. The Company elected to early adopt ASU 2018-07 effective October 1, 2018 which did not have an impact on the financial statements.
In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation — Scope of Modification Accounting, which provides guidance about the types of changes to terms or conditions of a share-based payment award that would require an entity to apply modification accounting. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The amendments in this update should be applied prospectively to an award modified on or after the adoption date. The adoption of this standard on January 11, 2018 did not have a material effect on the Company’s financial position, results of operations or cash flows.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This new standard was issued to increase transparency and comparability among entities by recognizing for all leases lease assets and lease liabilities on the balance sheet and disclosing key information about lease arrangements. This new standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Subsequently, in July of 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, and ASU 2018-11, Leases (Topic 842): Targeted Improvements, both of which clarify and enhance the certain amendments made in ASU 2016-02. The Company adopted these standards on January 1, 2019. Refer to note H for further detail.
In March 2016, the FASB issued ASU No. 2016-09, Stock Compensation (ASC 718), which includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. The standard is effective for annual periods beginning after December 15,

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
2016, with early adoption permitted. The adoption of this standard on January 11, 2018 did not have a material effect on the Company’s financial position, results of operations or cash flows.
[13]   Leases:
The Company determines whether an arrangement is a lease at contract inception by establishing if the contract conveys the right to use, or control the use of, identified property, plant, or equipment for a period of time in exchange for consideration. Leases may be classified as finance leases or operating leases. Lease right-of-use (ROU) assets and lease liabilities recognized in the accompanying balance sheet represent the right to use an underlying asset for the lease term and an obligation to make lease payments arising from the lease respectively.
The Company has a finance lease in relation to equipment that will be utilized in its commercial product manufacturing process. Financing lease ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of minimum lease payments over the lease term. The Company utilized the interest rate implicit in the lease. The lease term is based on the non-cancellable period in the lease contract. Any termination fees are included in the calculation of the ROU asset and lease liability when it is assumed that the lease will be terminated.
At each reporting date, the finance lease liabilities are increased by interest and reduced by repayments made under the lease agreements. The ROU asset is subsequently measured at the amount of the remeasured lease liability (i.e. the present value of the remaining lease payments), any cumulative prepaid or accrued rent if the lease payments are uneven throughout the lease term, and any unamortized initial direct costs.
NOTE C — NOTES PAYABLE AND CONVERTIBLE NOTES
In April and June 2018, the Company entered into two Promissory Notes (“Notes”) totaling $190,000 with Amiservice to fund its operations. The Notes entitled Amiservice to interest at 6% per annum and were repaid in full by the Company in July 2018 for $191,854 inclusive of interest. There were no notes payable outstanding as of December 31, 2019 and December 31, 2018.
In April 2019, the Company entered into Convertible Promissory Note Purchase Agreements with certain existing stockholders and Salmon Pharma GmbH, an affiliate of Medice, Salmon Pharma, pursuant to which the Company issued Convertible Notes for cash proceeds of $1,150,000. The Convertible Notes had an interest rate of 7.0% per annum, non-compounding, and have a maturity date of January 1, 2020. Upon the maturity date, the principal amount was due and payable to the note holder in one lump sum. Accrued interest on these Convertible Notes as of July 25, 2019 was $22,181. These notes contained a mandatory conversion feature of the notes into a variable number of shares of the identical equity security issued to the investors upon future qualified financing at a price per share equal to 90% of the price per share paid by other investors purchasing the securities in the qualified financing if the qualified financing occurs on or prior to the 45th day after April 11, 2019 and 80% of the price per share paid by other investors purchasing the securities in the qualified financing if the qualified financing occurs after the 45th day after April 11, 2019. On July 25, 2019, the Company entered into a Stock Purchase Agreement with SALMON Pharma GmbH, an affiliate of Medice, pursuant to which the Company sold and issued 52,394,425 shares of its common stock for aggregate cash proceeds of $5.0 million, the “July 2019 Financing”. Pursuant to the terms of the Convertible Notes, the Convertible Notes, inclusive of accrued interest, converted into an aggregate of 15,353,940 shares of the Company’s common stock at a conversion price of $0.076 per share upon closing of the July 2019 Financing.
The Company identified the mandatory conversion into shares as a redemption feature, which requires bifurcation from the notes and treated it as a derivative liability under ASC 815 as the redemption feature is not clearly and closely related to the debt host. The Company evaluated the fair value of the derivative liability at inception and determined the value was $180,000. Such amounts are reflected at its fair value at

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE C — NOTES PAYABLE AND CONVERTIBLE NOTES (continued)
the end of each reporting period. Each of the series of notes were subject to a conversion discount of 10% or 20%, respectively. The discounts have been accounted for as a debt discount and were amortized using the effective interest method over the term of the notes. Upon the closing of the July 2019 Financing, the embedded derivative liability was remeasured and then adjusted to zero as part of the conversion of the Convertible Notes to the Company’s common stock.
NOTE D — FAIR VALUE MEASUREMENTS
The fair value of the embedded derivative liability identified in Convertible Notes was estimated using a Monte Carlo simulation. The derivative liability was a Level 3 fair value measurement. The significant probability is that of a qualified financing occurring. At the fair value determination date, the Company estimated a 65% probability of a qualified financing occurring before the 45th day from April 11, 2019 and a 25% probability of a qualified financing occurring after the 45th day from April 11, 2019. An increase (decrease) in the probability of a qualified financing occurring would result in an increase (decrease) to the fair value. As of July 25, 2019, the embedded derivative was remeasured based upon the conversion price of $0.076 per share upon closing of the July 2019 Financing. As such, an additional expense of $28,000 was recorded in the third quarter of 2019.
For the year ended December 31, 2019, the Company recognized amortization of the debt discount as an additional interest charge in the amount of $180,000.
The following table presents the activity for the liability measured at estimated fair value using unobservable inputs for the year ended December 31, 2019:
Beginning balance at January 1, 2019	$—
Additions during the year	180,000
Change in fair value	113,045
Transfer in and/or out of Level 3	(293,045)
Balance at December 31, 2019	$—
NOTE E — COMMITMENTS AND CONTINGENCIES
[1]   Employment agreements:
On January 15, 2019, the Company entered into an employment agreement with David Baker (the “Baker Agreement”), to serve as its President and Chief Executive Officer. The Baker Agreement includes a severance benefit equal to four months of base salary or one year of base salary after the listing of the Company’s common stock on a securities exchange, plus one additional month for each year of completed employment during the period commencing on the date of the first Exchange Listing (up to a maximum of six additional months, so that total severance does not ever exceed twelve months), and twelve months after a change in control, with continued medical benefits during the applicable severance period and an opportunity to earn a pro-rated bonus in the year of termination. In addition, the Baker Agreement also provided for the acceleration of vesting of the stock option granted to Mr. Baker on October 1, 2018 covering 1,250,000 unvested shares of the Company’s common stock; and a grant of an additional option to purchase up to 2.0% of the fully diluted shares of common stock of the Company at an exercise price per share of $0.055, that shall vest in installments and become exercisable as follows: 50.0% on the date the Company closes a firm-commitment underwritten public offering of its common stock pursuant to an effective registration statement, and 50.0% on the earlier of (a) an Exchange Listing, or (b) the achievement of a market capitalization for the Company equal to $50.0 million or more, with accelerated vesting on a change in control. Such options totaling 2,450,000 were granted on February 5, 2019. The acceleration of vesting of the stock option resulted in stock compensation expense of $54,000 for the year ended December 31, 2019.

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE E — COMMITMENTS AND CONTINGENCIES (continued)
[2]   Clinical trial agreements:
The Company had a service agreement with a clinical research organization to provide clinical trial management services to the Company to assist the Company in its Phase 1 clinical trials of ADAIR, Study 101 and Study 102 which are now completed. For the year ended December 31, 2019 and for the period from January 11, 2018 (inception) through December 31, 2018, approximately $69,000 and $855,000, respectively, was expensed under the agreement.
In May 2019, the Company entered into a service agreement with a clinical research organization to provide clinical trial management services to the Company to assist the Company in its now completed Phase 1 clinical trial of ADAIR, Study 103. Through December 31, 2019, approximately $592,000 was expensed under the agreement.
[3]   Consulting agreements:
Effective January 15, 2018, the Company entered into a consulting agreement with a consultant to serve in the lead commercial and operating role in the development of ADAIR. Pursuant to the consulting agreement, the Company paid for monthly services and agreed to pay $150,000 in cash bonuses upon the achievement of certain development milestones. In addition, the Company granted the consultant 1,875,000 options. For the period from January 11, 2018 (inception) through December 31, 2018, the Company incurred consulting fees in the amount of approximately $241,000 under the agreement and $50,000 in development bonuses were achieved. Effective January 1, 2019 the consultant became an employee of the Company as described in Note E[1].
Effective April 2, 2018, the Company entered into a consulting agreement with a consultant to serve as the acting Chief Medical Officer for the Company. Pursuant to the consulting agreement, the consultant is paid $10,000 per month for his services. On October 1, 2018, the Company granted the consultant 625,000 options. For the year ended December 31, 2019 and for the period from January 11, 2018 (inception) through December 31, 2018, the Company has incurred consulting fees in the amount of approximately $121,000 and $161,000, respectively, under the agreement. The agreement may be terminated by either party with 30 days’ notice.
[4]   Manufacturing agreements:
In August 2019, the Company entered into an agreement with a contract manufacturer for the commercial scale up and registration batches for ADAIR. The total contract is estimated at $1.4 million of which the first phase of the project is estimated at $500,000 and was completed in the first quarter of 2020.
In October 2019, the Company entered into an agreement with a contract manufacturer for the formulation and development for an abuse-deterrent formulation of Ritalin. The total contract is estimated at $232,000, of which $5,000 was expensed in 2019 and the remainder is expected to be completed during 2020.
[5]   Pre-clinical agreement:
In November 2019, the Company entered into an agreement with a clinical research organization for pre-clinical services. The total contract currently authorized is estimated at $107,000 of which $6,000 was expensed in 2019 and the remainder is expected to be completed during 2020.
NOTE F — EQUITY INCENTIVE PLAN
On October 1, 2018, the Company adopted the 2018 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of stock options, restricted stock, or restricted stock units (collectively, the

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE F — EQUITY INCENTIVE PLAN (continued)
“Awards”). The Plan gives authority to the Board of Directors to administer and implement the Plan, including authority to determine the terms and conditions for all grants of Awards. The terms and conditions of each Award are determined by the Board or a committee designated by the Board. Under the Plan, the administrator may grant incentive stock options or non-qualified stock options with a term not to exceed 10 years from the grant date and at an exercise price per share that shall not be less than 100% of the fair market value of the share on the date of the grant. Restricted stock may be issued either alone or in conjunction with other awards. Any awards that expire, terminate or are cancelled or forfeited for any reason without having been exercised in full will again become available for grant under the Plan.
The original maximum number of shares that may be subject to Awards under the Plan is 5,921,000. On January 1, 2019 the Board authorized an increase to the Awards under the Plan by 4% of the then outstanding common shares pursuant to the terms of the Plan, totaling 4,500,000; thus the total number of shares authorized under the Plan as of December 31, 2019 was 10,421,000.
On October 1, 2018, the Company granted 1,875,000 options to a consultant, who as of January 15, 2019 became an employee, which were to vest upon certain milestone events and one-sixth of which vested on grant; 625,000 options to a second outside consultant which vest upon certain milestone events and 1,875,000 options to a third outside consultant which vest upon certain milestone events. On January 15, 2019, the Company accelerated the 1,250,000 unvested options granted to the outside consultant pursuant to an employment agreement with the consultant. The weighted average grant date fair value of options granted under the Plan in October 2018, using the Finnerty option-pricing model and taking into account the lack of marketability was approximately $0.046 per share which the Company utilized for the exercise price of the granted options. The Company utilized an outside valuation firm to determine the overall value of the Company based upon a discounted cash flow analysis and a market approach. On February 5, 2019, pursuant to the January 15, 2019 employment agreement, the Company granted the employee 2,450,000 options. For the calculation of the fair value of the award, the Company utilized the Black-Scholes option valuation model. Expected stock price volatility was calculated based on the weighted-average of historical information of similar public entities. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected life assumption. The average expected life was determined based on anticipated exercise strategy and cancellation behavior for employees and nonemployees. The Company has not paid and does not anticipate paying cash dividends; therefore, the expected dividend rate was assumed to be 0%. The following range of assumptions in the Black-Scholes option pricing model was used to determine fair value at grant on October 1, 2018: weighted-average volatility: 77.5%; expected term of 5.5 – 6.2 years and a risk-free interest rate 3.0%. The following range of assumptions in the Black-Scholes option pricing model was used to determine fair value at grant on February 5, 2019: weighted-average volatility: 89%; expected term of 5.6 years and a risk-free interest rate 2.6%. On October 11, 2019, the Company granted 200,000 options to an employee.
The following range of assumptions in the Black-Scholes option pricing model was used to determine fair value at grant on October 11, 2019: weighted-average volatility: 75%; expected term of 6.0 years and a risk-free interest rate 1.6%.

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE F — EQUITY INCENTIVE PLAN (continued)
The table below represents the activity of stock options granted to employees and consultants:
	Period from January 11, 2018 (inception) through December 31, 2019
	Number of options	Weighted average exercise price	Weighted average remaining contractual terms (years)	Aggregate intrinsic value
Outstanding at Inception	—	—		—
Granted	4,375,000	$0.046		$—
Outstanding at December 31, 2018	4,375,000	0.046	4.875	—
Granted during the year ended December 31, 2019	2,650,000	0.058	—	—
Outstanding at December 31, 2019	7,025,000	0.051	4.450	473,870
Exercisable at December 31, 2019	2,500,000	$0.049	4.375	$180,000
As of December 31, 2019, there was approximately $133,000 of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted to employees. Of that amount $35,000 is expected to be recognized over a weighted-average period of 1.1 years. The unrecognized compensation cost related to one employee’s options totaling $98,000 will be recognized once the milestone events become probable. The aggregate intrinsic value of options is calculated as the difference between the exercise price of the underlying options and the deemed fair value of the Company’s common stock for those shares that had exercise prices lower than the deemed fair value of the Company’s common stock.
Stock based compensation expense for the year ended December 31, 2019 relating to the options granted to employees and consultants was recorded in the amount of approximately $25,000 and $55,000 to research and development expenses and general and administrative expenses on the statement of operations, respectively. Stock based compensation expense for the period from January 11, 2018 (inception) through December 31, 2018 relating to the options granted to employees and consultants was recorded in the amount of approximately $26,000 and $25,000 to research and development expenses and general and administrative expenses on the statement of operations, respectively.
As of December 31, 2019, there was approximately $3,000 of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted to consultants. That cost is expected to be recognized over a weighted-average period of 0.6 years.
NOTE G — RELATED PARTY TRANSACTIONS
On June 26, 2018, the Company entered into a Payment and Release Agreement with Amiservice Development Ltd., or Amiservice, a BVI corporation, pursuant to which the Company reimbursed Amiservice for making a capital infusion into Arcturus of $250,000, as part of the transactions contemplated by the Asset Purchase Agreement, and paying other miscellaneous operating and transaction expenses on the Company’s behalf. Amiservice is a company partially owned by a former member of the Company’s board of directors and a shareholder of the Company. In 2018, the Company reimbursed Amiservice approximately $562,000 as full repayment for all of the foregoing expenses.
On July 2, 2018, the Company entered into a Payment and Release Agreement with O2 Capital Advisors, or O2, pursuant to which reimbursed O2 for certain consulting services provided by a consultant to the Company prior to May 31, 2018. O2 is owned by Ofir Levi, a member of the Company’s board of directors and a shareholder of the Company. The Company expensed approximately $186,000 and $161,000 for services rendered by the consultant for the year ended December 31, 2019 and for the period from January 11, 2018 (inception) through December 31, 2018, respectively. Of these amounts $96,000 was included in accounts payable as of December 31, 2019 and $51,000 was included in accrued expenses as of December 31, 2018.

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE H — FINANCE LEASE
The Company has a finance lease in relation to equipment utilized in the commercial scale manufacturing of its product.
Year Ended December 31, 2019
Initial lease right-of-use asset	$368,045
Accumulated amortization	$15,000
Year Ended December 31, 2019
Other information:
Operating cash flows from finance lease amortization	$15,000
Financing cash flows from finance lease payments	$28,024
December 31, 2019
Weighted-average remaining lease term – finance lease	3.75 years
Weighted-average discount rate – finance lease	13.5%
The maturities of finance lease liability is as follows:
2020	$133,129
2021	114,110
2022	114,110
2023	76,074
Total lease payments	437,423
Less: Imputed interest	97,402
Present value of lease liability	$340,021
NOTE I — ACCRUED EXPENSES
	December 31, 2019	December 31, 2018
Payroll and related	$219,697	$48,849
Clinical trial related	166,500	86,034
Consultants	9,400	36,000
Other	79,907	28,796
Total accrued	$475,504	$199,679
NOTE J — INCOME TAX
At December 31, 2019, the Company has available approximately $7.1 million of unused NOL carryforwards for federal and state tax purposes, respectively, that may be applied against future taxable income. Since the Company’s federal NOLs were generated after December 31, 2017, the federal NOLs have an indefinite life pursuant to the Tax Cuts and Jobs Act enacted in late 2017. There is no federal or state provision for income taxes for the year ended December 31, 2019 and for the period from January 11, 2018 (inception) through December 31, 2018 because the Company has current and historical operating losses and maintains a full valuation allowance against its net deferred tax assets. The Company has gross deferred tax assets of approximately $2.2 million and $1.2 million as of December 31, 2019 and 2018, respectively, resulting primarily from net operating losses derived from normal operations of the business and is offset by a full valuation allowance due to the uncertainty of the asset being realized in the future.

VALLON PHARMACEUTICALS, INC.
NOTES TO DECEMBER 31, 2019 AND 2018 FINANCIAL STATEMENTS
NOTE J — INCOME TAX (continued)
The Company may be subject to the NOL deduction limitation provisions of Section 382 of the Internal Revenue Code. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the triggered ownership change, changes to the Company’s capital during a specified period prior to the change, and the federal published interest rate. The Company has not completed a Section 382 analysis to determine if a change in ownership has occurred. Until an analysis is completed, there can be no assurance that the existing net operating loss carry-forwards or credits are not subject to significant limitation.
	Year Ended December 31, 2019	Period from January 11, 2018 (inception) through December 31, 2018
Income tax computed at federal statutory tax rate	21.0%	21.0%
Permanent differences	(0.7)%	—%
Change in valuation allowance	(20.2)%	(21.0)%
Other adjustments	(0.1)%	—%
Effective tax rate	0.0%	0.0%
NOTE K — SUBSEQUENT EVENTS
On January 1, 2020, the Board authorized an increase to Awards under the Plan by 4% of the then outstanding common shares pursuant to the terms of the Plan totaling 7,209,935 and thus the number of Awards available for issuance under the Plan as of January 1, 2020 totals 17,630,935.
On January 6, 2020, the Company entered into a license agreement with MEDICE Arzneimittel Pütter GmbH & Co. KG, or Medice, which grants Medice an exclusive license, with the right to grant sublicenses, to develop, use, manufacture, market and sell ADAIR throughout Europe. Medice is responsible for obtaining regulatory approval of ADAIR in the licensed territory. Under the license agreement, Medice will pay Vallon a minimal upfront payment within 15 days after the effective date of the license agreement and milestone payments upon first obtaining regulatory approval to market and sell ADAIR in any country, territory or region in the licensed territory and upon achieving certain annual net sales thresholds. Medice will also pay tiered royalties on annual net sales of ADAIR at rates in the low double-digits. The initial term of the license agreement will expire five years after the date on which Medice first obtains regulatory approval in any country, territory or region in the licensed territory.
On January 1, 2020, the Company granted 625,000 options to a consultant of the Company of which 50% were vested immediately and the remaining will vest upon certain milestones events.
COVID-19 Impact
The rapid development and fluidity of the situation surrounding the COVID-19 pandemic precludes a reliable prediction as to the ultimate impact on the Company at this time. The impact will likely depend on future developments, including, among other factors, the duration and spread of the outbreak. Specific expected impacts to the Company’s operations is expected to be that its planned human abuse clinical trial will likely be delayed. Additionally, COVID-19 and the current financial, economic and capital markets environment and future developments in these and other areas present uncertainty and risk with respect to the Company’s ability to secure financing. As such, the impact of COVID-19 could materially adversely affect the Company’s business, financial condition and operating results.

VALLON PHARMACEUTICALS, INC.
Balance Sheets
(in thousands, except share and per share amounts)
	June 30, 2020 (unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,999	$3,821
Prepaid expenses and other current assets	118	101
Total current assets	2,117	3,922
Finance lease right of use asset, net	316	353
Property and equipment, net	2	1
Total assets	$2,435	$4,276
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$508	$246
Accrued expenses	604	476
Note payable, current	27	—
Finance lease liability, current	79	86
Total current liabilities	1,218	808
Note payable, non-current	34	—
Finance lease liability, non-current	214	254
Total liabilities	1,466	1,062
Commitments and contingencies (Note E)
Stockholders’ equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 180,248,366 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	18	18
Additional paid-in-capital	11,036	10,973
Accumulated deficit	(10,085)	(7,777)
Total stockholders’ equity	969	3,214
Total liabilities and stockholders’ equity	$2,435	$4,276
See accompanying notes to these financial statements.

VALLON PHARMACEUTICALS, INC.
Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
License revenue- from related party	$—	$—	$100	$—
Operating expenses:
Research and development	808	597	1,694	894
General and administrative	327	216	701	597
Total operating expenses	1,135	813	2,395	1,491
Loss from operations	(1,135)	(813)	(2,295)	(1,491)
Change in fair value of derivative liability	—	(85)	—	(85)
Interest expense, net	(12)	(68)	(13)	(68)
Net loss	$(1,147)	$(966)	$(2,308)	$(1,644)
Net loss per share attributable to common stockholders, basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Weighted-average common shares outstanding, basic and diluted	180,248,366	112,500,001	180,248,366	112,500,001
See accompanying notes to these financial statements.

VALLON PHARMACEUTICALS, INC.
Statements of Changes in Stockholders’ Equity (Deficit)
(unaudited)
(in thousands, except share and per share amounts)
	Common Stock		Additional Paid in Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2018	112,500,001	$11	$4,454	$(4,313)	$152
Stock-based compensation	—	—	61	—	61
Net loss	—	—	—	(677)	(677)
Balance, March 31, 2019	112,500,001	11	4,515	(4,990)	(464)
Stock-based compensation	—	—	6		6
Net loss	—	—	—	(967)	(967)
Balance, June 30, 2019	112,500,001	$11	$4,521	$(5,957)	$(1,425)

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2019	180,248,366	$18	$10,973	$(7,777)	$3,214
Stock-based compensation	—	—	35	—	35
Net loss	—	—	—	(1,161)	(1,161)
Balance, March 31, 2020	180,248,366	18	11,008	(8,938)	2,088
Stock-based compensation	—	—	28	—	28
Net loss	—	—	—	(1,147)	(1,147)
Balance, June 30, 2020	180,248,366	$18	$11,036	$(10,085)	$969
See accompanying notes to these financial statements.

VALLON PHARMACEUTICALS, INC.
Statements of Cash Flows
(unaudited)
(in thousands)
	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(2,308)	$(1,644)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of debt discount and deferred financing fees	—	53
Change in fair value of derivative liability	—	85
Stock-based compensation expense	63	67
Amortization of right of use asset	37	—
Depreciation expense	1	—
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(17)	13
Accounts payable	262	(122)
Accrued expenses	128	243
Net cash used in operating activities	(1,834)	(1,305)
Cash flows from investing activities:
Purchase of property and equipment	(2)	—
Net cash used in investing activities	(2)	—
Cash flows from financing activities:
Proceeds from PPP note	61	—
Proceeds from convertible notes	—	1,150
Deferred financing fees related to convertible notes		(10)
Repayment of principal on finance lease	(47)	—
Net cash provided by financing activities	14	1,140
Net decrease in cash and cash equivalents	(1,822)	(165)
Cash and cash equivalents, at beginning of period	3,821	613
Cash and cash equivalents, at end of period	$1,999	$448
Noncash financing activities:
Debt discount for derivative liability	$—	$180
See accompanying notes to these financial statements.

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE A — NATURE OF OPERATIONS, BUSINESS, GOING CONCERN AND LIQUIDITY
[1]   Nature of operations:
Vallon Pharmaceuticals, Inc. (“Vallon” or the “Company”), a Delaware corporation, is a biopharmaceutical company based in Philadelphia, PA, which is focused on the development and commercialization of proprietary biopharmaceutical products. The Company’s only clinical-stage product currently under development is ADAIR, a proprietary, abuse-deterrent oral formulation of immediate-release (short-acting) dextroamphetamine for the treatment of Attention-deficit/hyperactivity disorder, or ADHD, and Narcolepsy. The Company plans to develop other abuse-deterrent products which have potential for abuse in their current forms, beginning with the development of ADMIR, an abuse deterrent formulation of Ritalin, for which the Company is conducting formulation development work.
Vallon Pharmaceuticals, Inc. was incorporated in Delaware on January 11, 2018, which is the date of inception. The Company’s fiscal-year ends on December 31.
[2]   Business — asset acquisition and equity issuances:
On November 15, 2017, before the Company’s formation, Amiservice Development Ltd., a BVI corporation (“Amiservice”) entered into an agreement for the purchase of the ADAIR product rights for a payment of $250,000. The Asset Purchase Agreement (“the APA”), by and between Amiservice and Arcturus Therapeutics Ltd. (“Arcturus”), was subject to several closing conditions. One of the key terms and conditions of the APA was that the purchasers provide funding of at least $2.75 million towards the development of ADAIR.
On February 11, 2018, Ofir Levi, Chairman of the newly formed Vallon, purchased 7,875,000 common shares from the Company at par value for $788. On June 7, 2018, Vallon entered into a stock purchase agreement with several investors pursuant to which Vallon issued 70,875,001 common shares for $3.0 million (“Private Placement”). Subsequently, on June 22, 2018, the Company executed the amended APA, by and between Arcturus Therapeutics Ltd. Such APA was amended and restated from the initial agreement discussed above, dated as of November 15, 2017. In exchange for the ADAIR product rights, Vallon issued 33,750,000 common shares to Arcturus, valued at approximately $1.4 million based upon the price at which the common shares were issued and sold in the Private Placement, which comprised approximately 30% of the then-outstanding common stock of the Company, on a fully diluted basis. In addition, Amiservice signed a consent and release agreement to all rights to the APA in exchange for approximately $562,000 which represented a reimbursement for expenses Amiservice incurred on Vallon’s behalf in the amount of approximately $310,000, the repayment of two promissory notes totaling approximately $192,000 including interest, and approximately $60,000 of other operating expenses incurred. The assets acquired in the ADAIR acquisition are classified as in-process research and development (“IPR&D”). Accounting for IPR&D assets in an asset acquisition follows the guidance in Accounting Standards Codifications (“ASC”) 730, Research and Development, which requires that both tangible and intangible identifiable research and development assets with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The Company recorded $1.7 million to research and development expense on June 22, 2018, the date of acquisition, which included $1.4 million of common shares issued for the acquisition, as well as, the original $250,000 exclusivity payment and approximately $60,000 in transaction fees.
[3]   Going concern and liquidity:
The accompanying financial statements have been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not generated any significant revenues from operations since inception, and does not expect to do so in the foreseeable future. The Company has incurred operating

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE A — NATURE OF OPERATIONS, BUSINESS, GOING CONCERN AND LIQUIDITY (continued)
losses in the amount of $2.3 million for the six months ended June 30, 2020 and negative operating cash flows since inception, and expects to continue to do so for at least the next few years. The Company has financed its working capital requirements to date through the issuance of common stock, convertible notes, short-term promissory notes, and a Paycheck Protection Program note (PPP) as described in Note A[2] and C. On June 30, 2020, the Company had cash and cash equivalents totaling approximately $2.0 million available to fund its ongoing business activities into the fourth quarter of 2020. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are being issued.
The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital to fund its business activities, including its research and development program. The Company’s objective is to develop and commercialize biopharmaceutical products that treat central nervous system disorders, but there can be no assurances that we will be successful in this regard. Therefore, the Company intends to raise capital through additional issuances of common stock and /or short-term notes. Furthermore, the Company may not be able to obtain additional financing on acceptable terms and in the amounts necessary to fully fund its future operating requirements. If the Company is unable to obtain sufficient cash resources to fund its operations, it may be forced to reduce or discontinue its operations entirely. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
[1]   Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Estimates and assumptions are primarily made in relation to the valuation of share options, valuation allowances relating to deferred tax assets, revenue recognition and estimation of the incremental borrowing rate for the finance lease. If actual results differ from the Company’s estimates, or to the extent these estimates are adjusted in future periods, the Company’s results of operations could either benefit from, or be adversely affected by, any such change in estimate.
[2]   Revenue recognition:
The Company has accounted for its license agreement with MEDICE Arzneimittel Pütter GmbH & Co. KG, or Medice, described in Note G in accordance with ASC 606 — Revenue from Contracts with Customers (adopted by the Company in 2019) as it determined that a contract does exist and Medice, a related party, is a customer in the context of the Company’s business. The Company determined there is a single performance obligation with respect to its involvement in the joint development committee and thus the entire $100,000 allocable consideration was assigned to that accounting unit and recognized in the first quarter of 2020. The Company estimated the estimated costs of the Company’s participation on the JDC (which is estimated to occur from the first quarter of 2020 through the first quarter of 2025), at $100,000 and accrued for this at the date of agreement. The accrual will be released on a straight-line basis of an initially estimated period of 5.25 years through the first quarter of 2025.
[3]   Stock-based compensation:
The Company recognizes expense for employee and non-employee stock-based compensation in accordance with Accounting Standards Codification (“ASC”) Topic 718, Stock-Based Compensation.

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
ASC 718 requires that such transactions be accounted for using a fair value based method. The estimated fair value of the options is amortized over the vesting period, based on the fair value of the options on the date granted, and is calculated using the Black-Scholes option-pricing model. The Company accounts for forfeitures as incurred. In considering the fair value of the underlying stock when the Company granted options, the Company considered several factors including the fair values established by market transactions. Stock option-based compensation includes estimates and judgments of when stock options might be exercised and stock price volatility. The timing of option exercises is out of the Company’s control and depends upon a number of factors including the Company’s market value and the financial objectives of the option holders. These estimates can have a material impact on the stock compensation expense but will have no impact on the cash flows. The estimation of share-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period the estimates are revised. The stock options granted, other than the 2,450,000 granted to Mr. Baker described in Note E[1], as of June 30, 2020 vest primarily upon specified performance milestones. As Mr. Baker’s stock option grant is pursuant to milestones associated with an underwritten public offering or a listing on a national stock exchange, management determined that no expense should be recognized for this grant until such time that the milestone becomes probable. The Company elected to use the expected term, rather than the contractual term, for both employee and consultant options issued.
[4]   Concentration of credit risk:
The Company from time to time during the period covered by these financial statements may have had bank account balances in excess of federally insured limits. The Company has not experienced losses in such accounts. The Company believes that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
[5]   Research and development:
Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred.
[6]   Deferred financing fees:
Deferred financing fees related to a recognized debt liability are presented in the balance sheets as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Debt discounts and deferred financing fees are amortized to interest expense over the term of the related debt using the effective interest method.
[7]   Cash equivalents:
Cash equivalents are highly-liquid investments that are readily convertible into cash with original maturities of three months or less when purchased and as of June 30, 2020 and December 31, 2019 included an investment in a money market fund.
[8]   Fair value measurements:
The Company follows ASC 820, Fair Value Measurements and Disclosures, to measure the fair value of its financial statements and disclosures about fair value of its financial instruments. ASC 820 establishes a

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy defined by ASC 820 are described below:
Level 1:
Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:
Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:
Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lower priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. The Company uses this framework for measuring fair value and disclosures about fair value measurement. The Company uses fair value measurements in areas that include derivative instruments.
The Company recognizes transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.
[9]   Derivative instruments:
The Company evaluated its convertible notes to determine if those contracts or embedded components of those contracts qualified as derivatives to be separately accounted for in accordance with ASC 815, Derivatives and Hedging. The result of this accounting treatment is that the fair value of the embedded derivative is marked to market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.
In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.
Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheets as current or non-current to correspond with its host instrument.
[10]   Income taxes:
The Company accounts for income taxes using the asset-and-liability method in accordance with ASC Topic 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
liabilities of a change in tax rate is recognized in the period that includes the enactment date. A valuation allowance is recorded if it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized in future periods.
The Company follows the guidance in ASC Topic 740-10 in assessing uncertain tax positions. The standard applies to all tax positions and clarifies the recognition of tax benefits in the financial statements by providing for a two-step approach of recognition and measurement. The first step involves assessing whether the tax position is more-likely-than-not to be sustained upon examination based upon its technical merits. The second step involves measurement of the amount to be recognized. Tax positions that meet the more-likely-than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate finalization with the taxing authority.
[11]   Property and equipment:
Property and equipment are stated at cost. The Company commences depreciation when the asset is placed in service. Computers and peripheral equipment are depreciated on a straight-line method over useful lives of three years.
[12]   Loss per share:
Basic loss per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted loss per share is computed based on the weighted average number of shares of common stock outstanding during each year, plus the dilutive effect of options considered to be outstanding during each year, in accordance with ASC 260, Earnings Per Share.
[13]   Recent accounting pronouncements:
The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This new standard was issued to increase transparency and comparability among entities by recognizing for all leases lease assets and lease liabilities on the balance sheet and disclosing key information about lease arrangements. This new standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Subsequently, in July of 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, and ASU 2018-11, Leases (Topic 842): Targeted Improvements, both of which clarify and enhance the certain amendments made in ASU 2016-02. The Company adopted these standards on January 1, 2019. Refer to note H for further detail.
On January 1, 2020, the Company adopted ASU 2018-13 — Fair Value Measurement (Topic 820) — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. Certain amendments apply prospectively with all other amendments applied retrospectively to all periods presented upon their effective date. The adoption of this standard effective January 1, 2020 did not have a material impact on the Company’s financial statements.
On January 1, 2020, the Company adopted ASU 2018-18 — Collaborative Arrangements — Clarifying the Interaction between Topic 808 and Topic 606, which clarifies that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in Topic 606 should be applied, including recognition, measurement, presentation, and

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
disclosure requirements. The guidance has been applied retrospectively to all contracts that were not completed at the date of initial application of Topic 606. The adoption of this standard effective January 1, 2020 did not have a material impact on the Company’s financial statements.
Accounting Pronouncements Yet to be Adopted:
In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principals in Topic 740. The amendments also improve consistent application of and simplify generally accepted accounting principles (GAAP) for other areas of Topic 740 by clarifying and amending the existing guidance. For public business entities, the guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2020. Early adoption is permitted, including adoption in any interim period. The Company is currently assessing the impact of ASU 2019-12.
[14]   Leases:
The Company determines whether an arrangement is a lease at contract inception by establishing if the contract conveys the right to use, or control the use of, identified property, plant, or equipment for a period of time in exchange for consideration. Leases may be classified as finance leases or operating leases. Lease right-of-use (ROU) assets and lease liabilities recognized in the accompanying balance sheet represent the right to use an underlying asset for the lease term and an obligation to make lease payments arising from the lease respectively.
The Company has a finance lease in relation to equipment that will be utilized in its commercial product manufacturing process. Financing lease ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of minimum lease payments over the lease term. The Company utilized the interest rate implicit in the lease. The lease term is based on the non-cancellable period in the lease contract. Any termination fees are included in the calculation of the ROU asset and lease liability when it is assumed that the lease will be terminated.
At each reporting date, the finance lease liabilities are increased by interest and reduced by repayments made under the lease agreements. The ROU asset is subsequently measured at the amount of the remeasured lease liability (i.e. the present value of the remaining lease payments), any cumulative prepaid or accrued rent if the lease payments are uneven throughout the lease term, and any unamortized initial direct costs.
NOTE C — PPP NOTE AND CONVERTIBLE NOTES
In May 2020, the Company entered into a note under the PPP totaling $61,000. As of June 30, 2020, the Company has utilized the entire proceeds from such note for payroll costs (greater than 75%), costs related to health care benefits and rent payments. As such the Company believes the note meets the requirements for forgiveness under the program and intends to seek such note forgiveness. The Company has accounted for the note under ASC 470. The note has a stated interest rate of 1% and has a two year maturity. Payments are required to be made over a 1.5 year period beginning November 1, 2020 unless forgiven. The Company has not imputed interest on the note as the rate is determined to be a below-market rate due to the scope exception in ASC 835-30-15-3(e) for government-mandated interest rates. If all or a portion of the PPP note is ultimately forgiven, the Company will record income from the extinguishment of its obligation when it is legally released from being the primary obligor in accordance with ASC 405-20-40-1. Amounts due under the next twelve months are presented as notes payable — current on the Company’s balance sheet.

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE C — PPP NOTE AND CONVERTIBLE NOTES (continued)
In April 2019, the Company entered into Convertible Promissory Note Purchase Agreements with certain existing stockholders and Salmon Pharma GmbH, an affiliate of Medice, Salmon Pharma, pursuant to which the Company issued Convertible Notes for cash proceeds of $1,150,000. The Convertible Notes had an interest rate of 7.0% per annum, non-compounding, and had a maturity date of January 1, 2020. Upon the maturity date, the principal amount was due and payable to the note holder in one lump sum. Accrued interest on these Convertible Notes as of July 25, 2019 was $22,000. These notes contained a mandatory conversion feature of the notes into a variable number of shares of the identical equity security issued to the investors upon future qualified financing at a price per share equal to 90% of the price per share paid by other investors purchasing the securities in the qualified financing if the qualified financing occurred on or prior to the 45th day after April 11, 2019 and 80% of the price per share paid by other investors purchasing the securities in the qualified financing if the qualified financing occurred after the 45th day after April 11, 2019. On July 25, 2019, the Company entered into a Stock Purchase Agreement with SALMON Pharma pursuant to which the Company sold and issued 52,394,425 shares of its common stock for aggregate cash proceeds of $5.0 million, the “July 2019 Financing”. Pursuant to the terms of the Convertible Notes, the Convertible Notes, inclusive of accrued interest, converted into an aggregate of 15,353,940 shares of the Company’s common stock at a conversion price of $0.076 per share upon closing of the July 2019 Financing.
The Company identified the mandatory conversion into shares as a redemption feature, which requires bifurcation from the notes and treated it as a derivative liability under ASC 815 as the redemption feature is not clearly and closely related to the debt host. The Company evaluated the fair value of the derivative liability at inception and determined the value was $180,000. Such amounts are reflected at its fair value at the end of each reporting period. Each of the series of notes were subject to a conversion discount of 10% or 20%, respectively. The discounts have been accounted for as a debt discount and were amortized using the effective interest method over the term of the notes. Upon the closing of the July 2019 Financing, the embedded derivative liability was remeasured and then adjusted to zero as part of the conversion of the Convertible Notes to the Company’s common stock.
NOTE D — FAIR VALUE MEASUREMENTS
The fair value of the embedded derivative liability identified in Convertible Notes was estimated using a Monte Carlo simulation. The derivative liability was a Level 3 fair value measurement. The significant probability is that of a qualified financing occurring. At the fair value determination date, the Company estimated a 65% probability of a qualified financing occurring before the 45th day from April 11, 2019 and a 25% probability of a qualified financing occurring after the 45th day from April 11, 2019. An increase (decrease) in the probability of a qualified financing occurring would result in an increase (decrease) to the fair value.
For the three and six months ended June 30, 2019, the Company recognized amortization of the debt discount as an additional interest charge in the amount of $50,000 and as the note was converted to the Company’s common stock in 2019 there are no such expenses in 2020.
NOTE E — COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES
[1]   Employment agreements:
On January 15, 2019, the Company entered into an employment agreement with David Baker (the “Baker Agreement”), to serve as its President and Chief Executive Officer which was effective January 1, 2019. The Baker Agreement includes a severance benefit equal to four months of base salary or six months of base salary after the listing of the Company’s common stock on a securities exchange, plus one additional month for each year of completed employment during the period commencing on the date of the first

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE E — COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES (continued)
Exchange Listing (up to a maximum of six additional months, so that total severance does not ever exceed twelve months), and twelve months after a change in control, with continued medical benefits during the applicable severance period and an opportunity to earn a pro-rated bonus in the year of termination. In addition, the Baker Agreement also provided for the acceleration of vesting of the stock option granted to Mr. Baker on October 1, 2018 covering 1,250,000 unvested shares of the Company’s common stock; and a grant of an additional option to purchase up to 2.0% of the fully diluted shares of common stock of the Company at an exercise price per share of $0.055, that shall vest in installments and become exercisable as follows: 50.0% on the date the Company closes a firm-commitment underwritten public offering of its common stock pursuant to an effective registration statement, and 50.0% on the earlier of (a) an Exchange Listing, or (b) the achievement of a market capitalization for the Company equal to $50.0 million or more, with accelerated vesting on a change in control. Such options totaling 2,450,000 were granted on February 5, 2019. The acceleration of vesting of the stock option resulted in stock compensation expense included in general and administrative expense of $54,000 for the six months ended June 30, 2019 and $0 for the three months ended June 30, 2019.
[2]   Clinical trial agreements:
The Company had a service agreement with a clinical research organization to provide clinical trial management services to the Company to assist the Company in its Phase 1 clinical trials of ADAIR, Study 101 and Study 102 which is now completed. For the six months ended June 30, 2020 and 2019, approximately $0 and $69,000, respectively, was expensed to research and development under the agreement. For the three months ended June 30, 2020 and 2019, approximately $0 and $69,000, respectively, was expensed to research and development under the agreement.
In May 2019, the Company entered into a service agreement with a clinical research organization to provide clinical trial management services to the Company to assist the Company in its Phase 1 clinical trial of ADAIR, Study 103. The agreement may be terminated by either party upon thirty days prior written notice. The total clinical trial cost is expected to be $596,000. For the six months ended June 30, 2020 and 2019, respectively approximately $46,000 and $345,000 was expensed to research and development under the agreement. For the three months ended June 30, 2020 and 2019, approximately $17,000 and $331,000, respectively, was expensed to research and development under the agreement.
[3]   Consulting agreements:
Effective January 15, 2018, the Company entered into a consulting agreement with a consultant to serve in the lead commercial and operating role in the development of ADAIR. Pursuant to the consulting agreement, the Company paid for monthly services and agreed to pay $150,000 in cash bonuses upon the achievement of certain development milestones. In addition, the Company granted the consultant 1,875,000 options. The Company incurred consulting fees in the amount of approximately $241,000 under the agreement and $50,000 in development bonuses were achieved and expensed to general and administrative expense. Effective January 1, 2019 the consultant became an employee of the Company as described in Note E[1].
Effective April 2, 2018, the Company entered into a consulting agreement with a consultant to serve as the acting Chief Medical Officer for the Company. Pursuant to the consulting agreement, the consultant is paid $10,000 per month for his services. On October 1, 2018, the Company granted the consultant 625,000. For the six months ended June 30, 2020 and June 30, 2019, the Company has incurred consulting fees in research and development expense in the amount of approximately $62,000 and $60,000, respectively, under the agreement. For the three months ended June 30, 2020 and June 30, 2019, the Company has incurred consulting fees in research and development expense in the amount of approximately $30,000 and $27,000, respectively, under the agreement. The agreement may be terminated by either party with 30 days notice.

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE E — COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES (continued)
[4]   Manufacturing agreements included in research and development expense:
In August 2019, the Company entered into an agreement with a contract manufacturer for the commercial scale up and registration batches for ADAIR. The total contract is estimated at $1.5 million. For the six months ended June 30, 2020 and June 30, 2019, the Company incurred expenses of $221,000 and $0, respectively under the agreement. For the three months ended June 30, 2020 and June 30, 2019, the Company has incurred expenses in the amount of approximately $68,000 and $0, respectively, under the agreement.
In October 2019, the Company entered into an agreement with a contract manufacturer for the formulation and development for an abuse-deterrent formulation of Ritalin. The total contract is estimated at $232,000. For the six months ended June 30, 2020 and June 30, 2019, the Company incurred expenses of $99,000 and $0, respectively, under the agreement. For the three months ended June 30, 2020 and June 30, 2019, the Company has incurred expenses in the amount of approximately $16,000 and $0, respectively, under the agreement.
[5]   Pre-clinical agreement included in research and development expense:
In November 2019, the Company entered into an agreement with a clinical research organization for pre-clinical services. The total contract currently authorized is estimated at $1.1 million. For the six months ended June 30, 2020 and June 30, 2019, the Company incurred expenses of $562,000 and $0, respectively under the agreement. For the three months ended June 30, 2020 and June 30, 2019, the Company incurred expenses of $562,000 and $0, respectively under the agreement.
[6]   COVID-19 impact
The global COVID-19 pandemic continues to rapidly evolve, and the Company continues to monitor the COVID-19 situation closely. The COVID-19 pandemic caused some delays at the Company’s clinical trial sites, contract research organizations, or CROs, and third-party manufacturers, which in turn resulted in some delays in the FDA approval process; however, these delays have been largely remediated. However, the extent of the impact of the COVID-19 on the Company’s business, operations and clinical development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its future impact on the Company’s clinical trial enrollment, clinical trial sites, CROs, third-party manufacturers, and other third parties with whom it does business, as well as its impact on regulatory authorities and the Company’s key scientific and management personnel. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. To the extent possible, the Company is conducting business as usual, with necessary or advisable modifications to employee travel and with many of its employees and consultants working remotely. The Company will continue to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter its operations, including those that may be required by federal, state or local authorities, or that it determines are in the best interests of its employees and other third parties with whom the Company does business. At this point, the extent to which the COVID-19 pandemic may affect the Company’s business, operations and clinical development timelines and plans, including the resulting impact on its expenditures and capital needs, remains uncertain.
NOTE F — EQUITY INCENTIVE PLAN
On October 1, 2018, the Company adopted the 2018 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of stock options, restricted stock, or restricted stock units (collectively, the “Awards”). The Plan gives authority to the Board of Directors to administer and implement the Plan, including authority to determine the terms and conditions for all grants of Awards. The terms and conditions

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE F — EQUITY INCENTIVE PLAN (continued)
of each Award are determined by the Board or a committee designated by the Board. Under the Plan, the administrator may grant incentive stock options or non-qualified stock options with a term not to exceed 10 years from the grant date and at an exercise price per share that shall not be less than 100% of the fair value of the share on the date of the grant. Restricted stock may be issued either alone or in conjunction with other awards. Any awards that expire, terminate or are cancelled or forfeited for any reason without having been exercised in full will again become available for grant under the Plan.
The original maximum number of shares that may be subject to Awards under the Plan was 5,921,000. On January 1, 2020 and 2019 the Board authorized an increase to the Awards under the Plan by 4% of the then outstanding common shares pursuant to the terms of the Plan, totaling 7,209,935 and 4,500,000, respectively; thus the total number of shares authorized under the Plan as of June 30, 2020 was 17,630,935.
On October 1, 2018, the Company granted 1,875,000 options to a consultant, who as of January 15, 2019 became an employee, which were to vest upon certain milestone events and one-sixth of which vested on grant; 625,000 options to a second outside consultant which vest upon certain milestone events and 1,875,000 options to a third outside consultant which vest upon certain milestone events. On January 15, 2019, the Company accelerated the 1,250,000 unvested options granted to the outside consultant pursuant to an employment agreement with the consultant. The weighted average grant date fair value of options granted under the Plan in October 2018, using the Finnerty option-pricing model and taking into account the lack of marketability was approximately $0.046 per share which the Company utilized for the exercise price of the granted options. The Company utilized an outside valuation firm to determine the overall value of the Company based upon a discounted cash flow analysis and a market approach. On February 5, 2019, pursuant to the January 15, 2019 employment agreement, the Company granted the employee 2,450,000 options.
For the calculation of the fair value of stock option awards upon grant, the Company utilized the Black-Scholes option valuation model. Expected stock price volatility was calculated based on the weighted-average of historical information of similar public entities. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected life assumption. The average expected life was determined based on anticipated exercise strategy and cancellation behavior for employees and nonemployees. The Company has not paid and does not anticipate paying cash dividends; therefore, the expected dividend rate was assumed to be 0%. The following table provides the assumptions used for each grant date.
	Date of Grant
	October 1, 2018	February 5, 2019	October 11, 2019	January 2, 2020(1)	May 22, 2020(2)
Options granted	4,375,000	2,450,000	200,000	625,000	3,000,000
Weighted-average volatility	77.5%	89%	75%	85%	85%
Expected term	5.5 – 6.2 years	5.6 years	6.0 years	6.0 years	5.8 years
Risk-free interest rate	3.0%	2.6%	1.6%	2.2%	0.425%

(1)
Options granted outside the Plan.

(2)
100,000 of the options were granted outside of the Plan.

The table below represents the activity of stock options granted to employees and consultants:

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE F — EQUITY INCENTIVE PLAN (continued)
	December 31, 2018 through June 30, 2020
	Number of options	Weighted average exercise price	Weighted average remaining contractual terms (years)	Aggregate intrinsic value
Outstanding at December 31, 2018	4,375,000	$0.046	4.875	$—
Granted during 2019	2,650,000	0.058		—
Outstanding at December 31, 2019	7,025,000	$0.051	4.450	$473,870
Granted during the six months ended June 30, 2020	3,625,000	0.118		—
Outstanding at June 30, 2020	10,650,000	$0.074	4.360	$473,870
Exercisable at June 30, 2020	2,812,500	$0.054	4.080	$180,000
The aggregate intrinsic value of options is calculated as the difference between the exercise price of the underlying options and the deemed fair value of the Company’s common stock for those shares that had exercise prices lower than the deemed fair value of the Company’s common stock.
As of June 30, 2020, there was approximately $372,000 of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted to employees. Of that $274,000 is expected to be recognized over a weighted-average period of 1 year. The unrecognized compensation cost related to Mr. Baker’s options totaling $98,000 will be recognized once the milestone events become probable. Stock-based compensation expense recognized in the Company’s statement of operations is as follows (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Research and development	$18	$6	$53	$13
General and administrative	10	—	10	54
	$28	$6	$63	$67
NOTE G — RELATED PARTY TRANSACTIONS
On July 2, 2018, the Company entered into a Payment and Release Agreement with O2 Capital Advisors, or O2, pursuant to which reimbursed O2 for certain consulting services provided by a consultant to the Company prior to May 31, 2018. O2 is owned by Ofir Levi, a member of the Company’s board of directors and a shareholder of the Company. The Company expensed approximately $97,000 and $77,000 for services rendered by the consultant for the six months ended June 30, 2020 and 2019, respectively and $45,000 and $39,000 for the three months ended June 30, 2020 and 2019, respectively. In April 2020, the Company’s board authorized payments of $5,000 per month to Dr. Levi for his work with the Company as an advisor, of which $15,000 was incurred for the three months ended June 30, 2020.
On January 6, 2020, the Company entered into a license agreement with Medice which grants Medice an exclusive license, with the right to grant sublicenses, to develop, use, manufacture, market and sell ADAIR throughout Europe. Medice is responsible for obtaining regulatory approval of ADAIR in the licensed territory. Under the license agreement, Medice paid Vallon a $100,000 upfront payment and is required to pay milestone payments upon first obtaining regulatory approval to market and sell ADAIR in any country, territory or region in the licensed territory and upon achieving certain annual net sales thresholds. Medice

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE G — RELATED PARTY TRANSACTIONS (continued)
will also pay tiered royalties on annual net sales of ADAIR at rates in the low double-digits. The initial term of the license agreement will expire five years after the date on which Medice first obtains regulatory approval in any country, territory or region in the licensed territory.
NOTE H — FINANCE LEASE
The Company entered into a finance lease in October 2019 in relation to equipment utilized in the commercial scale manufacturing of ADAIR ($ in thousands).
	June 30, 2020	December 31, 2019
Initial lease right-of-use asset	$368	$368
Accumulated amortization	52	15
Weighted-average remaining lease term – finance lease	3.25 years	3.75 years
Weighted-average discount rate – finance lease	13.50%	13.50%
Six Months Ended June 30, 2020
Other information:
Operating cash flows from finance lease amortization	$37
Financing cash flows from finance lease payments	$47
The maturities of the finance lease liability as of June 30, 2020 (in thousands):
2020	$57
2021	114
2022	114
2023	76
Total lease payments	361
Less: Imputed interest	68
Present value of lease liability	$293
NOTE I — ACCRUED EXPENSES
(in thousands)	June 30, 2020	December 31, 2019
Payroll and related	$343	$221
License revenue related	90	—
Clinical trial related	15	179
Accounting related	40	12
CMC related	51	3
Other	65	61
Total accrued expenses	$604	$476

VALLON PHARMACEUTICALS, INC.
Notes to Financial Statements
June 30, 2020 and 2019 (unaudited)
NOTE J — INCOME TAX
At December 31, 2019, the Company has available approximately $7.1 million of unused NOL carryforwards for federal and state tax purposes, respectively, that may be applied against future taxable income. Since the Company’s federal NOLs were generated after December 31, 2017, the federal NOLs have an indefinite life pursuant to the Tax Cuts and Jobs Act enacted in late 2017. There is no federal or state provision for income taxes for the three and six months ended June 30, 2020 and 2019, respectively, because the Company has current and historical operating losses and maintains a full valuation allowance against its net deferred tax assets.
The Company may be subject to the NOL deduction limitation provisions of Section 382 of the Internal Revenue Code. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the triggered ownership change, changes to the Company’s capital during a specified period prior to the change, and the federal published interest rate. The Company has not completed a Section 382 analysis to determine if a change in ownership has occurred. Until an analysis is completed, there can be no assurance that the existing net operating loss carry-forwards or credits are not subject to significant limitation.

                  Shares of Common Stock
Vallon Pharmaceuticals, Inc.

PROSPECTUS

ThinkEquity
a division of Fordham Financial Management, Inc.
                          , 2020
Through and including            , 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
Information Not Required in Prospectus
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.
Amount to be Paid
SEC registration fee	$	*
FINRA filing fee		*
initial listing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*
To be completed by amendment.

Item 14.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
We have adopted provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, each of which will be effective prior to the closing of this offering, that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•
any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:
•
we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•
we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered, or will enter, into indemnification agreements with each of our directors and director nominees, and intend to enter into such agreements with our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.
The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Securities Exchange Act of 1934.
Item 15.   Recent Sales of Unregistered Securities.
In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:
(a)   Issuances of Capital Stock
Set forth below is information regarding securities we have issued within the past three years that were not registered under the Securities Act.
2018 Private Placement
In June 2018, we raised approximately $3.0 million through a private placement of 70,875,001 shares of our common stock pursuant to the Section 4(a)(2) exemption from registration under the Securities Act, or the 2018 Private Placement.
2019 Convertible Note Financing
On April 11, 2019, we entered into a Convertible Promissory Note Purchase Agreement with certain existing stockholders and Salmon Pharma, an affiliate of Medice, pursuant to which we issued Convertible Notes for cash proceeds of $1,150,000. The Convertible Notes bore an interest rate of 7.0% per annum, non-compounding, and had a maturity date of January 1, 2020. The terms of the Convertible Notes included a mandatory conversion upon a qualified financing, such as the July 2019 Financing discussed below and thus were convertible into shares of our capital stock that are offered to investors in a subsequent equity financing at a discount to the price per share offered in such subsequent financing.
On July 25, 2019, upon the closing of the July 2019 Financing, the Convertible Notes converted into an aggregate of 15,353,940 shares of our common stock at a conversion price of $0.076 per share.

2019 Private Placement
On July 25, 2019, we consummated the July 2019 Financing, in which we entered into a Stock Purchase Agreement with Salmon Pharma, pursuant to which we sold and issued 52,394,425 shares of our common stock for aggregate cash proceeds of $5.0 million.
The foregoing is only a summary of the terms of the 2018 Private Placement, the Convertible Notes, and the July 2019 Financing, and it is qualified in its entirety by the terms of the Convertible Promissory Note Purchase Agreement and the form of Convertible Note, both of which are filed as exhibits to this registration statement.
(b)   Grants and Exercises of Stock Options
We have granted stock options to purchase an aggregate of 9,925,000 shares of our common stock, with a weighted average exercise price of $0.074 per share, to employees, directors and consultants pursuant to the 2018 Plan. We have also granted stock options to purchase an aggregate of 725,000 shares of common stock outside of the 2018 Plan. Since 2018, no shares of common stock have been issued upon the exercise of stock options pursuant to the 2018 Plan or outside of the 2018 Plan.
The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans. The shares of common stock issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.
Item 16.   Exhibits and Financial Statement Schedules.
(a)   Exhibits
Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1*	Form of Amended and Restated Certificate of Incorporation of Vallon Pharmaceuticals, Inc.
3.2*	Form of Amended and Restated Bylaws of Vallon Pharmaceuticals, Inc.
3.3	Certificate of Incorporation of Vallon Pharmaceuticals, Inc., as amended.
3.4	Bylaws of Vallon Pharmaceuticals, Inc.
4.1*	Specimen certificate evidencing shares of common stock
4.2	Convertible Promissory Note Purchase Agreement, dated as of April 11, 2019
4.3	Form of Convertible Promissory Note
5.1*	Opinion of Thompson Hine LLP
10.1*	Amended and Restated Asset Purchase Agreement, dated as of June 22, 2017, by and among Arcturus Therapeutics, Ltd. (and its subsidiary, Arcturus Therapeutics, Inc.), Amiservice Development Ltd. and Vallon Pharmaceuticals, Inc.
10.2#*	Consulting Agreement with Whitaker Biopharmaceutical Consulting LLC, dated April 2, 2018
10.3#*	Employment Agreement between Vallon Pharmaceuticals, Inc. and Penny S. Toren, dated April 2, 2018
10.4#*	Employment Agreement between Vallon Pharmaceuticals, Inc. and David Baker, dated January 15, 2019
10.5#	Vallon Pharmaceuticals, Inc. 2018 Equity Incentive Plan
10.6#	Form of Stock Option Agreement under Vallon Pharmaceuticals, Inc. 2018 Equity Incentive Plan
10.7#	Form of Incentive Stock Option Agreement under Vallon Pharmaceuticals, Inc. 2018 Equity Incentive Plan

Exhibit No.	Description
10.8#*	Form of Stock Purchase Agreement under Vallon Pharmaceuticals, Inc. 2018 Equity Incentive Plan
10.9#*	Form of Directors’ and Officers’ Indemnity Agreement
10.10*	Patent and Patent Application Assignment Agreement between Arcturus Therapeutics, Ltd. and Vallon Pharmaceuticals, Inc., dated June 22, 2018
10.11*	Form of Subscription Agreement
10.12*	Stock Purchase Agreement, dated June 7, 2018, among Vallon Pharmaceuticals, Inc. and the investors listed therein
10.13*	Stock Purchase Agreement, dated July 25, 2019, between Vallon Pharmaceuticals, Inc. and Salmon Pharma GmbH
10.14*	Investor’s Rights Agreement, dated as of July 25, 2019, by and between Vallon Pharmaceuticals, Inc. and Salmon Pharma GmbH
10.15†*	License Agreement, effective as of January 6, 2020, by and between Vallon Pharmaceuticals, Inc. and MEDICE Arzneimittel Putter GmbH & Co. KG
10.16*	Form of Lock Up Agreement
21.1	List of subsidiaries
23.1	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Thompson Hine LLP (included in Exhibit 5.1)
24.1	Powers of Attorney for directors and certain executive officers (included on signature page)
99.1	Consent of David Baker, director nominee
99.2	Consent of Marella Thorell, director nominee

Unless otherwise indicated, exhibits are filed herewith.
*
To be filed by amendment.

#
Indicates a management contract or any compensatory plan, contract or arrangement.

†
Indicates that portions of this exhibit (indicated by bracketed asterisks) are omitted in accordance with the rules of the Securities and Exchange Commission because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)   Financial Statements Schedules:
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17.   Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:
(a)
The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)
For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)
For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on the 23rd day of October, 2020.
VALLON PHARMACEUTICALS, INC.
By:
/s/ David Baker

Name:
David Baker

Title:
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
Each individual whose signature appears below hereby constitutes and appoints David Baker as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following person in the capacities and on the date indicated.
Name	Title	Date
/s/ David Baker David Baker	President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)	October 23, 2020
/s/ Ofir Levi Ofir Levi	Director, Chairman of the Board	October 23, 2020
/s/ Joseph Payne Joseph Payne	Director	October 23, 2020
/s/ Richard Ammer Richard Ammer	Director	October 23, 2020